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TABLE OF CONTENTS Prospectus
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 21, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Adeptus Health Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8060 (Primary Standard Industrial Classification Code Number)	46-5037387 (I.R.S. Employer Identification Number)

2941 South Lake Vista, Suite 200
Lewisville, Texas 75067
Telephone: (972) 899-6666
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy L. Fielding
Chief Financial Officer
2941 South Lake Vista, Suite 200
Lewisville, Texas 75067
Telephone: (972) 899-6666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	David C. Lopez, Esq. James D. Small, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)

Class A common stock, par value $0.01 per share	$100,000,000	$12,880

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act.

(2)
Includes shares subject to the underwriters' option to purchase additional shares, if any.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 21, 2014.

                        Shares

Adeptus Health Inc.

Class A Common Stock

        This is an initial public offering of shares of Class A common stock of Adeptus Health Inc.

        We are offering                    of the shares to be sold in the offering. The selling stockholders are offering an additional                    shares. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

        Prior to this offering, there has been no public market for our common stock. We estimate that the initial public offering price per share will be between $            and $            . We will apply to list our common stock on the New York Stock Exchange, or the NYSE, under the symbol "ADPT." After the completion of this offering, certain of the owners of Adeptus Health LLC and holders of shares of our Class A and Class B common stock will collectively hold interests representing      % of our outstanding voting power. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Underwriting" for a discussion of the factors to be considered in determining the initial offering price.

        We are an "emerging growth company" as that term is defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and, as such, have elected to comply with certain reduced public company reporting requirements in this prospectus and future filings. See "Summary—Implications of Being an Emerging Growth Company."

        Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 21 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expense to Adeptus Health Inc.	$	$

Proceeds, before expense, to the selling stockholders	$	$

(1)
We have agreed to reimburse the underwriters for certain Financial Industry Regulatory Authority, or FINRA, related expenses. See "Underwriting."

        To the extent that the underwriters sell more than                    shares of our Class A common stock, the underwriters have the option to purchase up to an additional                     shares from us and the selling stockholders at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares of Class A common stock on or about                        , 2014.

Joint Book-Running Managers

Deutsche Bank Securities	Goldman, Sachs & Co.

The date of this prospectus is                        , 2014.

Adeptus
HEALTH

24–7 Emergency Care
On-Site Laboratory
Lab
Board-Certified Physicians
OPEN 24-7
FIRST CHOICE
EMERGENCY ROOM
2800
Full Radiology Suite
Streamlined
Coordinated Care
Focused Capability

Prospectus

        Through and including                        , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        We, the selling stockholders and the underwriters (and any of our or their affiliates) have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who obtain this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

MARKET AND INDUSTRY DATA

        This prospectus includes industry data and forecasts that we have prepared based, in part, on information obtained from industry publications and surveys and internal company surveys. Third-party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, including the American College of Emergency Physicians, or ACEP, a professional organization of emergency medicine physicians that publishes reports relating to emergency medical care, the American Hospital Association, or AHA, a national organization that represents, serves and advocates for nearly 5,000 hospitals, health systems, networks and other providers, and Press Ganey Associates, Inc., or Press Ganey, an independent healthcare advisory services and consulting organization. References to the ACEP National Report Card may be sourced to the ACEP Annual National Report Card released in January 2014. References to AHA Annual Survey data may be sourced to the AHA Annual Survey of Hospitals released in 2013.

        The statements regarding our market position in this prospectus are based on information derived from market studies and research reports cited above and elsewhere in this prospectus. Although some of the companies that compete in our markets are publicly held as of the date of this prospectus, some are not. Accordingly, only limited public information is available with respect to our relative market strength or competitive position. Unless we state otherwise, our statements about our relative market strength and competitive position in this prospectus are based on our management's beliefs, internal studies and our management's knowledge of industry trends.

PRESENTATION OF CERTAIN FINANCIAL MEASURES

        Certain financial measures presented in this prospectus, such as Adjusted EBITDA, are not recognized under accounting principles generally accepted in the United States, which we refer to as "GAAP." Adjusted EBITDA has been presented in this prospectus as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance from period to period as discussed further below. Adjusted EBITDA is included in this prospectus because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

        Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

ii

 ABOUT THIS PROSPECTUS

        We, the selling stockholders and the underwriters (and any of our or their affiliates) have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses filed with the Securities and Exchange Commission. We, the selling stockholders and the underwriters (and any of our or their affiliates) take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Throughout this prospectus, we provide a number of key operating metrics used by management and that we believe are used by our competitors. These key operating metrics are discussed in more detail in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Key Performance Measures." We also reference certain non-GAAP financial measures. See "Presentation of Certain Financial Measures," "Summary—Summary Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Key Performance Measures" for a discussion of these measures, as well as a reconciliation of these measures to the most directly comparable financial measures required by, or presented in accordance with GAAP.

        We are an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act of 1933 and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this prospectus. We intend to "opt out" of the extended transition period with respect to new or revised accounting standards and, as a result, we will comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

        Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

        Unless we state otherwise, the information in this prospectus gives effect to the Reorganization Transactions as described in "Organizational Structure."

        After the completion of this offering, the owners of Adeptus Health LLC prior to the consummation of this offering will collectively hold interests representing a majority of our outstanding voting power. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE.

iii

 SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus, but it does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including "Risk Factors," "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and our financial statements and related notes, which are included elsewhere in this prospectus. Unless we state otherwise or the context otherwise requires, the terms "we," "us," "our" and the "Company" refer to Adeptus Health Inc. and its consolidated subsidiaries after giving effect to the Reorganization Transactions to be completed prior to the consummation of this offering, as described in "Organizational Structure" and elsewhere in this prospectus; prior to the consummation of Reorganization Transactions and this offering, these terms refer to Adeptus Health LLC, a Delaware limited liability company through which we are currently conducting our operations, and its consolidated subsidiaries. Some of the statements in this prospectus constitute forward-looking statements. For more information, see "Special Note Regarding Forward-Looking Statements."

Company Overview

        We own and operate First Choice Emergency Rooms, the largest network of independent freestanding emergency rooms in the United States. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. Our facilities are currently located in the Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets, as well as in Colorado Springs and Denver, Colorado. By the end of 2014, we expect to be operating 53 facilities in our target markets, with each of our facilities to be opened in 2014 being newly constructed.

        Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive, emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

        Emergency care is a significantly underserved market in the United States today and the current system is overburdened.

  •
  Demand has grown dramatically, with emergency room visits increasing 46.7%, from 90.8 million in 1992 to 133.2 million in 2012, while the number of emergency room departments decreased by 11.4% over the same period, from approximately 5,035 in 1992 to approximately 4,460 in 2012, according to the American Hospital Association, or AHA.

  •
  In their 2014 National Report Card on America's emergency care environment, the American College of Emergency Physicians, or ACEP, assigned an overall grade of "D-" for the category of access to emergency care, reflecting too few emergency departments to meet the needs of a growing, aging population and the projected increase in the number of insured individuals as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or PPACA.

        We believe freestanding emergency rooms are an essential part of the solution, providing access to quality care and offering a significantly improved patient experience relative to traditional hospital emergency departments.

What We Do and Why We are Different

        We focus exclusively on providing emergency care through our freestanding emergency rooms with the goal of improving the quality of care and enhancing the overall experience for patients and physicians. We have developed an innovative facility design and infrastructure specifically tailored to the emergency care delivery system that combines staff, equipment and physical layout to deliver high-quality, cost-effective care. This approach limits the need to move patients and provides ease of access to all necessary medical services we provide, allowing us to enhance the overall experience of the patient. Our facility design also allows physicians and nursing staff to provide all levels of care required for our patients during their visit. Our philosophy is to center care around the patient, rather than expect the patient to adapt to our facilities and staff. We believe our focused approach increases patient, physician and staff satisfaction. Innovative characteristics of our emergency facilities include:

  •
  24 / 7 Emergency Care.  Freestanding emergency room facilities, which typically range from approximately 6,000 to 7,000 square feet and are located in a convenient, local community setting and open 24 hours a day, seven days a week with on-site emergency staff, including a physician, at all times;

  •
  Board-Certified Physicians.  Staffed with experienced healthcare professionals capable of handling all emergency issues. As of March 31, 2014, we contracted with approximately 260 Board-certified physicians with an average of 16 years of medical experience who have treated more than 400,000 patients at our facilities;

  •
  Streamlined.  Streamlined check-in process designed to have patients seen by a physician within minutes;

  •
  Focused Capability.  Typically six to nine emergency exam rooms, which include two high-acuity suites, one child-friendly pediatric room and a specialized obstetrics/gynecology room;

  •
  Coordinated Care.  Centralized nurses' station that serves as a command center to coordinate care;

  •
  Full Radiology Suite.  In-house diagnostic imaging technology, including CT scanners, digital x-rays and ultrasounds, with final reads from on-call radiologists; and

  •
  On-Site Laboratory.  On-site laboratories, which provide results within approximately 20 minutes, and are certified by the Clinical Laboratory Improvements Amendments, or CLIA, and accredited by the Commission on Office Laboratories Accreditation, or COLA.

        We operate at the higher end of the acuity and emergency care spectrum. Our capabilities and offerings differ from other care models as outlined below:

Spectrum of Primary and Emergency Care Services

Market Opportunity

        Freestanding emergency rooms remain the least penetrated alternate site provider segment in the U.S. healthcare sector. We believe this represents a significant opportunity to deliver quality care in the freestanding emergency room setting and transform this underpenetrated market. We have developed a highly scalable business model for establishing new freestanding emergency rooms that include attractive unit economics, sophisticated data analytics to support our site-selection process, proven real estate development practices and innovative marketing programs. Using this model, we have grown to become more than twice the size of our next largest independent freestanding emergency room competitor and are expanding rapidly. We seek to transform the emergency care delivery model by offering high-quality, efficient and consumer-oriented healthcare in our local communities.

        We also believe that we offer a dramatically improved patient experience relative to traditional hospital emergency departments by significantly reducing wait times and providing rapid access to

Board-certified physicians on-site. We also provide convenient access to critical, high-acuity care as compared with urgent care centers and are open 24 hours a day, seven days a week. Based on patient feedback collected by Press Ganey Associates, Inc., or Press Ganey, an independent healthcare advisory services and consulting organization that specializes in the improvement of the patient experience, First Choice Emergency Room received the prestigious Guardian of Excellence Award in 2013 for exceeding the 95th percentile in patient satisfaction nationwide.

Our Value Proposition

        Based on our management team's experience and industry knowledge, we believe our compelling value proposition and the nature of our service offerings benefit patients, communities, physicians, payors and hospitals, thereby improving the quality of care and lowering overall healthcare costs.

Value Proposition for Patients

        We offer patients an attractive value proposition:

  •
  Access to Care.  Our facilities are located in a convenient, local community setting and are open 24 hours a day, seven days a week with on-site emergency staff, including a Board-certified physician at all times.

  •
  Immediate Care.  A streamlined check-in process designed to have patients seen by a physician within minutes.

  •
  Physician Focus.  Our physicians are focused on the patient, spending more time on patient care than on administrative tasks, providing high-quality service, prompt diagnoses and the appropriate medical treatment.

  •
  Technology.  Facilities equipped with full radiology suites, including CT scanners, digital x-rays and ultrasounds, as well as on-site laboratories certified by CLIA and accredited by COLA that provide test results within approximately 20 minutes.

  •
  Superior Experience.  An overall enhanced patient experience.

Value Proposition for Communities

        We offer communities an attractive value proposition:

  •
  Access to Care.  Facilities located in convenient, local community settings. Approximately 60% of each facility's patients come from a three-mile radius, with approximately 80% coming from a five-mile radius.

  •
  24 / 7.  Access to Board-certified physicians at all times, including outside normal business hours.

  •
  Partnership.  Key partner for health systems seeking to enhance their local community presence through direct admissions relationships and new innovative partnerships.

  •
  Care Continuum.  Connectivity across the patient-care continuum from patient referrals to post-emergency care.

Value Proposition for Physicians

        We offer an attractive working environment:

  •
  Team-Based Care.  Team-based environment, supported by dedicated staff.

  •
  Patient Centric.  Our model allows physicians to spend more time with each patient, which enables them to focus their attention on the patient in order to deliver high-quality care.

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  Dedicated Support.  Rapid delivery of lab and diagnostic results through on-site capabilities.

  •
  Physician Friendly.  Scheduling flexibility and a well-defined compensation program. Payment of malpractice insurance coverage premiums for physicians practicing at our facilities.

Value Proposition for Payors

        We believe that our emergency room facilities reduce overall costs for payors by reducing unnecessary tests and patient admittances. According to the National Hospital Ambulatory Medical Care Survey, the national average emergency room inpatient admittance rate was approximately 13.3% in 2010, while our average inpatient admittance rate was approximately 3.4% for the year ended December 31, 2013. We believe our facilities provide comprehensive emergency care with an acuity mix that is comparable to hospital-based emergency rooms.

Value Proposition for Hospitals

        We have an attractive business model that provides communities direct access to emergency care, helping to relieve the overburdened hospital emergency room system. Our facilities provide high-quality emergency care for a wide variety of conditions, including heart attacks, severe abdominal pain and respiratory distress similar to the care provided in traditional hospital emergency rooms. When hospital-based services such as surgery or cardiac catheterization are needed, patients are stabilized at our facilities before being transferred to nearby hospitals via ambulance. Transfer agreements are in place with local hospitals that often facilitate direct admission.

Recent Initiatives and Outlook

        Following an investment by Sterling Partners in 2011, we embarked on a number of growth initiatives. These included the hiring of a number of senior officers, including our CEO Tom Hall, as part of our efforts to enhance and expand our management team, developing the necessary clinical and operational infrastructure to position us for future growth and entering new geographic markets such as Colorado. We are also building strategic alliances with leading health systems. We entered into an alliance with an affiliate of Hospital Corporation of America, or HCA, in North Texas to enhance the continuum of care for our patients by streamlining clinical protocols for transfers to hospitals and providing direct access to 5,000 physicians and 11 hospitals in North Texas, for follow-up care. In addition, we have a new relationship with an affiliate of Concentra Medical Centers, or Concentra, urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. As part of the relationship, we have enhanced the Concentra teams' awareness of First Choice Emergency Rooms in order to facilitate referrals of their after-hours and emergency patients to us.

        Our commitment to delivering superior patient care in the local community setting, identifying and retaining outstanding healthcare professionals, and investing in systems and processes to drive results, coupled with strong industry trends and sophisticated real estate development and marketing, has enabled us to build a track record of growth. We expect to grow our facility base at a rate of more than 20 facilities annually over the next several years, targeting communities within mid-sized and large metropolitan markets currently underserved by emergency departments. We believe we have the opportunity to substantially grow our footprint to more than 70 facilities over the next two years in both existing and new markets. We have a robust pipeline of more than 50 sites under development in our existing and additional new markets. To support this growth and development, we have made significant investments in our professional and real estate development staff, as well as in sales and marketing initiatives. Our consolidated total net patient service revenue increased from $72.6 million in 2012 to $102.9 million in 2013, representing approximately 41.7% growth.

Competitive Strengths

        We believe the following strengths differentiate us from our competitors and will enable us to capitalize on favorable industry dynamics:

Leader in the Rapidly Expanding Freestanding Emergency Room Market

        First Choice Emergency Room is the largest freestanding emergency room provider in the United States with 32 facilities as of March 31, 2014, of which six were opened in 2014. We are more than twice the size of our next largest independent freestanding emergency room competitor. We believe our innovative facility model enables us to offer our customers comprehensive emergency services with individualized attention and local convenience. Given our market positions in the highly fragmented and rapidly expanding markets in which we provide our services, we believe there continue to be opportunities to build more facilities in existing and new markets, which will result in further expanding our leadership in the freestanding emergency room market.

Superior Patient Experience

        We strive to consistently offer a superior patient experience through both our medical staff and facility capabilities. Our emergency rooms are staffed with Board-certified physicians and emergency-trained registered nurses capable of handling all emergency room issues with a physician on-site at all times. Each of our facilities is equipped with a full radiology suite, including CT scanners, digital x-ray and ultrasound, as well as on-site laboratories. Our patients are typically face-to-face with a medical professional within minutes of arrival, and our patient satisfaction ratings exceed the vast majority of hospital emergency rooms nationally.

Scalable Service Model Well-Positioned for Growth

        We maintain the highest standards of clinical excellence, led by our 260 contracted Board-certified physicians who have an average of 16 years of medical experience. We have standardized, highly scalable clinical and operational infrastructure that we believe will support significant continued growth. We endeavor to continue to develop multiple sites because we believe regional density creates value through leverage in managed care contracting and greater brand awareness.

Distinctive Real Estate Development Strategy Supports Attractive Unit Growth and Economics

        We have built an internal team with significant experience in multi-unit retail expansion strategy and execution. As a result, our approach to real estate planning is highly consumer-centric with a discipline traditionally utilized by sophisticated retail businesses. Our proprietary site selection model is a key to the success of our business, allowing us to identify and fill critical voids in community healthcare delivery systems. Our seasoned real estate planning and development team follows a proven and disciplined strategy that leverages advanced data analytics to identify opportunities to provide underserved communities with high-quality emergency care.

        This development model has also proven commercially successful in highly competitive markets and is currently supporting growth outside of our home state of Texas. Our sophisticated selection guidelines and scalable procedures allow us to open a new facility within 14 to 21 months of site selection, enabling us to quickly capitalize on emerging opportunities. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. By the end of 2014, we expect to be operating 53 facilities in our target markets. We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015.

Ability to Attract and Retain High-Quality Physicians and Clinicians

        Through our differentiated recruiting and development programs, we are able to identify and target high-quality physicians and clinicians to optimally match the needs of our facilities. Each of our facilities is staffed with Board-certified physicians, who have an average of 16 years of medical experience. Compared to a traditional hospital setting, our physicians have a significantly reduced administrative workload, which allows them to spend more time focusing on patient care. Consequently, our facilities offer a positive work environment that leads to high retention rates and strong customer and provider relationships.

Management Team with Significant Public Company Experience

        We have an experienced management team that leverages expertise across the healthcare, retail and hospitality sectors. The members of our executive management team with healthcare backgrounds have an average of 11 years of experience in that industry and have proven and extensive knowledge of healthcare operations and facility expansion. Additionally, our management has significant experience with high-growth, multi-state customer-focused operations through involvement in the retail and hospitality sectors. The three most senior members of the executive team have substantial experience in leading publicly traded companies.

Growth Strategies

        We believe we have significant growth potential in both new and existing markets because of our leading market position in the freestanding emergency room sector, high-quality care delivery, strong unit economics, disciplined development strategy and significant management experience. We plan to pursue the following growth strategies:

Grow our Presence in Existing Markets

        We believe there is a significant opportunity to expand in our existing markets including Dallas/Fort Worth, Houston, San Antonio and Austin, Texas as well as Colorado Springs and Denver, Colorado. Our scale, scope and leading market position, combined with our sophisticated, proven site selection and development processes provide us with competitive advantages to continue to expand our facility base in these markets. We endeavor to continue to develop multiple sites because we believe regional density creates value through leverage in managed care contracting and greater brand awareness. We anticipate that as we further build our brand and increase the visibility of our facilities in our existing markets these efforts will increase patient awareness, and drive patient volume and same-store growth.

Build Strategic Alliances with Leading Health Systems

        Development of our existing and new health system alliances is an important part of our continued growth. We expect to be a key partner for health systems seeking to enhance their local community presence through direct admissions relationships and new innovative partnerships. Our alliance with HCA in North Texas provides an example of one such innovative partnership, giving our patients direct access to HCA's 5,000 physicians and 11 local hospitals in the North Texas region. In addition, we have a new relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. As part of the relationship, we have enhanced the Concentra teams' awareness of First Choice Emergency Rooms in order to facilitate referrals of their after-hours and emergency patients to us. We believe our ability to alleviate hospital emergency room over-crowding, while providing a new access point to patients, enhances our value proposition as a partner of choice for health systems.

Pursue a Disciplined Development Strategy in New States and Markets

        We intend to continue expanding our facility base through new facility openings in new states and markets by leveraging our core capabilities in site selection, development and efficient facility openings. We view expansion as a core competency and see a significant opportunity to replicate the regional platform model established in Texas in new geographic markets. We entered the Colorado market in 2013 and plan to enter the Arizona market in 2015. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. By the end of 2014, we expect to be operating 53 facilities in our target markets. We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015. As we expand into new markets, particularly in states with complex regulatory requirements, we believe there is a potential to implement different operating models, such as innovative hospital partnership models, including a hospital hub and freestanding emergency room satellite model.

Risks Related to Our Business and Industry, Healthcare Regulation and Organizational Structure

        An investment in our Class A common stock involves a high degree of risk. See "Risk Factors." Some of the more significant challenges and risks related to our business include the following:

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  We may not be able to successfully implement our growth strategy on a timely basis or at all, which could harm our growth and results of operations;

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  Our expansion into new markets presents increased risks and may require us to develop new business models;

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  Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites for our facilities and develop and expand our operations in existing and new markets;

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  We conduct business in a heavily regulated industry and, if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations;

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  Our current facilities are subject to state statutes and regulations that govern our operations, and the failure to comply with these laws and regulations can result in civil or criminal sanctions;

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  State law regulation of construction or expansion of emergency rooms could prevent us from developing additional freestanding emergency rooms or other facilities;

  •
  Recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending could adversely affect our business model, financial condition or results of operations; and

  •
  We will be deemed a "controlled company" and, as a result, will be exempt from certain corporate governance requirements.

Our History and Sponsor

        First Choice ER, LLC was founded in Texas by Dr. Jacob J. Novak in 2002, when he recognized the need for convenient access to high-quality emergency care in a patient-friendly, community-based manner, and as an alternative to traditional hospital-based emergency care. The community's response to our initial facility in Flower Mound, Texas was so positive that we began looking for opportunities to expand. In 2003, Richard Covert joined the company and eventually became its Chief Executive Officer. Mr. Covert was instrumental in securing legislation to license and regulate freestanding emergency rooms in the state of Texas. Mr. Covert helped expand the company to 12 facilities in three

Texas markets. In 2007, we received the Gold Seal of Approval from The Joint Commission on Accreditation of Healthcare Organizations, or the Joint Commission. In 2011, funds affiliated with Sterling Partners acquired a 75% share in First Choice ER, LLC. In 2013, Adeptus Health LLC was created as a holding company to own and operate First Choice Emergency Rooms.

        Founded in 1983, Sterling Partners, who we refer to as our Sponsor, is a growth-oriented private-equity firm with an established track record of investing in a variety of economic and market environments. Over the past 30 years, Sterling Partners has invested in the healthcare services, education and business services markets and has utilized its broad base of specialized industry knowledge as a competitive advantage. Sterling Partners manages approximately $6 billion of institutional capital via offices in Chicago, Illinois; Baltimore, Maryland; and Miami, Florida.

Organizational Structure

        Our operations are presently conducted by Adeptus Health LLC, a Delaware limited liability company. We refer to the owners of Adeptus Health LLC prior to the consummation of this offering collectively as our "Existing Owners." We refer to the limited liability company units of Adeptus Health LLC as "LLC Units."

        Adeptus Health Inc. was incorporated in Delaware in March 2014 for the purposes of conducting this offering. Adeptus Health Inc. has not engaged in any business or other activities except in connection with its formation and the Reorganization Transactions. Prior to the completion of this offering, we will effect the Reorganization Transactions as described in "Organizational Structure." Following the Reorganization Transactions and this offering, Adeptus Health Inc. will be a holding company and its sole material asset will be a controlling equity interest in Adeptus Health LLC. Adeptus Health Inc. will operate and control all of the business and affairs and consolidate the financial results of Adeptus Health LLC and its consolidated subsidiaries. In addition, following the Reorganization Transactions and this offering, (i) SCP III AIV THREE-FCER Conduit, L.P., one of our Existing Owners and an affiliate of our Sponsor, which we refer to as the Merged Owner, will receive shares of Class A common stock and will no longer hold LLC Units following this offering and (ii) our other Existing Owners, including funds affiliated with our Sponsor, a fund affiliated with our founder and certain members of management and our board of directors, who we refer to collectively as the Post-IPO Unit Holders, will continue to hold LLC Units (along with Class B common stock, which will entitle the holders thereof to vote on all matters to be voted on by the stockholders generally). As part of the Reorganization Transactions and this offering, the Post-IPO Unit Holders will receive an equal number of LLC Units and Class B common stock, conferring an equivalent percentage of economic interest in Adeptus Health LLC and voting rights in Adeptus Health Inc., respectively. See "Organizational Structure."

        The diagram below depicts our organizational structure immediately following the Reorganization Transactions and this offering, assuming no exercise by the underwriters of their option to purchase up to                        additional shares of Class A common stock from us and the selling stockholders. After the completion of this offering, our Existing Owners will hold interests representing a majority of our outstanding voting power and we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. See "Risk Factors—Risks Related to Our Organizational Structure—We will be deemed a 'controlled company' and, as a result, will be exempt from certain corporate governance requirements" and "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

        We intend to use a portion of the proceeds from this offering to purchase LLC Units from certain of our Existing Owners. In addition, the Post-IPO Unit Holders will have the right to exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by Adeptus Health Inc. will correspondingly increase as it acquires the exchanged LLC Units. The initial purchase of LLC Units with the use of proceeds from the offering and any subsequent exchanges are expected to result in increases in the tax basis of the assets of Adeptus Health LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that Adeptus Health Inc. would otherwise be required to pay in the future. Prior to the consummation of this offering we will enter a tax receivable agreement with the Post-IPO Unit Holders that will provide for the payment from time to time by Adeptus Health Inc. to such Post-IPO Unit Holders of 85% of the amount of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of such increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will also enter into a tax receivable agreement with the Merged Owner that will provide for the payment by Adeptus Health Inc. to the Merged Owner of 85% of the benefit, if any, that Adeptus Health Inc. is deemed to realize as a result of net operating loss carryovers of SCP III AIV THREE-FCER Blocker, Inc. from periods (or portions thereof) prior to the consummation of this offering. See "Organizational Structure" and "Certain Relationships and Related Party Transactions."

Voting Power and Ownership Following the Reorganization Transactions

        As a result of the transactions described above:

  •
  Adeptus Health Inc. will hold                     LLC Units, representing        % of the economic interest in Adeptus Health LLC (or                     LLC Units, representing        % of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). That interest will be allocated as follows:

  •
  the investors in this offering will collectively own                    shares of our Class A common stock, representing        % of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or                    shares of Class A common stock, representing         % of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.; and

  •
  the Merged Owner will own                    shares of our Class A common stock, representing        % of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or                    shares of Class A common stock, representing        % of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.;

  •
  the Post-IPO Unit Holders will hold                     LLC Units, representing        % of the economic interest in Adeptus Health LLC (or                     LLC Units, representing        % of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and will hold an equal number of shares of Class B common stock representing an equivalent percentage of the voting power in Adeptus Health Inc.

        Funds affiliated with our Sponsor, including the Merged Owner through its holdings of our Class A common stock and certain Post-IPO Unit Holders through their holdings of LLC Units and our Class B common stock, will collectively own        % of the economic interest in Adeptus Health LLC (or        % of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as an equal percentage of the voting power in Adeptus Health Inc.

Corporate Information

        Our principal executive offices are located at 2941 S. Lake Vista, Lewisville, Texas 75067 and our telephone number is (972) 899-6666. Our website is www.adhc.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company" as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These include:

  •
  being permitted to provide only two years of audited financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

  •
  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

  •
  reduced disclosure obligations regarding executive compensation; and

  •
  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may differ from the information provided by other public companies. We may avail ourselves of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1 billion of non-convertible debt securities over a three-year period.

        The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

 The Offering

Class A common stock offered by Adeptus Health Inc.	shares.
Class A common stock offered by the selling stockholders.	shares.
Option to purchase additional shares of Class A common stock.	We and the selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional shares of Class A common stock.
Class A common stock outstanding after this offering.	shares (or shares if the Post-IPO Unit Holders exchange all of their LLC Units and Class B common stock for Class A common stock on a one-for-one basis).
Class B common stock outstanding after giving effect to this offering.

                shares. The shares of Class B common stock have no economic rights but entitle the holder to one vote per share on matters presented to stockholders of Adeptus Health Inc. Shares of Class B common stock will generally not be transferable other than in connection with an exchange of LLC Units for Class A common stock.

Use of proceeds

The net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions, will be approximately $            million (or $            million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), assuming an initial offering price of $            per share (which is the midpoint of the price range shown on the cover of this prospectus). We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. We estimate that our expenses from this offering will be approximately $            million.

We intend to use $            million of these proceeds (or $            million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase LLC Units from certain of the Post-IPO Unit Holders, as described under "Organizational Structure—Reorganization Transactions—Offering Transactions." We will not retain any of the proceeds used to purchase such LLC Units.

We intend to use $            million (or $            million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) of these proceeds to purchase newly-issued LLC Units from Adeptus Health LLC, as described under "Organizational Structure—Reorganization Transactions—Offering Transactions." We intend to cause Adeptus Health LLC to use these proceeds to repay some or all of the then outstanding revolving indebtedness under First Choice ER, LLC's senior secured credit facility, or the Senior Secured Credit Facility (with such facility remaining outstanding after such repayment and amounts repaid available for re-borrowing to further support our growth). Any remaining proceeds will be used for general corporate purposes, including working capital to support our facility expansion efforts.

We intend to use $2.0 million of these proceeds to make a one-time payment to Sterling Fund Management, or SFM, an affiliate of our Sponsor, in connection with the termination of an advisory services agreement, or the Advisory Services Agreement. Pursuant to the Advisory Services Agreement, which we entered into with SFM on September 30, 2011, SFM has provided management, consulting and financial services to us and our subsidiaries. The Advisory Services Agreement has a five-year term and is automatically renewable for successive one-year periods, until such time that our Sponsor or any of its affiliates, in the aggregate, no longer beneficially own greater than 10% of the then-outstanding voting securities of First Choice ER, LLC. Notwithstanding the foregoing, in connection with the consummation of this offering, the Advisory Services Agreement will be terminated. See "Certain Relationships and Related Party Transactions—Advisory Services Agreement."

Exchange rights of holders of Adeptus Health LLC units

The amended and restated limited liability company agreement of Adeptus Health LLC, or the Amended and Restated Limited Liability Company Agreement, will give the Post-IPO Unit Holders (subject to the terms of the Amended and Restated Limited Liability Company Agreement) the right to exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis following the Reorganization Transactions. The Post-IPO Unit Holders will hold            LLC Units following this offering and the application of the net proceeds from this offering as described in "Use of Proceeds." See "Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC—Exchange Procedures."

Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Following the Reorganization Transactions, the Post-IPO Unit Holders will hold                shares of Class B common stock. The shares of Class B common stock have no economic rights but will entitle the holder to one vote per share on all matters to be voted on by stockholders generally. We expect that immediately following this offering, such Class B common stock will entitle the Post-IPO Unit Holders to            % of the voting power of our outstanding capital stock. We expect that immediately following the offering, the Existing Owners will hold            % of the voting power of our outstanding capital stock. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

See "Description of Capital Stock—Common Stock."
Dividend policy

We do not currently plan to pay a dividend on our common stock following this offering. The declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of our board of directors.

Adeptus Health Inc. is a holding company and has no material assets other than its ownership of LLC Units in Adeptus Health LLC. In the event that we do pay a dividend, we intend to cause Adeptus Health LLC to make distributions to us in an amount sufficient to cover such dividend. If Adeptus Health LLC makes such distributions to us, the other holders of LLC Units will be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

The Senior Secured Credit Facility limits the ability of Adeptus Health LLC to pay distributions to us. See "Description of Indebtedness."
Risk factors	See "Risk Factors" for a discussion of risks you should carefully consider before deciding to invest in our Class A common stock.
Proposed NYSE ticker symbol	"ADPT."

Certain Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders of Shares of Our Common Stock

For a discussion of certain material U.S. federal income and estate tax considerations that may be relevant to certain prospective stockholders who are not individual citizens or residents of the United States, see "Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders."

        In this prospectus, unless otherwise indicated, the number of shares of Class A common stock outstanding and the other information based thereon:

  •
  does not reflect any exercise by the underwriters of their option to purchase                    additional shares of our Class A common stock from us and the selling stockholders;

  •
  does not reflect                        shares of Class A common stock issuable upon exchange of LLC Units (together with a corresponding number of shares of Class B common stock) that will be held by the Post-IPO Unit Holders immediately following this offering;

  •
  does not reflect                        shares of Class A common stock that may be issued under our equity incentive plan to be in effect following this offering;

  •
  assumes an initial offering price of $                per share of Class A common stock (which is the midpoint of the price range shown on the cover of this prospectus); and

  •
  assumes the effectiveness of the Reorganization Transactions.

 Summary Financial and Other Data

        The following tables set forth the summary historical consolidated financial and other data for Adeptus Health LLC and pro forma financial data for Adeptus Health Inc. as of the dates and for the periods indicated. Adeptus Health Inc. is a recently formed holding company that has not engaged in any business or other activities except in connection with its formation and the Reorganization Transactions described in this prospectus. Accordingly, for the purpose of this prospectus all financial and other information herein relating to periods prior to the completion of the Reorganization Transactions is that of, or derived from, Adeptus Health LLC. The summary consolidated statements of operations data presented below for the fiscal years ended December 31, 2012 and 2013 and the consolidated balance sheet data presented below as of December 31, 2012 and 2013 have been derived from Adeptus Health LLC's audited consolidated financial statements, included in this prospectus. The summary consolidated statements of operations data presented below for the three months ended March 31, 2013 and 2014 and the consolidated balance sheet data presented below as of March 31, 2014 have been derived from Adeptus Health LLC's unaudited condensed consolidated financial statements, included in this prospectus. The unaudited financial data presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary unaudited pro forma financial information has been developed by application of pro forma adjustments to the historical consolidated financial statements included in this prospectus. The summary unaudited pro forma financial information for the year ended December 31, 2013 and as of and for the three months ended March 31, 2014 gives effect, in the manner described under "Unaudited Pro Forma Financial Information" and the notes thereto, to (i) the Reorganization Transactions and (ii) the offering of Class A common stock by us and the selling stockholders and the use of proceeds therefrom, as if all such events had been completed as of January 1, 2013 with respect to the unaudited pro forma consolidated statements of operations and as of March 31, 2014 with respect to the unaudited pro forma consolidated balance sheet. The unaudited pro forma adjustments are based upon available information and certain assumptions we believe are reasonable under the circumstances. The summary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of, and does not purport to represent, what our financial position or results of operations would actually have been had the transactions been consummated as of the dates indicated. In addition, the summary unaudited pro forma financial information is not necessarily indicative of our future financial condition or results of operations.

        You should read the information contained in this table in conjunction with "Organizational Structure," "Unaudited Pro Forma Financial Information," "Selected Historical Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the accompanying notes included in this prospectus.

			Unaudited Pro Forma Adeptus Health Inc. as of or for the year ended December 31, 2013	Unaudited Adeptus Health LLC as of or for the three months ended March 31,
	Adeptus Health LLC as of or for the year ended December 31,					Unaudited Pro Forma Adeptus Health Inc. as of or for the three months ended March 31, 2014
(dollars in thousands, except per share data)	2012	2013		2013	2014
Statement of Operations Data:
Revenue
Patient service revenue	$80,977	$114,960	$	$23,297	$44,529	$
Provision for bad debt	(8,376)	(12,077)		(2,261)	(5,748)

Net patient service revenue	72,601	102,883		21,036	38,781
Operating expenses:
Salaries, wages and benefits	41,754	65,244		14,009	24,980
General and administrative	12,805	17,436		3,230	6,220
Other operating expenses	7,493	11,185		2,420	4,863
Loss from the disposal or impairment of assets	652	207		108	2
Depreciation and amortization	4,640	7,920		1,684	3,057

Total operating expenses	67,344	101,992		21,451	39,122

Income (loss) from operations	5,257	891		(415)	(341)

Other (expense) income:
Interest expense	(1,056)	(2,827)		(288)	(2,206)
Change in fair market value of derivatives	(533)	112		—	—
Write-off of deferred loan costs	—	(440)		—	—

Total other expenses	(1,589)	(3,155)		(288)	(2,206)

Income (loss) before provision for income taxes	3,668	(2,264)		(703)	(2,547)
Provision for income taxes	467	720		132	220

Net income (loss)	$3,201	$(2,984)	$	$(835)	$(2,767)	$

Less: net income (loss) attributable to the non-controlling interest
Net income (loss) attributable to Adeptus Health Inc.
Pro forma net income (loss) per share of Class A common stock:
Basic
Diluted
Pro forma weighted average shares of Class A common stock:
Basic
Diluted
Balance Sheet Data:
Cash	$3,455	$11,495	$		$1,127	$
Total assets	120,367	183,292			186,034
Total debt and capital lease obligations	23,604	79,411			86,404
Owners' equity	82,734	78,651			75,543
Total stockholders' equity attributable to Adeptus Health Inc.
Non-controlling interest.
Total stockholders' equity.
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$11,408	$6,872	$	$(757)	$(6,963)	$
Investing activities	(15,537)	(44,647)		(5,329)	(10,181)
Financing activities	2,820	45,815		4,118	6,776
Other Financial Data:
Adjusted EBITDA(1)	$13,689	$16,010	$	$2,525	$5,092	$
Same-store revenue(2)	64,506	70,641		18,652	17,591
Capital expenditures	11,504	46,048		5,269	10,297
Other Operational Data:
Patient volume (number of patient visits)	58,434	77,044		17,044	27,697
Number of facilities	14	26		17	32

(1)
We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance from period to period as discussed further below. Adjusted EBITDA is included in this prospectus because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

  Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

  The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Net income (loss)	$3,201	$(2,984)	$(835)	$(2,767)
Depreciation and amortization	4,640	7,920	1,684	3,057
Interest expense(a)	1,589	3,155	288	2,206
Provision for income taxes	467	720	132	220
Advisory Services Agreement fees and expenses(b)	553	559	131	138
Preopening expenses(c)	497	3,977	940	1,408
Management recruiting expenses(d)	970	719	—	99
Stock compensation expense(e)	253	586	95	159
Other(f)	1,519	1,358	90	572

Total adjustments	10,488	18,994	3,360	7,859

Adjusted EBITDA	$13,689	$16,010	$2,525	$5,092

(a)
Consists of interest expense of $1.1 million and $2.8 million for the years ended December 31, 2012 and 2013, and $0.3 million and $2.2 million for the three months ended March 31, 2013 and 2014, respectively, a loss in fair market value of derivatives of $0.5 million and a gain in fair market value of derivatives of $0.1 million for the years ended December 31, 2012 and 2013, respectively, and a write-off of deferred loan costs of $0.4 million for the year ended December 31, 2013.

(b)
Consists of management fees and expenses paid to our Sponsor under our Advisory Services Agreement.

(c)
Includes labor, marketing costs and occupancy costs prior to opening a facility.

(d)
Third-party costs and fees involved in recruiting our management team.

(e)
Stock compensation expense associated with grants of management incentive units.

(f)
For the year ended December 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling $0.5 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.4 million, board fees and travel expenses paid to members of the board of directors totaling $0.2 million and $0.25 million of termination costs paid to the former CEO. For the year ended December 31, 2012, we incurred terminated real-estate development costs totaling $0.5 million, legal costs primarily associated with real estate development and litigation for violation of our trademark totaling $0.8 million and board fees and travel expenses paid to members of the board of directors totaling $0.2 million.

For the three months ended March 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $45,000 and board fees and travel expenses paid to members of the board of directors totaling approximately $45,000. For the three months ended March 31, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $60,000.

(2)
We begin including revenue for a new facility as same-store revenue from the first day of the 16th full fiscal month following the facility's opening, which is when we believe same-store comparison becomes meaningful. When a facility is relocated, we continue to include revenue from that facility in same-store revenue. Same-store revenue allows us to evaluate how our facility base is performing by measuring the change in period-over-period net revenue in facilities that have been open for 15 months or more. Various factors affect same-store revenue, including outbreaks of illnesses, changes in marketing and competition.

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this prospectus, before deciding whether to purchase our Class A common stock. If any of the risks described below actually occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. The risks described below are not the only risks we face. Additional risks we are not presently aware of or that we currently believe are immaterial could also materially adversely affect our business, financial condition, results of operations or prospects.

Risks Related to Our Business and Our Industry

We may not be able to successfully implement our growth strategy on a timely basis or at all, which could harm our growth and results of operations.

        Our growth depends on our ability to open profitable new facilities. Our growth strategy is to substantially grow the number of our freestanding emergency care facilities in 2014, 2015 and beyond. Our ability to open profitable facilities depends on many factors, including our ability to:

  •
  open facilities and achieve brand awareness in new markets;

  •
  access capital to fund construction costs and preopening expenses;

  •
  manage increases in costs, which could give rise to delays or cost overruns;

  •
  recruit and train physicians, nurses and technicians in our local markets;

  •
  obtain all required governmental licenses and permits, including state facility licenses, on a timely basis;

  •
  compete for appropriate sites in new markets, including against emergency care competitors and against traditional retailers; and

  •
  maintain adequate information systems and other operational system capabilities.

        Delays in the opening of new facilities, delays or costs resulting from a decrease in commercial development due to capital constraints, difficulties resulting from commercial, residential and infrastructure development (or lack thereof) near our new facilities, difficulties in staffing and operating new locations or lack of acceptance in new market areas may negatively impact our new facility growth and the costs or the profitability associated with new facilities. Further, additional federal or state legislative or regulatory restrictions or licensure requirements could negatively impact our ability to operate both new and existing facilities.

        Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our facility base as planned, any new facilities may not be profitable or otherwise perform as planned. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Failure to successfully implement our growth strategy would likely have an adverse impact on the price of our Class A common stock.

Our expansion into new markets presents increased risks and may require us to develop new business models.

        Our continued growth and profitability depend on our ability to successfully realize our growth strategy by expanding the number of facilities we operate in both new and existing markets. We cannot assure you our efforts to expand into new markets, particularly in states where we do not currently operate, will succeed. In order to operate in new markets, we may need to modify our existing business model and cost structure to comply with local regulatory or other requirements, which may expose us to new operational, regulatory or legal risks. In addition, expanding into new states may subject us to unfamiliar or uncertain local regulations that may adversely affect our operations, for example, by impacting our insurance reimbursement practices or our ability to operate facilities as licensed or unlicensed freestanding emergency rooms or hospitals. See "—Risks Related to Healthcare Regulation" below. Facilities we open in new markets may also take longer to reach expected revenue and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than facilities we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences and healthcare spending patterns that are more difficult to predict or satisfy than our existing markets.

        We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We may find it more difficult in new markets to hire, motivate and keep qualified physicians, nurses, technicians and other personnel. We may need to augment our labor model to meet regulatory requirements and the overall cost of labor may be higher. As a result, these new facilities may be less successful and may not achieve target facility level profit margins at the same rate or at all. If any steps taken to expand our existing business model into new markets are unsuccessful, we may not be able to achieve our growth strategy and our business, financial condition or results of operations could be adversely affected.

Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites for our facilities and develop and expand our operations in existing and new markets.

        One of the key means of achieving our growth strategy will be through opening new facilities and operating those facilities on a profitable basis. We expect this to be the case for the foreseeable future. We identify target markets where we can enter or expand, taking into account numerous factors such as the location of our current facilities, demographics, traffic patterns and other factors that support our site-selection process. As we operate more facilities, our rate of expansion relative to the size of our current facility base will eventually decline. As of March 31, 2014, we had 32 facilities in operation. Our 2014 expansion strategy includes opening 21 additional facilities by the end of 2014, for an expected total of 53 facilities operating by year-end. We have 18 locations currently under construction and three locations in the building permit process, with construction scheduled to commence in the second quarter of 2014. Based on our typical development timeline we believe that these facilities will be completed and operational by December 31, 2014. With respect to the 21 additional openings, 14 of the facilities will be funded by Medical Properties Trust under the Master Funding and Development Agreement and seven will be funded by working capital and funds available under our Senior Secured Credit Facility. Even though our 2014 expansion strategy is under way, the number and timing of new facilities opened during any given period may be negatively impacted by a number of factors including, without limitation:

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  the cost and availability of capital to fund construction costs and preopening expenses;

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  the identification and availability of attractive sites for new facilities and the ability to negotiate suitable lease terms;

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  anticipated commercial, residential and infrastructure development near our new facilities;

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  the proximity of potential sites to an existing facility;

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  construction delays or cost overruns that may increase project costs;

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  our ability to obtain zoning, occupancy and other required governmental permits and authorizations on a timely basis;

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  our ability to control construction and development costs incurred for projects, including those that are not pursued to completion;

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  hurricanes, floods, fires or other natural disasters that could adversely affect a project;

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  defects in design or construction that may result in additional costs to remedy or require all or a portion of a property to be closed during the period required to rectify the situation; and

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  governmental restrictions on the nature and size of a project or timing of completion.

        If we are unable to find and secure attractive locations to expand in existing markets or penetrate new markets, this may harm our ability to increase our revenues and profitability and realize our growth strategy and our financial results may be negatively affected.

New facilities, once opened, may not be profitable, and the increases in comparable facility revenue that we have experienced in the past may not be indicative of future results.

        Our results have been, and in the future may continue to be, significantly impacted by a number of factors, including factors outside of our control, related to the opening of new facilities, including the timing of new facility openings, associated facility preopening costs and operating inefficiencies, as well as changes in our geographic concentration due to the opening of new facilities. We typically incur the most significant portion of opening expenses associated with a given facility within the first few months immediately preceding and following the opening of the facility. A new facility generally takes up to 12 months to achieve a level of operating performance comparable to our similar existing facilities due to lack of market awareness and other factors. We also may incur additional costs in new markets, particularly for contracting, real estate, labor, marketing and regional support, which may impact the profitability of those facilities. Accordingly, the volume and timing of new facility openings may have a meaningful impact on our profitability.

        Although we target specified operating and financial metrics, new facilities may not meet these targets or may take longer than anticipated to do so. Any new facilities we open may not be profitable or achieve operating results similar to those of our existing facilities. If our new facilities do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve expected comparable facility revenues, our business, financial condition or results of operations could be adversely affected.

Opening new facilities in existing markets may negatively affect revenue at our existing facilities.

        The target area of our facilities varies by location and depends on a number of factors, including population density, other available emergency medical services, area demographics and geography. As a result, the opening of a new facility in or near markets in which we already have facilities could adversely affect the revenues of those existing facilities. Existing facilities could also make it more difficult to build our patient base for a new facility in the same market. Our business strategy does not entail opening new facilities that we believe will materially affect revenue at our existing facilities, but we may selectively open new facilities in and around areas of existing facilities that are operating at or near capacity to effectively serve our patients. Revenue cannibalization between our facilities may become significant in the future as we continue to expand our operations and could affect our revenue growth, which could, in turn, adversely affect our business, financial condition or results of operations.

We are required to make capital expenditures, particularly to implement our growth strategy, in order to remain competitive.

        Our capital expenditure requirements primarily relate to identifying expansion opportunities for our facilities, the costs associated to establish such new facilities in existing and new markets and maintaining and upgrading our medical equipment to serve our customers and remain competitive. Our capital expenditures totaled $11.5 million and $46.0 million, and $5.3 million and $10.3 million, for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new medical equipment, our business, financial condition or results of operations could be materially and adversely affected.

We currently rely on our Master Funding and Development Agreement with Medical Properties Trust to execute our expansion strategy.

        We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. By the end of 2014, we expect to be operating 53 facilities in our target markets. We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015. A major source of financing we have and employ to open new facilities is derived from a Master Funding and Development Agreement, which we refer to as the MPT Agreement, with an affiliate of Medical Properties Trust, or MPT, a public healthcare real estate investment trust. Under the terms of the MPT Agreement, MPT will acquire parcels of land, fund the ground-up construction of new freestanding emergency room facilities and lease the facilities to us upon completion of construction. MPT is also required to fund all hard and soft costs, including the project purchase price, closing costs and pursuit costs for the assets relating to the construction of up to 25 facilities with a maximum aggregate funding of $100.0 million, of which $10.4 million remained available as of March 31, 2014. An inability to rely on our relationship with MPT or to obtain alternate funding sources to fund our expansion strategies may require us to delay, scale back or eliminate some or all of the expansion of our current pipeline and future projects, which may have a material adverse effect on our business, operating results, financial condition or prospects.

We may require additional capital to fund our expansion, and our inability to obtain such capital could harm our business.

        To support our expansion strategy, we must have sufficient capital to continue to make significant investments in our new and existing facilities. Funding from outside financing or cash generated by our operations may not be sufficient to allow us to sustain our expansion efforts. If funding from outside financing sources or cash flows from operations are not sufficient, we may need additional equity or debt financing to provide the funds required to expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results, and the documents governing indebtedness may contain covenants that restrict the operation of our business. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders. Furthermore, our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies may require us to delay, scale back or eliminate some or all of our operations or the expansion of our business, which may have a material adverse effect on our business, operating results, financial condition or prospects.

Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

        We believe we have built our reputation on the high quality of our emergency medical services, physicians and operating personnel, as well as on our unique culture and the experience of our patients in our facilities, and we must protect and grow the value of our brand to continue to be successful in the future. Our brand may be diminished if we do not continue to make investments in areas such as marketing and advertising, as well as the day-to-day investments required for facility operations, equipment upgrades and staff training. Any incident, real or perceived, regardless of merit or outcome, that erodes our brand, such as, but not limited to, patient disability or death due to medical malpractice or allegations of medical malpractice, failure to comply with federal, state or local regulations including allegations or perceptions of non-compliance or failure to comply with ethical and operating standards, could significantly reduce the value of our brand, expose us to adverse publicity and damage our overall business and reputation. Further, our brand value could suffer and our business could be adversely affected if patients perceive a reduction in the quality of service or staff, or an adverse change in our culture, or otherwise believe we have failed to deliver a consistently positive patient experience.

We may be unable to maintain or improve our operating margins, which could adversely affect our financial condition and ability to grow.

        If we are unable to successfully manage the potential difficulties associated with growth, we may not be able to capture the efficiencies and opportunities that we expect from our expansion strategy. If we are not able to capture expected efficiencies of scale, maintain patient volumes, improve our systems and equipment, continue our cost discipline and retain appropriate physician and overall labor levels, our operating margins may stagnate or decline, which could have a material adverse effect on our business, financial condition and results of operations and adversely affect the price of our Class A common stock.

Our marketing programs may not be successful.

        We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our total marketing initiatives for the year ended December 31, 2013 and the three months ended March 31, 2014 resulted in costs of approximately $5.9 million and $1.9 million, respectively. Our marketing activities are principally focused on increasing brand awareness and awareness of our service capabilitites and our marketing team is responsible for implementing our marketing efforts through activating field marketing teams, underscoring leadership through brand-wide program initiatives, participating in trade show sponsorship, white paper publication, arranging for speaking engagements for our senior executives and formal training about our products and services. We also sponsor and host local community activities including fundraisers, street parties and sporting events to bolster our overall community involvement. As we open new facilities, we undertake aggressive marketing campaigns to increase community awareness about our growing presence. We plan to utilize targeted marketing efforts within local neighborhoods, through channels such as direct mail, mobile billboards, radio advertisements, physician open houses, community sponsorships and a robust online/social media presence. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher revenue.

We face intense competition in the emergency care market, including competition for patients, strategic relationships and commercial payor contracts which could adversely affect our contract and revenue base.

        The market for providing emergency care services is highly competitive and each of the individual geographic areas in which we operate has a different competitive landscape. We compete with national, regional and local enterprises, some of which may have greater financial and other resources available to them, greater access to physicians or greater access to potential customers. We may also compete with urgent care centers and physician-owned facilities for lower-acuity cases and with hospitals for higher acuity cases. Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase or maintain profit margins.

        In each of our markets we compete with other healthcare providers for patients and in contracting with commercial payors. We are also in competition with other emergency care providers, hospitals, urgent care centers, clinics and healthcare systems in the communities we serve to attract patients and provide them with the care they need. There are hospitals and health systems that compete with us in each market in which we operate, and many of them have more established relationships with physicians and payors than we do. In addition, other companies are currently in the same or similar business of developing, acquiring and operating emergency care facilities, or may decide to enter this business. We also compete with some of these companies for entry into strategic relationships with health systems. As a result of the differing competitive factors within the markets in which we operate, the individual results of our facilities may be volatile. If we are unable to compete effectively with any of these entities or groups we may be unable to implement our business strategies successfully, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We may not be able to successfully recruit and retain physicians and other healthcare professionals with the qualifications and attributes we and our patients' desire.

        Our success depends upon our continuing ability to recruit and retain qualified physicians, nurses, technologists and other operating staff. There is currently a national shortage of certain of these healthcare professionals. To the extent that a significant number of physicians within an individual community or market decide to partner with competing emergency care providers, hospitals or health systems and not with us, we may not be able to operate our facilities in such community. We face competition for such personnel from emergency care providers and other organizations. This competition may require us to enhance wages and benefits to recruit and retain qualified personnel. In the event we are unable to recruit and retain these professionals, such shortages could have a material adverse effect on our ability to grow or be profitable.

If we are unable to negotiate and enter into favorable contracts or maintain satisfactory relationships and renew existing contracts on favorable terms with third-party payors, our revenue and profitability may decrease.

        We estimate that 98.1% and 98.8%, and 98.3% and 98.1%, of our net patient service revenue for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively, was derived from third-party payors such as managed care organizations, commercial insurance providers and employer-sponsored healthcare plans. We receive most of these payments from third-party payors that have contracts or other arrangements in place with us in Texas and Colorado. We currently have a contract in place with one significant commercial insurance provider and an arrangement with another organization that enables us to access third-party payors at in-network rates. These third-party payors use a variety of methods for reimbursement depending on the arrangement involved. These arrangements include fee-for-service, preferred provider organizations, health maintenance organizations, as well as prepaid and discounted medical service packages and capitated (fixed fee) contracts. Rates for health maintenance organization benefit plans are typically lower than those for preferred provider organization or other benefit plans that offer broader provider access.

        There is often pressure to renegotiate our reimbursement levels, including, in particular, in connection with changes to Medicare. Typically, third-party commercial payors reimburse us based upon contracted discounts to our established base rates. During 2011, we experienced an increase in reimbursement from certain third-party commercial payors. This increase was the result of increasing our base rates, while keeping consistent contracted discounts, cancelling a contract with a large third-party commercial payor, which led to more favorable out-of-network reimbursements, and entering into a contract with another large third-party payor at a discount to our base rates. In 2012, we entered into a contract with another large third-party payor and implemented a price increase in May 2013 under that contract. To date, we have not experienced a shift toward payors who base reimbursement levels on Medicare rates. During the past three years, we have experienced a trend towards increasing reimbursement by third-party commercial payors. If managed care organizations and other third-party payors reduce their rates or we were to experience a significant shift in our revenue mix toward Medicare or Medicaid reimbursements, which we currently do not accept, but may accept in the future, then our revenue and profitability may decline and our operating margins will be reduced. Third-party payors continue to demand discounted fee structures, and the trend toward consolidation among third-party payors tends to increase their bargaining power over fee structures. Because some third-party payors rely on all or portions of Medicare payment systems to determine payment rates, changes to government healthcare programs that reduce payments under these programs may negatively impact payments from third-party payors. Other healthcare providers may impact our ability to negotiate increases and other favorable terms in our reimbursement arrangements with third-party payors. For example, some of our competitors may negotiate exclusivity provisions with third-party payors or otherwise restrict the ability of third-party payors to contract with us or our health system partners. Our results of operations will depend, in part, on our and our health system partners, ability to retain and renew our managed care contracts as well as enter into new managed care contracts on terms favorable to us. Our inability to maintain suitable financial arrangements with third-party payors could have a material adverse impact on our business.

        As various provisions of PPACA, are implemented, including the establishment of health insurance exchanges, quality-based reimbursement and bundled payments, third-party payors may increasingly demand reduced fees. In addition, there is a growing trend for third-party payors to take steps to shift the primary cost of care to the plan participant by increasing co-payments, co-insurance and deductibles, and these actions could discourage such patients from seeking treatment at our facilities. Patient volumes could decrease if we or our health system partners are unable to enter into acceptable contracts with such third-party payors, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We depend on payments from a variety of third-party payors. If these payments are significantly delayed, are reduced or eliminated our revenue and profitability could decrease.

        We depend upon compensation from third-party payors for the services provided to patients in our facilities. The amount that our facilities receive in payment for their services may be adversely affected by factors we do not control, including state regulatory changes, cost-containment decisions and changes in reimbursement schedules of third-party payors and legislative changes. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

        Additionally, the reimbursement process is complex and can involve lengthy delays. While we recognize revenue when healthcare services are provided, there can be delays before we receive payment. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that services rendered in our facilities did not require emergency level care or that additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs.

Significant changes in our payor mix or acuity mix resulting from fluctuations in the types of patients seen at our facilities could have a material adverse effect on our business, prospects, results of operations and financial condition.

        Our results may change from period to period due to fluctuations in payor mix or acuity mix or other factors relating to the type of treatment performed by physicians at our facilities. Payor mix refers to the relative share of total cases provided to patients with, respectively, no insurance, commercial insurance and other coverage. Since, generally speaking, we receive relatively higher payment rates from third-party payors than self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or Medicare, Medicaid or other government reimbursement program patients, which we do not currently accept, but may accept in the future, which could occur for reasons beyond our control, could result in a material adverse effect on our business, prospects, results of operations and financial condition. Acuity mix refers to the relative share of total visits by acuity level, which affects the costs of the services we provide as well as the related revenue. Generally speaking, we derive relatively higher revenue from more complex treatments and patient encounters. Therefore, a significant shift in our acuity mix toward a higher percentage of lower revenue treatments could result in a material adverse effect on our business, prospects, results of operations and financial condition.

Failure to timely or accurately bill for our services could have a negative impact on our net revenues, bad debt expense and cash flow.

        Billing for our services is complex. The practice of providing medical services in advance of payment or prior to assessing a patient's ability to pay for such services may have a significant negative impact on our patient service revenue, bad debt expense and cash flow. We bill numerous and varied payors, including self-pay patients and various forms of commercial insurance providers. Different payors typically have differing forms of billing requirements that must be met prior to receiving payment for services rendered. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement to us is typically conditioned, among other things, on our providing the proper procedure and diagnosis codes. Incorrect or incomplete documentation and billing information could result in non-payment for services rendered.

        Additional factors that could complicate our billing include:

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  disputes between payors as to which party is responsible for payment;

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  variation in coverage for similar services among various payors;

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  the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;

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  the fact that we bill payors a facility fee, a professional services fee and other related fees.

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  the transition to new coding standards, which will require significantly more information than the codes currently used for medical coding and will require covered entities to code with much greater detail and specificity; and

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  failure to obtain proper physician enrollment and documentation in order to bill various payors.

        To the extent the complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

Our relationships with health systems are important to our growth strategy. If we fail to maintain good relationships with these health systems or to enter into new relationships, we may be unable to implement our growth strategy successfully and our reputation could be adversely affected.

        Our business depends in part upon the success of our health system partners and the strength of our relationships with those health systems. Our business could be adversely affected by any damage to those health systems' reputation or to our relationships with them, or as a result of an irreconcilable dispute with a health system partner. Additionally, our reputation in the communities we serve is bolstered by our relationships with our partners. If we are unable to maintain such partnerships, our own reputation could be adversely affected. We may enter into affiliation agreements or have informal arrangements with health systems in which we agree to transfer certain patients to affiliated hospitals in a defined geographic area. We expect to focus on the creation of additional partnerships with health systems, and others, as part of expansion strategy. For example, we have an arrangement with HCA to ensure bed availability for our patients in need of acute care services at nearby HCA hospitals in Northern Texas. In addition, we have a new relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. If we are unable to develop and maintain good relationships with such health systems, maintain our existing agreements on terms and conditions favorable to us or enter into relationships with additional health systems on favorable terms, or at all, we may be unable to implement our growth strategies successfully.

We may enter into partnerships with healthcare providers. If this strategy is not successful, our financial performance could be adversely affected.

        In recent years, we have entered into strategic business partnerships with hospital systems and other large payors to take advantage of commercial opportunities in our facility based business. For example, and as discussed above, we have agreements with HCA and Concentra to ensure that patients have direct access to nearby hospitals and urgent care centers, as necessary. However, there can be no assurance that our efforts in these areas will continue to be successful.

        Moreover, this strategic partnership model exposes us to commercial risks that may be different from our own business model, including that the success of such partnerships is only partially under our operational and legal control, the potential for opportunity costs in not being able to pursue other partnerships should we enter into exclusive arrangements, and the risk that our partners may enter into additional arrangements with our competitors if these arrangements are not exclusive. Furthermore, partnership arrangements may raise fraud and abuse issues. For example, the Office of Inspector General of the Department of Health and Human Services, or the OIG, has taken the position that certain contractual arrangements between a party that receives remuneration for making referrals and a party that receives referrals for a specific type of service may violate the federal Anti-Kickback Statute, or the Anti-Kickback Statute, if one purpose of the arrangement is to encourage referrals. Our strategic partnership agreements do not involve the payment of any compensation. We believe our strategic partnership arrangements comply with the Anti-Kickback Statute; however, other regulatory bodies or a court may interpret these agreements differently and there is a risk that we may be found non-compliant and subject to government investigation, private and public lawsuits, civil penalties and criminal sanctions. See "Business—Government Regulation—Anti-Kickback Statute and—State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee Splitting Arrangements."

Proposed changes to financial accounting standards could require our operating leases to be recognized on the balance sheet.

        In addition to our significant level of indebtedness, we have considerable obligations relating to our current capital and operating leases. Proposed changes to financial accounting standards could require such leases to be recognized on our balance sheet. All of our existing facilities are subject to leases. All facilities under the MPT Agreement have initial terms of 15 years, with three five-year renewal options. The terms of our non-MPT facilities vary, but typically have initial terms of between five and seven years with three-year to five-year renewal options. As of December 31, 2013 and March 31, 2014, we had 25 and 31 leased facilities, 24 and 30 of which were classified as operating leases and one of which was classified as a capital lease, respectively. The accounting treatment of these leases is described in Note 11 to our consolidated financial statements included in this prospectus. For the year ended December 31, 2013 and the three months ended March 31, 2014, our operating lease expense was approximately $4.5 million and $2.0 million, respectively.

        In May 2013, the Financial Accounting Standards Board, or FASB, and the International Accounting Standards Board issued a revised joint discussion paper highlighting proposed changes to financial accounting standards for leases. The proposed changes would require that substantially all operating leases be recognized as assets and liabilities on our balance sheet, which would be a significant departure from the current standard, which classifies operating leases as off-balance sheet transactions and accounts for only the current year operating lease expense in the statement of operations. The right to use the leased property would be capitalized as an asset and the expected lease payments over the life of the lease would be accounted for as a liability. The effective date, which has not been determined, could be as early as 2016 and may require retrospective adoption. While we have not quantified the impact this proposed standard would have on our financial statements, if our current operating leases are instead recognized on the balance sheet, it will result in a significant increase in the liabilities reflected on our balance sheet and in the interest expense and depreciation and amortization expense reflected in our income statement, while reducing the amount of rent expense. This could potentially decrease our reported net income.

A successful challenge by tax authorities to our treatment of certain physicians as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these physicians.

        As of March 31, 2014, through Conjugate, PLLC, or Conjugate, an affiliated professional limited liability company owned and operated by our Executive Medical Director, we contracted with approximately 260 physicians and other medical staff as independent contractors to fulfill our contractual obligations to customers. Because these staff members are treated as independent contractors rather than as employees, Conjugate does not (i) withhold federal or state income or other employment related taxes from their compensation, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states where they are required to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employees. The contracts in place with these physicians obligate them to pay these taxes and other costs. Whether these physicians are properly classified as independent contractors generally depends upon the facts and circumstances of our relationship with them. If a challenge to our treatment of these physicians as independent contractors by federal or state authorities were successful and these physicians were treated as employees instead of independent contractors, we and/or Conjugate could be liable for taxes, penalties and interest. In addition, there are currently, and have been in the past, proposals made to eliminate an existing safe harbor that would potentially protect us from the imposition of taxes in these circumstances, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, this could cause a material increase in our costs relating to these physicians and, therefore, a material adverse effect on our business, financial condition and results of operations.

We have experienced net losses and may not achieve or sustain profitability in the future.

        We have experienced periods of net losses, including net losses of approximately $3.0 million and $2.8 million for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively. Our revenue may not grow and we may not achieve or maintain profitability in the future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Our ability to achieve profitability will be affected by the other risks and uncertainties described in this section and in "Management's Discussion and Analysis of Financial Condition and Results of Operations." If we are not able to achieve, sustain or increase profitability, our business will be materially adversely affected and the price of our Class A common stock may decline.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.

        We depend on our senior management, including Thomas Hall, our President and Chief Executive Officer, Timothy Fielding, our Chief Financial Officer, and Graham Cherrington, our Chief Operating Officer. We rely on the extensive experience of our management team across the healthcare, retail and hospitality sectors as well as extensive knowledge of healthcare operations and facility expansion. The loss of services of any of these or any other members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

We rely on our private equity sponsor whose interests may differ from yours and who has the ability to control us.

        We have in recent years depended on our relationship with our Sponsor to help guide our business plan. Our Sponsor has significant expertise in the healthcare market. This expertise has been available to us through the representatives our Sponsor has had on our board of directors and as a result of our Advisory Services Agreement with an affiliate of our Sponsor. Pursuant to the stockholders' agreement to be executed in connection with the closing of this offering, representatives of our Sponsor will have the ability to appoint a majority of the seats on our board of directors. In addition, after the consummation of this offering, our Sponsor will beneficially own in the aggregate, approximately        % of the voting interest in Adeptus Health Inc. As a result of its ownership, our Sponsor may have the ability to control the outcome of matters submitted to a vote of stockholders and, through our board of directors, the ability to control decision-making with respect to our business direction and policies. Conversely, after the offering, our Sponsor may elect to reduce its ownership in our company or reduce its involvement on our board of directors, which could reduce or eliminate the benefits we have historically achieved through our relationship with it. Additionally, our Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

        We depend on complex, integrated information systems and standardized procedures for operational and financial information and our billing operations. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our increased patient volume and changing needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. In addition, our technology systems, or a disruption in the operation of such systems, could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

Our facilities, currently located only in Texas and Colorado, make us particularly sensitive to regulatory, economic and other conditions in those states.

        Our facilities are currently located in Texas and Colorado. If there were an adverse regulatory, economic or other development in either state, our patient volume could decline, our ability to operate our facilities under our existing business model could be impacted, or there could be other unanticipated adverse impacts on our business that could have a material adverse effect on our business, prospects, results of operations and financial condition. See "Risk Factors—Risks Related To Healthcare Regulation—Changes in the rates or methods of third-party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations."

Our business is seasonal, which impacts our results of operations.

        Our patient volumes are sensitive to seasonal fluctuations in emergency activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however the timing and severity of these outbreaks can vary dramatically. Additionally, as consumers shift towards high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Our ability to open and operate facilities may be impacted by weather conditions.

        Our construction timelines may be delayed due to weather conditions. This may prevent us from opening facilities on time and increase our preopening expense burden. Additionally, extreme weather or natural disasters could also severely hinder our ability to operate existing facilities, delay capital improvements or cause us to close facilities. For example, in 2013 53.7% of our patient service revenue was generated from facilities in the Houston market. If a hurricane, or other severe weather, were to affect this market, it could impact our ability to operate these facilities.

Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.

        While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.

We could be subject to lawsuits for which we are not fully reserved.

        Physicians, hospitals, clinics and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits may involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. As of March 31, 2014, our professional liability insurance coverage was $20 million. This insurance coverage may not cover all claims against us, and insurance coverage may not continue to be available at a cost satisfactory to us to allow for the maintenance of adequate levels of insurance. If one or more successful claims against us were not covered by or exceeded the coverage of our insurance, it could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage, and which are not subject to actuarial estimates. The outcome of these matters could have a material effect on our results of operations in the period when we identify the matter, and the ultimate outcome could have a material adverse effect on our financial position, results of operations, or cash flows.

The reserves we establish with respect to our losses not covered under our insurance programs are subject to inherent uncertainties.

        In connection with our insurance programs, we establish reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate resolution and administration costs of losses we have incurred in respect of our liability risks. Insurance reserves are inherently subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. We use these actuarial estimates to determine appropriate reserves. Our reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While we monitor claims closely when we estimate reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions we use in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in our consolidated financial statements. As of December 31, 2013 and March 31, 2014, we had a reserve of approximately $0.7 million and $0.6 million for incurred but unreported health claims, respectively. If we determine that our estimated reserves are inadequate, we will be required to increase reserves at the time of the determination, which would result in a reduction in our net income in the period in which the deficiency is determined.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance providers.

        Our insurance coverage is through various third-party insurers. To the extent we hold policies to cover certain groups of claims or rely on insurance coverage obtained by third parties to cover such claims, but either we or such third parties did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is unable or unwilling to pay such claims, we may be responsible for those losses. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the "credit risk" of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

        Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party's intellectual property rights. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. The terms of any settlement or judgment may require us to pay substantial amounts to the other party or cease exercising our rights in such intellectual property, including ceasing the use of certain trademarks used by us to distinguish our services from those of others or ceasing the exercise of our rights in copyrightable works. In addition, we may have to seek a license to continue practices found to be in violation of a third party's rights, which may not be available on reasonable terms, or at all. Our business, financial condition or results of operations could be adversely affected as a result.

Risks Related to Healthcare Regulation

We conduct business in a heavily regulated industry and, if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.

        The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages, overpayment recoupment loss of enrollment status and exclusion from government healthcare programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by regulatory authorities or the courts, and their provisions are sometimes open to mutiple interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our managements' attention from the operation of our business.

        Our physicians, nurses and technicians, as well as the third-party payors with which we have a relationship are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation.

        The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. New or changed healthcare laws, regulations or standards may materially and adversely affect our business. In addition, a review of our business by judicial, law enforcement, regulatory or accreditation authorities could result in a determination that could adversely affect our operations.

Our current facilities are subject to state statutes and regulations that govern our operations, and the failure to comply with these laws and regulations can result in civil or criminal sanctions.

        Our operating freestanding emergency room facilities in Texas and Colorado, and our planned facilities in Arizona, are subject to many laws and regulations, particularly at the state and local government levels. These laws and regulations require our freestanding emergency rooms to meet various licensing, certification and other requirements, including those relating to:

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  building and construction codes, fire codes and life safety standards for our facilities;

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  the qualifications of medical and support personnel in our facilities;

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  the adequacy of medical care, equipment, personnel, operating policies and procedures;

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  required governance boards and organizational plans to oversee the facility;

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  facility licensure;

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  maintenance and protection of medical records;

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  environmental protection, health and safety, including the handling and disposal of medical waste;

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  development of infection control and quality improvement policies and procedures;

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  required operating hours;

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  requirements to treat our emergent patients;

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  restrictions on advertising and billing with respect to patients to make clear the facility is operating as an emergency room; and

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  patient transfer agreements and patient transfer plans to care for patients of an acuity beyond the capability of a freestanding facility.

        We may be subject to regulatory fines, penalties or other sanctions if our operations or facilities are found to not comply with applicable laws and regulations. Further, these laws and regulations are subject to change. New regulation of such facilities is also possible, which could force us to change our operational approach or lead to a finding by regulators that our facilities do not meet legal requirements.

State law regulation of construction or expansion of emergency rooms could prevent us from developing additional freestanding emergency rooms or other facilities.

        Thirty-six states have certificate of need programs that require some level of prior approval for the construction of a new facility, acquisition or expansion of an existing facility, or the addition of new services for various healthcare facilities. One of the most common categories of healthcare services reviewed under certificate of need laws is hospital services, which may include the emergency services we provide at our freestanding emergency rooms. While the states where our facilities are currently (or soon will be) operational (Texas, Colorado and Arizona) do not require a certificate of need, other states where we seek to expand our operations may require certificates of need under circumstances not currently applicable to our facilities. If these states require such a certificate, they may examine any proposed facility for the cost of adding additional services compared with other treatment models, the impact of our proposed facility on existing providers, the need for additional or expanded healthcare services in the relevant market and other analysis that may require changes to our business model. In such case, we may not be able to obtain the necessary certificates of need or other required approvals to meet our expansion plans. In addition, if we seek to acquire other facilities, in certificate of need states, we may be required to obtain a certificate of need before the acquisition, before we replace the equipment or before we expand the acquired facility. If we are unable to obtain such approvals, we may not be able to move forward with a planned acquisition, expand the acquired facility, add additional services to the facility or replace its equipment.

        In addition, there is a significant risk of additional state legislation restricting our ability to obtain licensure for new facilities. As described above, only a few states, including Texas and Colorado, currently license the freestanding emergency room facilities that we operate. The lack of a specific licensure process for freestanding emergency facilities may lead state legislators or regulators to aggressively regulate the growth of such facilities, potentially seeking to treat our freestanding emergency room facilities in a manner similar to hospitals. In other states, the growing number of freestanding emergency departments may lead state legislatures to pass legislation requiring us to substantially change our operations or cease our operations in that state entirely. Any such licensure challenges could materially impact our prospects and growth strategy.

We are subject to comprehensive and complex laws and rules that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.

        Substantially all of our services are paid for by third-party commercial payors. These third-party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. Reimbursement is typically conditioned on our providing the correct procedure and diagnostic codes and properly documenting the services themselves, including the level of service provided, the medical necessity for the services, the site of service, and the identity of the physician, nurse or technician who provided the service.

        We must also comply with numerous other state and federal laws applicable to our documentation and the claims we submit for payment, including but not limited to (i) "coordination of benefits" rules that dictate which payor we must bill first when a patient has potential coverage from multiple payors, (ii) requirements that we obtain the signature of the patient or patient representative, or, in certain cases, alternative documentation, prior to submitting a claim, (iii) requirements that we make repayment within a specified period of time to any payor which pays us more than the amount to which we are entitled, (iv) "reassignment" rules governing our ability to bill and collect professional fees on behalf of our physicians, (v) requirements that our electronic claims for payment be submitted using certain standardized transaction codes and formats and (vi) laws requiring us to handle all health and financial information of our patients in a manner that complies with specified security and privacy standards.

        Private third-party payors carefully audit and monitor our compliance with these and other applicable rules. Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services.

        Additionally, on January 16, 2009, the United States Department of Health and Human Services, or HHS, released the final rule mandating that everyone covered by the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which includes our facilities must implement the International Classification of Diseases (10th Edition), or ICD-10, for medical coding on October 1, 2013. HHS subsequently postponed the deadline for implementation of ICD-10 codes until October 1, 2014. ICD-10 codes contain significantly more information than the ICD-9 codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than ICD-9 codes. However, the transition to ICD-10 does not affect Current Procedural Terminology coding for physician services or outpatient procedures. We may incur additional costs for computer system updates, training, and other resources required to implement these changes.

        If our operations are found to be in violation of these or any of the other laws which govern our activities, any resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

Changes in the rates or methods of third-party reimbursements, including due to political discord in the budgeting process outside our control, may adversely affect our revenue and operations.

        We derive a majority of our revenue from direct billings to patients and third-party payors. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a significant adverse impact on our revenue and financial results. Reimbursement rates can vary depending on whether the facility provider is an in-network or out-of-network provider. Each of our facilities will be out-of-network for some patients. Some facilities, as an out-of-network provider, may have issues billing appropriately with certain third-party payors. In some states, we may rely on state law that requires reimbursement of our services at in-network rates. A change in state law where the majority of our facilities are operated could have a material effect on our revenue or force us to negotiate lower rates with third-party payors who may or may not be willing to enter into agreements with us. Such a legislative change is currently being pursued by members of the Colorado legislature. A proposed bill has passed a committee of the state senate, which would significantly reduce reimbursement rates for our facilities within the state by making it a violation of the state insurance code to bill insurers or their beneficiaries for facility fees. This change, if enacted, would effectively prohibit our current model within the state. We cannot predict the outcome of this pending legislation, nor can we assure you that if this law does not pass, the Colorado legislature or another state where we operate would not pass another law that damages our ability to operate under our current model.

        Additionally, PPACA could ultimately result in substantial changes in coverage and reimbursement, including changes in coverage or amounts paid by private payors, which could have an adverse impact on our revenue from those sources.

Recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending could adversely affect our business model, financial condition or results of operations.

        Our results of operations and financial condition could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. In March 2010, the President signed PPACA into law, which made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. However, certain provisions in PPACA, such as the establishment of the Independent Payment Advisory Board, could cause us to face negative reimbursement rates that would adversely affect our business model.

        PPACA may also adversely affect payors by increasing their medical cost trends, which could have an effect on the industry and potentially impact our business and revenue as payors seek to offset these increases by reducing costs in other areas, although the extent of this impact is currently unknown.

        Because of the continued uncertainty about the implementation of PPACA, we cannot quantify or predict with any certainty the likely impact of PPACA on our business model, prospects, financial condition or results of operations. We also anticipate that Congress and state legislatures may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting additional fundamental changes in the healthcare delivery system. We cannot assure you as to the ultimate content, timing, or effect of changes, nor is it possible at this time to estimate the impact of potential legislation.

If current or future laws or regulations force us to restructure our arrangements with physicians, professional corporations and hospitals, we may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts, and we may need to refinance our debt or obtain debt holder consent.

        A number of laws bear on our relationships with our physicians. State authorities in some jurisdictions could find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician's professional judgment, but they may also prevent the sharing of professional services income with non-professional or business interests. Approximately 30 states have some form of corporate practice of medicine restrictions and as we continue to expand into new markets, our current business model may implicate these restrictions. The states in which we currently operate (Colorado and Texas) have some level of corporate practice of medicine restrictions. In each of these states, a business corporation may not employ physicians or provide medical services. While we believe we are currently in material compliance with applicable state laws relating to the corporate practice of medicine and fee-splitting, regulatory authorities or other parties, including our affiliated physicians, may assert that, despite these arrangements, we are impermissibly engaged in the practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physicians and physician groups.

        Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from us and from each other, and, accordingly, each such physician/practice would be subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. A review or action by regulatory authorities or the courts could force us to terminate or modify our contractual relationships with physicians and affiliated medical groups, or to revise them in a manner that could be materially adverse to our business.

        Various licensing and certification laws, regulations and standards apply to us, our affiliated physicians and our relationships with our affiliated physicians. Failure to comply with these laws and regulations could result in our services being found to be non-reimbursable or prior payments being subject to recoupment, and can give rise to civil or criminal penalties, including loss of licensure for the facility. We routinely take actions we believe are necessary to retain or obtain all requisite licensure and operating authorities, including all building codes, state licensure rules and all state-mandated services. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, agencies that administer these programs may find that we have failed to comply in some material respects. Further, any expansion in new states or participation in the Medicare or Medicaid programs may add additional licensing and certification requirements with which we may not be in full compliance today.

        Adverse judicial or administrative interpretations could result in a finding that we are not in compliance with one or more of these laws and rules that affect our relationships with our physicians.

        These laws and rules, and their interpretations, may also change in the future. Any adverse interpretations or changes could force us to restructure our relationships with physicians, professional corporations or our hospital systems, or to restructure our operations. This could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenue under existing contracts. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.

We are subject to the data privacy, security and breach notification requirements of HIPAA and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions.

        HIPAA required HHS to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by "covered entities." As a provider of healthcare who conducts certain electronic transactions, each of our facilities is considered a covered entity under HIPAA. We have taken actions to comply with the HIPAA privacy regulations and believe that we are in substantial compliance with those regulations. These actions include the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense.

        In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. We have taken actions in an effort to be in compliance with these security regulations and believe that we are in substantial compliance, however, a security incident that bypasses our information security systems causing an information security breach, loss of protected health information or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with fines. Ongoing implementation and oversight of these security measures involves significant time, effort and expense.

        The Health Information Technology for Economic and Clinical Health Act, or HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured protected health information, or PHI, that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured protected health information constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. If a breach affects 500 patients or more, it must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties, but also to unauthorized internal access to or use of such PHI.

        HITECH significantly expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. Currently, violations of the HIPAA privacy, security and breach notification standards may result in civil penalties ranging from $100 to $50,000 per violation, subject to a cap of $1.5 million in the aggregate for violations of the same standard in a single calendar year. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to "willful neglect" may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may able to award damages, costs and attorneys' fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity's compliance record.

        States may impose more protective privacy restrictions in laws related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. Both Texas and Colorado have privacy regulations that are more restrictive than HIPAA and impose additional requirements. If we fail to comply with HIPAA or similar state laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and our reputation.

        In addition, states may also impose restrictions related to the confidentiality of personal information that is not considered "protected health information" under HIPAA. Such information may include certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

We do not currently participate in the federal Medicare program or any state Medicaid programs, and any effort to serve patients relying on these programs may require us to comply with a number of additional federal regulatory schemes, require significant changes to our operations, and subject our facilities to potentially adverse financial impacts from federal legislative or regulatory changes.

        Our facilities do not currently participate as providers in the federal Medicare, Medicaid or Tricare programs. By not participating in these programs, many potential consumers of our services in our target markets may choose to receive services from other providers. Because we do not currently participate as Medicare or Medicaid providers, we are not directly subject to certain federal regulatory schemes. For example, the federal physician self-referral law, or the Stark Law, and the Anti-Kickback Statute apply only to the provision of healthcare services and supplies to Medicare and Medicaid patients. While we have sought to organize our operations to comply with both the Stark Law and Anti-Kickback Statute, we cannot assure you that, if we joined these government programs, we would not have to reorganize our existing relationships with our physicians, referral sources and other partners, or that we would not be subject to government investigation for failure to comply with these laws.

        In addition, these programs, particularly Medicare, have substantial statutory and regulatory requirements that would likely require us to modify our current operational model to participate. For example, the Medicare program does not currently allow the participation of independent freestanding emergency room facilities. To participate as a Medicare provider, we would need to open a central-hospital facility that owns and operates the satellite freestanding emergency rooms as "provider-based facilities" under a unified organization. Under Medicare, establishing such a central-hospital facility with satellite freestanding emergency rooms structure requires a hospital to be "primarily engaged in the provision of services to inpatients." This requirement could limit our ability to grow by restricting the number of additional freestanding facilities associated with each Medicare-certified hospital to ensure compliance with the inpatient service requirements. This and other Medicare conditions of participation could be costly and limit our expansion plans. Our current accreditation from the Joint Commission as freestanding emergency room facilities does not guarantee that our facilities would meet the Joint Commission hospital standards or Medicare conditions of participation or Medicaid requirements for hospitals.

        Furthermore, the Medicare and Medicaid programs are particularly susceptible to statutory and regulatory changes, retroactive and prospective rate adjustments, spending freezes, federal and state funding reductions and administrative rulings and interpretations concerning, without limitation, patient eligibility requirements, funding levels and the method of calculating payments or reimbursements. PPACA reduces annual payment updates for certain providers, including hospitals, and reduces Medicare payments for certain procedures, such as readmissions and hospital-acquired infections. Furthermore, the Budget Control Act of 2011 requires automatic spending reductions for each fiscal year through 2021. We are unable to predict how these spending reductions will be structured, what other deficit reduction initiatives may be adopted by the U.S. Congress or how these changes would impact our facilities if we entered the Medicare program.

        Enrolling as a Medicaid provider could also subject a portion of our revenue to fluctuations and limitations in state budgets. Many states legislatures are required by their state constitution or laws to balance the state's budgets annually and the Medicaid program is often the largest budget expenditure for many states. In recent years, as economic forces put pressure on state budgets, many states decreased spending or decreased spending growth for their Medicaid programs. States also continually review and revise their Medicaid programs and request waivers from the Centers for Medicare & Medicaid Services from otherwise national requirements, which could result in certain payments being reduced or eliminated. Such spending changes could have a material impact on the performance of our facilities, if our facilities participate in state Medicaid programs.

Our facilities, billing practices, relationships with healthcare providers and third parties, and our marketing practices may become subject to the Anti-Kickback Statute, Stark Law, False Claims Act and similar state laws.

        Our facilities do not currently participate in the federal Medicare, Medicaid, or Tricare programs. In the event we enroll in any of these programs, however, our facilities would be directly subject to additional federal laws, including, but not limited to, those discussed below.

Anti-Kickback Statute

        Provisions in Title XI of the Social Security Act, commonly referred to as the Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states such as Texas and Arizona have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any payor, including private payors.

        Although the company does not currently accept Medicare, Medicaid or Tricare reimbursement, we could still be subject to the Anti-Kickback Statute to the extent we have referral or financial relationships with other parties that do participate in those programs.

        Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. We may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require us to enter into a Corporate Integrity Agreement, or CIA. The obligations contained in such CIA could have a material adverse effect on our business, financial condition and results of operations.

Stark Law

        The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include, among others, hospital inpatient, hospital outpatient, laboratory and imaging services. Some states, including Texas and Colorado, have self-referral laws similar to Stark Law for Medicaid claims (and commercial claims). States such as Arizona and Texas also require physicians to disclose to their patients that they have a direct financial relationship in a separate diagnostic or treatment agency or in services and goods being prescribed.

        Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, results of operations and financial condition.

False Claims Act

        The federal government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. False claims filed with private insurers can also lead to criminal and civil penalties under state law. While the criminal statutes are generally reserved for instances of fraudulent intent, the government applies criminal, civil and administrative penalty statutes to a range of circumstances, including coding errors, billing for services not provided, submitting false cost reports, submitting claims resulting from arrangements prohibited by the Stark Law or the Anti-Kickback Statute, billing for services not rendered in compliance with complex Medicare and Medicaid regulations and guidance, misrepresenting services rendered (e.g., miscoding, upcoding, etc.) and application for duplicate reimbursement. Additionally, the federal government has taken the position that claiming reimbursement for unnecessary or substandard services violates these statutes if the claimant should have known that the services were unnecessary or substandard. Criminal penalties also are available in the case of claims filed with private insurers if the federal government shows that the claims constitute mail fraud or wire fraud or violate a number of federal criminal healthcare fraud statutes.

        Under the "qui tam" provisions of the Federal False Claims Act, private parties ("relators" or "whistleblowers") may bring actions against providers on behalf of the federal government. Such private parties are entitled to share in any amounts recovered by the government through trial or settlement. Qui tam cases are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government and the presiding court. In recent years, the number of suits brought by private individuals has increased dramatically.

        Both direct enforcement activity by the government and whistleblower lawsuits under the Federal False Claims Act have increased significantly in recent years and have increased the risk of healthcare companies like us having to defend a false claims action, repay claims paid by the government, pay fines or be excluded from the Medicare and Medicaid programs. In addition, under PPACA, providers must report and refund the overpayments before the later of 60 days after the overpayment was identified or the date any corresponding cost report is due, if applicable. Any overpayment that is retained after this deadline is considered an obligation subject to an action under the Federal False Claims Act.

        A number of states have enacted false claims acts that are applicable to claims submitted to state Medicaid programs and are similar to the Federal False Claims Act. Section 6031 of the Deficit Reduction Act of 2005, or DRA, amended federal law to encourage these types of state laws, along with a corresponding increase in state initiated false claims enforcement efforts. Currently, most states and the District of Columbia have some form of state false claims act. As of March 10, 2014, the OIG has reviewed 28 of these and determined that 14 of these satisfy the DRA standards, including Texas and Colorado. Several states were given a grace period to amend their false claims acts to come into compliance with recent amendments to the Federal False Claims Act. We anticipate this figure will continue to increase.

Recovery Audit Program of the Centers for Medicare & Medicaid Services

        We believe that the Centers for Medicare & Medicaid Services will continue to operate its Recovery Audit Program, which could randomly audit us if we enroll in the Medicare, Medicaid, or Tricare program. The Recovery Audit Program's mission is to identify and correct Medicare improper payments through the efficient detection and collection of overpayments made on claims of healthcare services provided to Medicare beneficiaries, and the identification of underpayments to providers so that the Centers for Medicare & Medicaid Services can implement actions that will prevent future improper payments in all 50 states.

The Emergency Medical Treatment and Labor Act

        If we participate in Medicare, Medicaid or Tricare, we may become subject to certain requirements of the Emergency Medical Treatment and Labor Act, or EMTALA. Under EMTALA, all participating hospitals with emergency departments are required to provide an appropriate medical screening examination upon request by any individual to determine whether an emergency medical condition exists or if the patient is in active labor. If the hospital determines that there is an emergency medical condition, then the hospital must stabilize the individual. Violations of these EMTALA obligations (if applicable) could subject us to civil penalties. Furthermore, individuals have a private right of enforcement if they suffer harm that is a direct result of a violation of EMTALA.

        Our facilities are subject to state requirements similar to those of EMTALA, regardless of whether our facilities enroll in Medicare, Medicaid or Tricare. For example, in Texas, as freestanding emergency room facilities, we are required by state law to provide appropriate screening and examinations to individuals to determine if an emergency medical condition exists. The facilities are also required to provide the necessary stabilizing treatment without assessing the individual's ability to pay. Violations of these requirements could lead to administrative and criminal penalties.

Changes in our ownership structure and operations may require us to comply with numerous notification and reapplication requirements in order to maintain our licenses, certifications or other authorizations to operate, and failure to do so, or an allegation that we have failed to do so, could result in payment delays, forfeiture of payment or civil and criminal penalties.

        We and our contracted physicians are subject to various federal, state and local licensing and certification laws with which we must comply in order to maintain authorization to provide, or receive payment for, our services. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.

        In certain jurisdictions, changes in our ownership structure require pre- or post-notification to state governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. Our changes in corporate structure and ownership involving changes in our beneficial ownership required us in some instances to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions or to begin to receive payment from government payment programs. The extent of such notices and filings may vary in each jurisdiction in which we operate, although those regulatory entities requiring notification generally request factual information regarding the new corporate structure and new ownership composition of the operating entities that hold the applicable licensing and certification.

        While we have made consistent efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

Federal law does not mandate coverage or reimbursement amounts by private payors for services provided in our facilities.

        PPACA requires all non-grandfathered insurance plans covering emergency services to cover treatment of a "prudent layperson" who reasonably believes his or her health is in jeopardy at emergency departments of a hospital without regard to whether that hospital is in-network. PPACA further prohibits insurance providers from requiring pre-approval authorization or other administrative limits on such services in out-of-network hospitals, and has certain minimum payment provisions for emergency care in a hospital emergency department that meet this prudent layperson standard. These provisions do not currently apply to our facilities since our facilities are not hospital emergency departments. Without PPACA's protections, there is risk that insurance providers may respond to the costs of these new federal mandates by reducing payment to non-covered freestanding emergency departments, such as our operating facilities. Further, many states previously enacted prudent layperson standards that may benefit our facilities. For instance, Texas requires insurers to reimburse services that meet its prudent layperson standard in all out-of-network emergency rooms, including our freestanding emergency room facilities. With the federal changes, states may be less willing to protect non-hospital emergency room services or to maintain their own prudent layperson standard laws. We cannot guarantee that such changes caused by PPACA will not disadvantage our facilities in a way that materially changes our revenue or operations.

Risks Related to Our Organizational Structure

We are an "emerging growth company" as defined in the Securities Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, among other things, not being required to comply with the auditor attestation requirements of Section 404, reduced financial disclosure requirements, which include being permitted to provide only two years of audited financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding stockholder advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information that they may deem important. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2) of the Securities Act for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        We could be an emerging growth company for up to five years following the date of this prospectus, although circumstances could cause us to lose that status earlier, including if our total annual gross revenue exceeds $1.0 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if the market value of our Class A common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time. Investors may find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 for so long as we are an "emerging growth company."

        Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an "emerging growth company." We could be an "emerging growth company" for up to five years.

        Furthermore, at such time as we cease to be an "emerging growth company," we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could have a material adverse effect on our business, prospects, results of operations and financial condition.

Adeptus Health Inc.'s only material asset after completion of this offering will be its interest in Adeptus Health LLC, and it is accordingly dependent upon distributions from Adeptus Health LLC to pay taxes and pay dividends.

        Adeptus Health Inc. is a holding company that will be formed in connection with this offering and will have no material assets other than its ownership of LLC Units. Adeptus Health Inc. has no independent means of generating revenue. Adeptus Health Inc. intends to cause Adeptus Health LLC to make distributions to its unitholders in an amount sufficient to cover all applicable taxes at assumed tax rates and dividends, if any. Deterioration in the financial condition, earnings or cash flow of Adeptus Health LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent Adeptus Health Inc. needs funds, and Adeptus Health LLC is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our business, prospects, results of operations or financial condition.

        Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries (including Adeptus Health LLC) to us, and such other factors as our board of directors may deem relevant. First Choice ER, LLC and its subsidiaries are currently subject to certain restrictions and covenants under our Senior Secured Credit Facility, including limits on amounts of leverage, interest charges and capital expenditures. These restrictions and covenants may restrict the ability of those entities to make distributions to Adeptus Health Inc. Any additional financing arrangement we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

Adeptus Health Inc. will be required to pay the Post-IPO Unit Holders and the Merged Owner certain tax benefits they may claim arising in connection with this offering and related transactions and subsequent exchanges in the future, and the amounts it may pay could be significant.

        We will enter into a tax receivable agreement with the Post-IPO Unit Holders providing for the payment by Adeptus Health Inc. to the Post-IPO Unit Holders of 85% of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits. See "Organizational Structure" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

        We will also enter into a tax receivable agreement with the Merged Owner that will provide for the payment by Adeptus Health Inc. to the Merged Owner of 85% of the benefit, if any, that Adeptus Health Inc. is deemed to realize as a result of net operating loss carryovers of SCP III AIV THREE-FCER Blocker, Inc. from periods (or portions thereof) prior to the consummation of this offering. See "Organizational Structure" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

        We expect the payments that Adeptus Health Inc. may make under the tax receivable agreements will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise or if distributions to Adeptus Health Inc. by Adeptus Health LLC are not sufficient to permit Adeptus Health Inc. to make payments under the tax receivable agreements after it has paid taxes. The payments under the tax receivable agreements are not conditioned upon the Post-IPO Unit Holders' continued ownership of us.

        Estimating the amount of payments that may be made under the tax receivable agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreements, will vary depending upon a number of factors, including the timing of exchanges, the relative value of our assets at the time of the exchange, the price of shares of our common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we realize in the future and the tax rate then applicable, our use of loss carryovers and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis.

        We are not aware of any issue that would cause the IRS to challenge a tax basis increase or the net operating loss carryovers; however, if the IRS were successful in making such a challenge, we would not be reimbursed for any payments that may previously have been made under the tax receivable agreements if it is later determined that we did not receive the anticipated corresponding tax benefit. As a result, in certain circumstances we could make payments under the tax receivable agreements in excess of our cash tax savings.

Our corporate structure may result in conflicts of interest between our stockholders and the holders of LLC Units.

        We hold our assets and conduct substantially all of our operations through Adeptus Health LLC, which may in the future issue additional LLC Units to third parties. Persons holding LLC Units would have the right to vote on certain amendments to the limited liability company agreement of Adeptus Health LLC, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future when the interests of members in Adeptus Health LLC conflict with the interests of our stockholders. As we are the managing member of Adeptus Health LLC, we have fiduciary duties to the other members of Adeptus Health LLC that may conflict with fiduciary duties our officers and directors owe to our stockholders. These conflicts may result in decisions that are not in the best interests of stockholders.

Transformation into a public company will increase our costs and may disrupt the regular operations of our business.

        This offering will have a significant transformative effect on us. Our business historically has operated as a privately owned company and we will incur significant additional legal, accounting, reporting and other expenses as a result of having publicly-traded Class A common stock. We will also incur costs that we have not incurred previously, particularly after we are no longer an "emerging growth company." Such costs include, but are not limited to, costs and expenses for directors fees, increased directors and officers insurance, investor relations, compliance with the Sarbanes-Oxley Act and rules and regulations of the SEC, and various other costs of a public company.

        The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.

We will be deemed a "controlled company" and, as a result, will be exempt from certain corporate governance requirements.

        Upon completion of this offering, certain of our Existing Owners will continue to hold interests representing a majority of our outstanding voting power. So long as they maintain such a majority, we will be a "controlled company" within the meaning of corporate governance standards of the NYSE. Under those standards, a company of which more than 50% of the voting power is held by another company or group is a "controlled company" and need not comply with certain requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that there be a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that there be a compensation committee composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees. As a result, we will not be required to have a majority of independent directors on our board of directors and we will not be required to have a nominating and corporate governance committee or compensation committee. If we are no longer eligible to rely on the controlled company exception, we intend to comply with all applicable corporate governance requirements, but we will be able to rely on phase-in periods for certain of these requirements in accordance with NYSE rules. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all corporate governance requirements.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

        Our amended and restated certificate of incorporation and amended and restated by-laws will contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

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  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of Class A common stock;

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  generally prohibit stockholder action by written consent once we no longer qualify as a "controlled company," which requires all stockholder actions to be taken at a meeting of our stockholders;

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  expressly authorize the board of directors to make, alter or repeal our by-laws by majority vote; and

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  establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See "Description of Capital Stock."

Risks Related to this Offering and Our Class A Common Stock

A significant portion of the proceeds from this offering will be used to purchase LLC Units from certain of our Existing Owners.

        We intend to use $            of the proceeds from this offering (or $            if the underwriters exercise in full their option to purchase additional shares) to purchase LLC Units from certain of our Existing Owners, as described under "Organizational Structure—Reorganization Transactions—Offering Transactions." Accordingly, we will not retain any of the proceeds used to purchase such LLC Units.

There is no existing market for our Class A common stock, and we do not know if one will develop to provide stockholders with adequate liquidity.

        Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict whether investor interest in our company will lead to the development of an active trading market on the NYSE or otherwise or how liquid any market that does develop might become. The initial public offering price for the shares of our Class A common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

        The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have            outstanding shares of Class A common stock. This number includes shares of our Class A common stock we are selling in this offering, which may be resold immediately in the public market. In addition, after the consummation of this offering, the Merged Owner will hold            shares of Class A common stock and the Post-IPO Unit Holders will hold             LLC Units. See "Shares Eligible for Future Sale."

        In addition, the Post-IPO Unit Holders (or certain permitted transferees thereof) will have the right (subject to the terms of the Amended and Restated Limited Liability Company Agreement) to exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications. These exchanges, or the possibility these exchanges may occur, might also make it more difficult for holders of our Class A common stock to sell such stock in the future at a time and at a price that they deem appropriate. See "Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC—Exchange Procedures."

        We, our executive officers, directors and holders of our common stock, including the selling stockholders, have agreed not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock (including LLC Units), for 180 days after the date of this prospectus without first obtaining the written consents of certain of the underwriters.

        We will also enter into a registration rights agreement pursuant to which the Post-IPO Unit Holders, their affiliates and certain of their transferees will have the ability to cause us to register the shares of our Class A common stock they acquire in connection with the Reorganization Transactions or will receive upon exchange of their LLC Units (together with a corresponding number of shares of our Class B common stock).

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline or could subject us to litigation.

        The market for equity securities worldwide experiences significant price and volume fluctuations that could result in a reduced market price of our Class A common stock, even if our operating performance is strong. In addition, general economic, market or political conditions could have an adverse effect on our stock price. Our Class A common stock price could also suffer significantly if our operating results are below the expectations of analysts and investors. Investors may be unable to resell their shares of our Class A common stock at or above the initial public offering price. In addition, when the market price of a company's common stock drops significantly, stockholders sometimes institute securities class action lawsuits against that company. A securities class action lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our Class A common stock could decline.

        The trading market for our Class A common stock will depend in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on our company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution.

        If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution of $            per share assuming an initial offering price of $            per share (which is the midpoint of the price range shown on the cover of this prospectus), because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. This dilution is caused in large part because our Existing Owners paid substantially less than the initial public offering price when they purchased their LLC Units. You will also experience additional dilution upon the exercise of options to purchase Class A common stock under our equity incentive plans, if we issue restricted stock to our employees under these plans or if we otherwise issue additional shares of our Class A common stock. See "Organizational Structure," "Dilution" and "Shares Eligible for Future Sale."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in this prospectus that are not historical facts. When used in this document, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "project" and similar expressions as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

        The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We believe that these factors include, but are not limited to, the following:

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  our ability to implement our growth strategy;

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  our ability to maintain sufficient levels of cash flow to meet growth expectations;

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  our ability to protect our brand;

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  federal and state laws and regulations relating to our facilities, which could lead to the incurrence of significant penalties by us or require us to make significant changes to our operations;

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  our ability to locate available facility sites on terms acceptable to us;

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  competition from hospitals, clinics and other emergency care providers;

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  our dependence on payments from third-party payors;

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  our ability to source and procure new products and equipment to meet patient preferences;

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  our reliance on MPT and the MPT Agreement;

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  disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs;

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  our ability or the ability of our healthcare system partners to negotiate favorable contracts or renew existing contracts with third-party payors on favorable terms;

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  significant changes in our payor mix or case mix resulting from fluctuations in the types of cases treated at our facilities;

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  material changes in IRS revenue rulings, case law or the interpretation of such rulings;

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  shortages of, or quality control issues with, emergency care-related products, equipment and medical supplies that could result in a disruption of our operations;

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  the intense competition we face for patients, physician use of our facilities, strategic relationships and commercial payor contracts;

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  the fact that we are subject to significant malpractice and related legal claims;

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  the growth of patient receivables or the deterioration in the ability to collect on those accounts;

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  the impact on us of PPACA, which represents a significant change to the healthcare industry; and

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  ensuring our continued compliance with HIPAA, which could require us to expend significant resources and capital.

        These forward-looking statements involve known and unknown risks, inherent uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Actual results and the timing of certain events may differ materially from those contained in these forward-looking statements.

        Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. We discuss many of these risks in greater detail under the heading "Risk Factors." Unless required by United States federal securities laws, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

 USE OF PROCEEDS

        We estimate the net proceeds to us from this offering, based on the initial public offering price per share of $             (which is the midpoint of the price range shown on the cover of this prospectus), after deducting underwriting discounts and commissions, will be approximately $             million (or $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock). We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders. We estimate that our expenses from this offering will be approximately $            .

        We intend to use $             million of these proceeds (or $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), to purchase LLC Units from certain of our Existing Owners, as described under "Organizational Structure—Reorganization Transactions—Offering Transactions." Accordingly, we will not retain any of the proceeds used to purchase such LLC Units. See "Principal and Selling Stockholders" for information regarding the proceeds from this offering that will be paid to our directors and named executive officers.

        We intend to use $             million (or $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) of these proceeds to purchase newly-issued LLC Units from Adeptus Health LLC, as described under "Organizational Structure—Reorganization Transactions—Offering Transactions." We intend to cause Adeptus Health LLC to use these proceeds to repay some or all of the then outstanding revolving indebtedness under the Senior Secured Credit Facility (with such facility remaining outstanding after such repayment and amounts repaid available for re-borrowing to fund the construction of new facilities, purchase new medical equipment and for general corporate purposes). Any remaining proceeds will be used for general corporate purposes, including working capital to support our facility expansion efforts. The amounts currently outstanding under the Senior Secured Credit Facility were utilized to repay preexisting indebtedness, construct new facilities and support our working capital needs in relation to our growth efforts. As of March 31, 2014, we had approximately $82.0 million outstanding under the Senior Secured Credit Facility, excluding letters of credit and guarantees, with a weighted average interest rate of 8.5%. The Senior Secured Credit Facility matures on October 31, 2018.

        We intend to use $2.0 million of these proceeds to make a one-time payment to Sterling Fund Management, or SFM, an affiliate of our Sponsor, in connection with the termination of the Advisory Services Agreement. Pursuant to the Advisory Services Agreement, which we entered into with SFM on September 30, 2011, SFM has provided management, consulting and financial services to us and our subsidiaries. The Advisory Services Agreement has a five-year term and is automatically renewable for successive one-year periods, until such time that our Sponsor or any of its affiliates, in the aggregate, no longer beneficially own greater than 10% of the then-outstanding voting securities of First Choice ER, LLC. Notwithstanding the foregoing, in connection with the consummation of this offering, the Advisory Services Agreement will be terminated. See "Certain Relationships and Related Party Transactions—Advisory Services Agreement."

 DIVIDEND POLICY

        We do not currently plan to pay a dividend on our common stock following this offering. The declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of our board of directors.

        Adeptus Health Inc. is a holding company and has no material assets other than its ownership of LLC Units in Adeptus Health LLC. In the event that we do pay a dividend, we intend to cause Adeptus Health LLC to make distributions to us in an amount sufficient to cover such dividend. If Adeptus Health LLC makes such distributions to us, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        The Senior Secured Credit Facility limits the ability of Adeptus Health LLC to pay distributions to us. See "Description of Indebtedness."

        Any financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, Adeptus Health LLC is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Adeptus Health LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Adeptus Health LLC are generally subject to similar legal limitations on their ability to make distributions to Adeptus Health LLC.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2014 of Adeptus Health LLC on an actual basis and of Adeptus Health Inc. on a pro forma basis to reflect:

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  the Reorganization Transactions as described in "Organizational Structure";

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  the sale of                shares of our Class A common stock in this offering at the assumed initial offering price of $        per share (the midpoint of the price range on the cover page of this prospectus), after deducting underwriting discounts, commissions and estimated offering expenses; and

  •
  the application of the net proceeds as described in "Use of Proceeds."

        You should read the information in this table in conjunction with our financial statements and the notes to those statements appearing in this prospectus, as well as the information under the headings "Organizational Structure," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2014
		Adeptus Health Inc.
	Adeptus Health LLC
		Pro Forma (unaudited)
(in thousands, except for share amounts)	Actual
Cash and cash equivalents	$1,127	$

Short-term debt:
Insurance financing agreement	336
Current maturities of capital lease obligations	66

Total short-term debt	402
Long-term debt:
Senior Secured Credit Facility-term loan(1)	82,000
Capital lease obligations	4,002

Total long-term debt	86,002
Owners' / Stockholders' equity:
Owners' equity	75,543
Class A common stock: par value $0.01 per share; shares authorized; shares issued and outstanding, as adjusted for this offering	—
Class B common stock: par value $0.01 per share; shares authorized; shares issued and outstanding, as adjusted for this offering	—
Additional paid-in capital	—
Accumulated other comprehensive income (loss)	—
Retained earnings	—
Non-controlling interest	—

Total owners' / stockholders' equity	75,543

Total capitalization	$161,947	$

(1)
On October 31, 2013, we entered into a Senior Secured Credit Facility for a $75 million term loan, which matures on October 31, 2018. The Senior Secured Credit Facility includes an additional $165.0 million delayed draw term loan commitment, which, if unused, expires on April 30, 2015; otherwise the amounts outstanding expire on October 31, 2018. The Senior Secured Credit Facility also includes a $10.0 million revolving commitment that matures on October 31, 2018. See "Description of Indebtedness."

 DILUTION

        If you invest in shares of our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the shares of Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to our Existing Owners.

        Our pro forma net tangible book value as of March 31, 2014, would have been approximately $         million, or $        per share of Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities after giving effect to our reorganization into a holding company structure. Pro forma net tangible book value per share of Class A common stock represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding and assumes that all of the Post-IPO Unit Holders exchanged their LLC Units (together with a corresponding number of shares of our Class B common stock) for newly-issued shares of Class A common stock on a one-for-one basis.

        After giving effect to the sale of                shares of Class A common stock in this offering at the assumed initial offering price of $        per share (the midpoint of the price range shown on the cover of this prospectus) and the other transactions described under "Organizational Structure" and "Unaudited Pro Forma Financial Information," and assuming that all of the Post-IPO Unit Holders exchanged their LLC Units (together with a corresponding number of shares of our Class B common stock) for newly-issued shares of Class A common stock on a                basis, our pro forma as adjusted net tangible book value as of March 31, 2014, would have been $         million, or $        per share of Class A common stock. This represents an immediate increase in net tangible book value of $        per share of Class A common stock to our Existing Owners and an immediate dilution in net tangible book value of $        per share of Class A common stock to investors in this offering.

        The following table illustrates this dilution on a per share of Class A common stock basis assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock:

Assumed initial public offering price per share of Class A common stock (the midpoint of the price shown on the cover of this prospectus)	$
Pro forma net tangible book value per share of Class A common stock as of March 31, 2014	$
Decrease in pro forma net tangible book value per share of Class A common stock attributable to the Reorganization Transactions	$
Pro forma net tangible book value per share of Class A common stock as of December 31, 2013 prior to this offering	$
Dilution in pro forma net tangible book value per share of common stock to investors in this offering	$

        Each $1.00 increase or decrease in the offering price per share of Class A common stock would increase or decrease, as applicable, the as adjusted pro forma net tangible book value by $        per share and the dilution to new investors in the offering by $        per share, assuming that the number of shares offered in this offering, as set forth on the cover page of this prospectus, remains the same. The pro forma information discussed above is for illustrative purposes only. Our net tangible book value following the completion of the offering is subject to adjustment based on the actual offering price of our Class A common stock and other terms of this offering determined at pricing.

        The following table summarizes, on the same pro forma basis as of March 31, 2014, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share of Class A common stock paid by our Existing Owners and by new investors purchasing shares of Class A common stock in this offering, assuming that all of the Post-IPO

Unit Holders exchanged their LLC Units (together with a corresponding number of shares of our Class B common stock) for newly-issued shares of Class A common stock on a basis.

	Shares of Class A Common Stock Purchased			Total Consideration			Average Price per Share of Class A Common Stock
	Number	Percent		Amount	Percent
Existing Owners			%	$		%	$
Investors in this offering			%	$		%	$
Total			%	$		%	$

        If the underwriters' option to purchase additional shares is exercised in full, the number of Class A shares held by Existing Owners would be                or    %, and the number of Class A shares held by new investors would increase to                or    %, of the total number of shares of our Class A common stock outstanding after this offering.

 ORGANIZATIONAL STRUCTURE

        Adeptus Health Inc. was incorporated as a Delaware corporation in March 2014 for the purposes of this offering. Adeptus Health Inc. has not engaged in any business or other activities except in connection with its formation.

Organizational Structure Following this Offering

        Immediately following this offering, Adeptus Health Inc. will be a holding company and its sole material asset will be a controlling equity interest in Adeptus Health LLC. As the sole managing member of Adeptus Health LLC, Adeptus Health Inc. will operate and control all of the business and affairs of Adeptus Health LLC and, through Adeptus Health LLC and its subsidiaries, conduct our business. Adeptus Health Inc. will own 100% of the voting rights of Adeptus Health LLC, and therefore will have control over Adeptus Health LLC. Adeptus Health Inc. will consolidate Adeptus Health LLC and its subsidiaries in its consolidated financial statements. Adeptus Health Inc. will report a noncontrolling interest related to the LLC Units held by certain of our Existing Owners, including funds affiliated with our Sponsor, a fund affiliated with our founder and certain members of management and our board of directors, who we refer to collectively as the Post-IPO Unit Holders, in its consolidated statements of financial condition, operations, cash flows and comprehensive income (loss).

        The post-offering organizational structure will allow the Post-IPO Unit Holders who will continue to hold LLC Units after the consummation of this offering to retain their equity ownership in Adeptus Health LLC, an entity that is classified as a partnership for United States federal income tax purposes, in the form of LLC Units. Investors in this offering will, by contrast, hold their equity ownership in Adeptus Health Inc., a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. Adeptus Health Inc. will incur United States federal, state and local income taxes on its share of any taxable income of Adeptus Health LLC.

        SCP III AIV THREE-FCER Conduit, L.P., one of our Existing Owners and an affiliate of our Sponsor, which we refer to as the Merged Owner, will receive shares of Class A common stock in connection with the merger of SCP III AIV THREE-FCER Blocker, Inc. with Adeptus Health Inc.

        In connection with the Reorganization Transactions described below, we will amend and restate our certificate of incorporation to authorize two classes of common stock: Class A common stock and Class B common stock. The Post-IPO Unit Holders will continue to hold LLC Units along with Class B common stock. The shares of Class B common stock, which will be issued concurrently with the Class A common stock, will have no economic rights, but each will allow the holder to exercise voting power at Adeptus Health Inc., the managing member of Adeptus Health LLC, and will correspond to such holder's economic interest in Adeptus Health LLC. Pursuant to our amended and restated certificate of incorporation, each holder of Class B common stock shall be entitled to one vote for each share of Class B common stock held by such holder. Holders of Class B common stock will have the right to exchange LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of Class A common stock of Adeptus Health Inc. pursuant to the exchange procedures described below. Shares of Class B common stock have no right to receive dividends or a distribution on the liquidation or winding up of Adeptus Health Inc., do not share in the earnings of Adeptus Health Inc., have no earnings allocable to such class, and will generally not be transferable other than in connection with an exchange of LLC Units for Class A common stock.

        The diagram below depicts our organizational structure immediately following the Reorganization Transactions and this offering, assuming no exercise by the underwriters of their option to purchase up to                additional shares of Class A common stock from us and the selling stockholders. After the completion of this offering, our Existing Owners will hold interests representing a majority of our outstanding voting power and we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. See "Risk Factors—Risks Related to Our Organizational Structure—We will be deemed a 'controlled company' and, as a result, will be exempt from certain corporate governance requirements" and "Certain Relationships and Related Party Transactions—Stockholders' Agreement."

Reorganization Transactions

        Prior to completion of this offering, we intend to complete the transactions described below, which we collectively refer to in this prospectus as the "Reorganization Transactions."

Reclassification and Amendment and Restatement of the Limited Liability Company Agreement of Adeptus Health LLC

        As part of the Reorganization Transactions, prior to the completion of this offering, the limited liability company agreement of Adeptus Health LLC will be amended and restated to, among other things, modify its capital structure by creating a single new class of LLC Units. We refer to this as the "Reclassification." We anticipate the Reclassification will be effected following the time that the registration statement of which this prospectus forms a part becomes effective and prior to the completion of this offering. We believe that creating a single class of units that will be held by all of the owners of Adeptus Health LLC, including Adeptus Health Inc., will make our ownership structure simpler and also more transparent to investors in this offering. Immediately following the

Reclassification but prior to the completion of this offering, there will be                 LLC Units issued and outstanding.

        Pursuant to the Amended and Restated Limited Liability Company Agreement, Adeptus Health Inc. will be the sole managing member of Adeptus Health LLC. Adeptus Health Inc. will have the right to determine when distributions will be made to the members of Adeptus Health LLC and the amount of any such distributions. If Adeptus Health Inc. authorizes a distribution, such distribution will be made to the members of Adeptus Health LLC pro rata in accordance with the percentages of their respective LLC Units.

        The holders of LLC Units in Adeptus Health LLC, including Adeptus Health Inc., will incur U.S. federal, state and local income taxes on their share of any taxable income of Adeptus Health LLC. Net profits and net losses of Adeptus Health LLC will generally be allocated to its members (including Adeptus Health Inc.) pro rata in accordance with the percentages of their respective LLC Units, except as otherwise required by law. In accordance with the Amended and Restated Limited Liability Company Agreement, Adeptus Health LLC will be required, subject to certain limitations, to make pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations based on the taxable income of Adeptus Health LLC. Generally, these tax distributions will be computed based on our estimate of the taxable income of Adeptus Health LLC multiplied by an assumed tax rate equal to the highest marginal effective rate applicable to either an individual or a corporation resident in either California or New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

        See "Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

Merger with Adeptus Health Inc.

        SCP III AIV THREE-FCER Blocker, Inc., one of our Existing Owners, will merge with Adeptus Health Inc. or its wholly-owned subsidiary. As a result, Adeptus Health Inc. will acquire                         LLC Units (or      % of the economic interest in Adeptus Health LLC) owned by such Existing Owner and SCP AIV THREE-FCER Conduit, L.P., the stockholder of such Existing Owner, which we refer to as the Merged Owner, will receive            shares of our Class A common stock.

Offering Transactions

        At the time of the consummation of this offering, Adeptus Health Inc. intends to purchase, for cash,                  newly-issued LLC Units from Adeptus Health LLC and an aggregate of                                    outstanding LLC Units from certain of the Existing Owners (consisting of                        shares from                        and                         shares from                        ) at a purchase price per unit equal to the initial public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. The Post-IPO Unit Holders will have the right to exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of Class A common stock, in accordance with the exchange provisions of the Amended and Restated Limited Liability Company Agreement described below. Assuming that the shares of Class A common stock to be sold in this offering are sold at $            per share (which is the midpoint of the range on the front cover of this prospectus) at the time of this offering, Adeptus Health Inc. will purchase from Adeptus Health LLC                        newly-issued LLC Units for an aggregate of $            and purchase from certain Existing Owners                         LLC Units for an aggregate of $             million (or                         LLC Units for an aggregate of $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock). The issuance and sale of such newly-issued LLC Units by Adeptus Health LLC to Adeptus Health Inc. will correspondingly dilute the ownership interests of the Existing Owners in Adeptus Health LLC. See "Principal and Selling Stockholders" for information regarding the proceeds from this offering that will be paid to our directors and executive officers. Accordingly, immediately following this offering, Adeptus Health Inc. will hold a number of LLC Units that is equal to the number of shares of Class A common stock that it has issued, a relationship that we believe fosters transparency because it results in a single share of Class A common stock representing (albeit indirectly) the same percentage equity interest in Adeptus Health LLC as a single LLC Unit. The LLC Units held by the Post-IPO Unit Holders will be reflected as a non-controlling interest.

Exchange Procedures

        As described above, we intend to use a portion of the proceeds from this offering to purchase LLC Units from certain of our Existing Owners. In addition, pursuant to the Amended and Restated Limited Liability Company Agreement, the Post-IPO Unit Holders (or certain permitted transferees thereof) will have the right (subject to the terms of the Amended and Restated Limited Liability Company Agreement) to exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications. The exchange provisions, however, will provide that a Post-IPO Unit Holder will not have the right to exchange LLC Units if Adeptus Health Inc. determines that such exchange would be prohibited by law or regulation. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by Adeptus Health Inc. will correspondingly increase as it acquires the exchanged LLC Units.

        The initial purchase of LLC Units with the proceeds from this offering and any subsequent exchanges are expected to result in increases in the tax basis of the assets of Adeptus Health LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that Adeptus Health Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. We will enter into a tax receivable agreement with the Post-IPO Unit Holders that will provide for the payment by Adeptus Health Inc. to the Post-IPO Unit Holders of 85% of the amount of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of these increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of Adeptus Health Inc. and not of Adeptus Health LLC. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

Voting Power and Ownership Following the Reorganization Transactions

        As a result of the transactions described above:

  •
  Adeptus Health Inc. will hold                 LLC Units, representing      % of the economic interest in Adeptus Health LLC (or                 LLC Units, representing      % of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock). That interest will be allocated as follows:

  •
  the investors in this offering will collectively own                shares of our Class A common stock, representing      % of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or                shares of Class A common stock, representing       % of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.; and

    •
    the Merged Owner will own                shares of our Class A common stock, representing      % of the economic interest in Adeptus Health LLC through Adeptus Health Inc. (or                shares of Class A common stock, representing      % of the economic interest in Adeptus Health LLC through Adeptus Health Inc., if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as representing an equal percentage of the voting power in Adeptus Health Inc.;

  •
  the Post-IPO Unit Holders will hold                 LLC Units, representing      % of the economic interest in Adeptus Health LLC (or                 LLC Units, representing      % of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and will hold an equal number of shares of Class B common stock representing an equivalent percentage of the voting power in Adeptus Health Inc.

        Funds affiliated with our Sponsor, including the Merged Owner through its holdings of our Class A common stock and certain Post-IPO Unit Holders through their holdings of LLC Units and our Class B common stock, will collectively own      % of the economic interest in Adeptus Health LLC (or      % of the economic interest in Adeptus Health LLC, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), as well as an equal percentage of the voting power in Adeptus Health Inc.

 UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following pro forma consolidated balance sheet as of March 31, 2014 and statement of operations for the year ended December 31, 2013 and the three months ended March 31, 2014, present our consolidated financial position and consolidated results of operations to give pro forma effect to the transactions identified below as if all such events had been completed as of March 31, 2014, with respect to the unaudited pro forma consolidated balance sheet and January 1, 2013 with respect to the unaudited pro forma consolidated statement of operations.

        We currently conduct our operations through Adeptus Health LLC. As an entity treated as a partnership for U.S. federal income tax purposes, Adeptus Health LLC is not subject to U.S. federal income taxes and our earnings do not reflect the U.S. federal income taxes we will pay as a corporation upon completion of this offering. In order to reflect our operating expenses, and our tax and capital structure as if we were organized as a corporation, the unaudited pro forma consolidated financial statements give effect to the Reorganization Transactions as described in "Organizational Structure," including:

  •
  the merger of one of the Existing Owners and Adeptus Health Inc. and the consolidation of Adeptus Health LLC with this merged entity;

  •
  the sale by the Existing Owners of a portion of their LLC Units in Adeptus Health LLC;

  •
  the repayment of any outstanding indebtedness under the Senior Secured Credit Facility (with such facility remaining outstanding after such repayment);

  •
  the recognition of deferred tax assets and liabilities at an assumed combined federal, state and city income tax rates of       % and      %; and

  •
  a provision for income taxes as a corporation at an assumed combined federal, state and city income tax rates of       % and      % of our pre-tax net income for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively.

        In addition to the adjustments described above, the adjustments to the pro forma statements of operations and balance sheet data also give effect to our pro forma adjustments for this offering, including:

  •
  the sale of shares of Class A common stock by us and the selling stockholders in this offering at the assumed initial public offering price of $            per share (which is the midpoint of the price range shown on the cover of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering; and

  •
  the pro forma balance sheet data gives effect to the net assumed proceeds of $            from this offering and the application of the proceeds as described under the caption "Use of Proceeds."

        The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable, factually supportable, directly attributable to either the Reorganization Transactions or this offering, and, in connection with pro forma adjustments related to the statements of operations, expected to have a continuing impact on our results of operations. Adjustments that are based on fair value of the shares are calculated using the assumed initial public offering price of $            per share (which is the midpoint of the price range shown on the cover of this prospectus).

        We believe that the pro forma consolidated financial statements provide a helpful perspective to better understand our results of operations and our financial position. The unaudited pro forma financial statements do not purport to represent what our results of operations or financial position would have been had the Reorganization Transactions or this offering actually occurred on the date or as of the date specified, nor do they purport to project our results of operations as a public corporation or for any future period. The unaudited pro forma financial statements and accompanying notes should be read together with "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended December 31, 2013

(dollars in thousands, except per share data)	Adeptus Health LLC	SCP III AIV THREE-FCER Blocker, Inc.	Adeptus Health Inc.	Pro Forma Adjustments		Pro Forma Adeptus Health Inc.
Statement of Operations Data:
Revenue
Patient service revenue	$114,960	$—	$—	$		$
Provision for bad debt	(12,077)	—	—

Net patient service revenue	102,883	—	—
Operating expenses:
Salaries, wages and benefits	65,244	—	—
General and administrative	17,436	—	—
Other operating expenses	11,185	—	—
Loss from the disposal or impairment of assets	207	—	—
Depreciation and amortization	7,920	—	—

Total operating expenses	101,992	—	—

Income from operations	891	—	—

Other (expense) income:
Interest expense	(2,827)	—	—		(1)
Change in fair market value of derivatives	112	—
Unrealized gain on investment	—	29,933	—		(2)
Write-off of deferred loan costs	(440)	—	—

Total other (expenses) income	(3,155)	29,933	—

Income (loss) before provision for income taxes	(2,264)	29,933	—
Provision for income taxes	720	10,552	—		(3)

Net income (loss)	(2,984)	19,381	—
Less: Net income (loss) attributable to the non-controlling interest	—	—	—		(4)

Net income (loss) attributable to Adeptus Health Inc.	$—	$—	$—	$		$

Pro forma net income (loss) per share of Class A common stock:
Basic
Diluted
Pro forma weighted average shares of Class A common stock:
Basic
Diluted

(1)
Reflects reduction in interest expense of $             million as a result of repayment of the $             million aggregate principal amount of our Senior Secured Credit Facility as described in "Use of Proceeds," as if such repayment occurred on January 1, 2013. Borrowings under the Senior Secured Credit Facility bear interest at LIBOR plus the applicable rate of 7.5%.

(2)
Reflects the adjustment to remove SCP III AIV THREE-FCER Blocker, Inc.'s unrealized gains on investment in First Choice ER, LLC.

(3)
Following the Reorganization Transactions, we will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of Adeptus Health LLC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect

  an effective rate of        %, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(4)
Adeptus Health Inc. will become the sole managing member of Adeptus Health LLC. Adeptus Health Inc. will initially own less than 100% of the economic interest in Adeptus Health LLC, but will have 100% of the voting power and control the management of Adeptus Health LLC. Immediately following this offering, the non-controlling interest will be        %. Net income attributable to the non-controlling interest represents        % ($             million) of income before income taxes ($             million). These amounts have been determined based on an assumption that the underwriters' option to purchase additional shares is not exercised. If the underwriters' option to purchase additional shares is exercised, the ownership percentage held by the non-controlling interest would decrease to        %.

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2014

(dollars in thousands)	Adeptus Health LLC	SCP III AIV THREE-FCER Blocker, Inc.		Adeptus Health Inc.		Pro Forma Adjustments		Pro Forma Adeptus Health Inc.
Assets:
Current assets
Cash	$1,127	$—		$—			$(1)	$
Restricted cash	1,322	—		—
Accounts receivable, net	18,189	—		—
Other receivables and current assets	6,914	41		—			(3)
Medical supplies inventory	1,917	—		—
Investment, at fair value (cost of $27,369)	—	72,708	(2)	—			(3)

Total current assets	29,469	72,749		—
Property and equipment	69,184	—		—
Deposits	634	—		—
Deferred tax asset	—	—		—			(4)
Intangibles	21,350	—		—
Goodwill	61,009	—		—
Other long-term assets	4,388	—		—

Total assets	$186,034	$72,749		$—		$		$

Liabilities and owners'/stockholders' equity:
Current liabilities
Accounts payable and accrued expenses	$15,166	$—		$—		$		$
Accrued compensation	7,461	—		—
Current maturities of long-term debt	336	—		—			(5)
Current maturities of capital lease obligations	66	—		—
Deferred rent	434	—		—

Total current liabilities	23,463	—		—
Long-term debt, less current maturities	82,000	—		—			(5)
Payable to related parties pursuant to tax receivable agreements	—	—		—			(4)
Capital lease obligations, less current maturities	4,002	—		—
Deferred tax liability	—	15,890		—			(3)
Deferred rent	1,026	—		—
Other long-term liabilities	—	96		—			(3)

Total liabilities	110,491	15,986		—
Commitments and contingencies
Owners' equity	75,543	—		—	(6)
Class A common stock, par value $0.01 per share, shares authorized; shares issued and outstanding on a pro forma basis	—	—		—			(7)
Class B common stock, par value $0.01 per share, shares authorized; shares issued and shares outstanding on a pro forma basis	—	—		—
Additional paid-in capital	—	27,379		—			(3)(8)
Accumulated other comprehensive income (loss)	—	—		—
Retained earnings	—	29,394		—			(1)(3)(9)
Non-controlling interest	—	—		—			(10)

Total owners'/stockholders' equity	75,543	56,763		—

Total liabilities and owners'/stockholders' equity	$186,034	$72,749		$—		$		$

(1)
Reflects a one-time payment of $2.0 million to SFM, an affiliate of our Sponsor, in connection with the termination of the Advisory Services Agreement. Pursuant to the Advisory Services Agreement, which we entered into with SFM on September 30, 2011, SFM has provided management, consulting and financial services to us and our subsidiaries. The Advisory Services Agreement has a five-year term and is automatically renewable for successive one-year periods, until such time that our Sponsor or any of its affiliates, in the aggregate, no longer beneficially own greater than 10% of the then-outstanding voting securities of First Choice ER, LLC. Notwithstanding the foregoing, in connection with the consummation of this offering, the Advisory Services Agreement will be terminated. See "Certain Relationships and Related Party Transactions—Advisory Services Agreement."

(2)
Represents SCP III AIV THREE-FCER Blocker, Inc.'s investment in First Choice ER, LLC.

(3)
Reflects the adjustment to remove SCP III AIV THREE-FCER Blocker, Inc.'s investment in First Choice ER, LLC and the other assets and liabilities, deferred tax liability, additional paid-in capital and retained earnings associated with this investment.

(4)
Reflects adjustments to give effect to the tax receivable agreements (as described in "Certain Relationships and Related Party Transactions—Tax Receivable Agreements") and other tax adjustments based on the following assumptions:

•
We will record an increase of $             million in deferred tax assets (or $             million if the underwriters exercise their option to purchase additional shares) for the estimated income tax effects of the increase in the tax basis of the assets and the effect of the net operating loss carryforward owned by Adeptus Health Inc. based on enacted federal and state tax rates at the date of this offering. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•
We will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase of $             million (or $             million if the underwriters exercise their option to purchase additional shares) as Payable to related parties pursuant to the tax receivable agreements and the remaining 15% of the estimated realizable tax benefit, or $             million (or $             million if the underwriters exercise their option to purchase additional shares), as an increase to Additional paid-in capital.

As of the date of the purchase of the LLC Units, on a cumulative basis the net effect of accounting for income taxes and the tax receivable agreements on our financial statements will be a net increase in stockholders' equity of 15% of the estimated realizable tax benefit. The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the tax receivable agreements have been estimated. All of the effects of changes in any of our estimates after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

(5)
Reflects the repayment of $            aggregate principal amount of our Senior Secured Credit Facility. See "Use of Proceeds."

(6)
Represents the investment of the Existing Owners in Adeptus Health LLC.

(7)
Represents an adjustment to stockholders' equity reflecting (i) par value for Class A common stock and Class B common stock to be outstanding following this offering, (ii) an increase of $             million of additional paid-in capital as a result of net proceeds from this offering, (iii) a decrease of $             million to allocate a portion of Adeptus Health Inc.'s equity to the non-controlling interest and (iv) the elimination of members' capital of $             million upon consolidation.

(8)
Represents the following adjustments to Additional paid-in capital:

•
an increase of $             million, which consists of an increase of $             million from the net proceeds from this offering, less the par value of the shares Class A common stock sold in this offering of $             million, less the portion of the equity of Adeptus Health Inc. allocated to the non-controlling interest of $             million, each as described under note (5) above, and

  •
  an increase of $             million due to the tax receivable agreement, as described under note (1) above.

  The total pro forma adjustment to additional paid-in capital is an increase of $             million.

(9)
Represents a reduction of $             million due to the        % penalty from the repayment of $             million in aggregate principal amount of our Senior Secured Credit Facility.

(10)
As described in "Organizational Structure," Adeptus Health Inc. will become the sole managing member of Adeptus Health LLC. Adeptus Health Inc. will initially have a minority economic interest in Adeptus Health LLC, but will have 100% of the voting power and control over the management of Adeptus Health LLC. As a result, we will consolidate the financial results of Adeptus Health LLC and will record an amount as Non-controlling interest on our consolidated balance sheet.

Unaudited Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 2014

(dollars in thousands, except per share data)	Adeptus Health LLC	SCP III AIV THREE-FCER Blocker, Inc.	Adeptus Health Inc.	Pro Forma Adjustments		Pro Forma Adeptus Health Inc.
Statement of Operations Data:
Revenue
Patient service revenue	$44,529	$—	$—	$		$
Provision for bad debt	(5,748)	—	—

Net patient service revenue	38,781	—	—
Operating expenses:
Salaries, wages and benefits	24,980	—	—
General and administrative	6,220	—	—
Other operating expenses	4,863	—	—
Loss from the disposal or impairment of assets	2	—	—
Depreciation and amortization	3,057	—	—

Total operating expenses	39,122	—	—

(Loss) income from operations	(341)	—	—

Other (expense) income:
Interest expense	(2,206)	—	—		(1)
Unrealized gain on investment	—	5,633	—		(2)

Total other (expenses) income	(2,206)	5,633	—

(Loss) income before provision for income taxes	(2,547)	5,633	—
Provision for income taxes	220	1,945	—		(3)

Net (loss) income	(2,767)	3,688	—
Less: Net income (loss) attributable to the non-controlling interest	—	—	—		(4)

Net income (loss) attributable to Adeptus Health Inc.	$—	$—	$—	$		$

Pro forma net income (loss) per share of Class A common stock:
Basic
Diluted
Pro forma weighted average shares of Class A common stock:
Basic
Diluted

(1)
Reflects reduction in interest expense of $             million as a result of repayment of the $             million aggregate principal amount of our Senior Secured Credit Facility as described in "Use of Proceeds," as if such repayment occurred on January 1, 2013. Borrowings under the Senior Secured Credit Facility bear interest at LIBOR plus the applicable rate of 7.5%.

(2)
Reflects the adjustment to remove SCP III AIV THREE-FCER Blocker, Inc.'s unrealized gains on investment in First Choice ER, LLC.

(3)
Following the Reorganization Transactions, we will be subject to U.S. federal income taxes, in addition to state and local taxes, with respect to our allocable share of any net taxable income of Adeptus Health LLC, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of        %, which includes provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction.

(4)
Adeptus Health Inc. will become the sole managing member of Adeptus Health LLC. Adeptus Health Inc. will initially own less than 100% of the economic interest in Adeptus Health LLC, but will have 100% of the voting power and control the management of Adeptus Health LLC. Immediately following this offering, the non-controlling interest will be        %. Net income attributable to the non-controlling interest represents        % ($             million) of income before income taxes ($             million). These amounts have been determined based on an assumption that the underwriters' option to purchase additional shares is not exercised. If the underwriters' option to purchase additional shares is exercised, the ownership percentage held by the non-controlling interest would decrease to        %.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth the selected historical consolidated financial and other data for Adeptus Health LLC as of the dates and for the periods indicated. Adeptus Health Inc. is a recently formed holding company that has not engaged in any business or other activities except in connection with its formation and the Reorganization Transactions described in this prospectus. Accordingly, for the purpose of this prospectus, all financial and other information herein relating to periods prior to the completion of the Reorganization Transactions is that of, or derived from, Adeptus Health LLC. The selected consolidated statements of operations data presented below for the fiscal years ended December 31, 2012 and 2013 and the consolidated balance sheet data presented below as of December 31, 2012 and 2013 have been derived from Adeptus Health LLC's audited consolidated financial statements, included in this prospectus. The selected consolidated statements of operations data presented below for the three months ended March 31, 2013 and 2014 and the consolidated balance sheet data presented below as of March 31, 2014 have been derived from Adeptus Health LLC's unaudited condensed consolidated financial statements, included in this prospectus. The unaudited financial data presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The following selected historical consolidated financial data should be read in conjunction with "Organizational Structure," "Unaudited Pro Forma Financial Information," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical audited and unaudited financial statements and the accompanying notes included in this prospectus. The selected consolidated financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the consolidated financial statements and the related notes thereto included in this prospectus.

	Adeptus Health LLC as of and for the year ended December 31,		Adeptus Health LLC as of and for the three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Statement of Operations Data:
Revenue
Patient service revenue	$80,977	$114,960	$23,297	$44,529
Provision for bad debt	(8,376)	(12,077)	(2,261)	(5,748)

Net patient service revenue	72,601	102,883	21,036	38,781
Operating expenses:
Salaries, wages and benefits	41,754	65,244	14,009	24,980
General and administrative	12,805	17,436	3,230	6,220
Other operating expenses	7,493	11,185	2,420	4,863
Loss from the disposal or impairment of assets	652	207	108	2
Depreciation and amortization	4,640	7,920	1,684	3,057

Total operating expenses	67,344	101,992	21,451	39,122

Income (loss) from operations	5,257	891	(415)	(341)

Other (expense) income:
Interest expense	(1,056)	(2,827)	(288)	(2,206)
Change in fair market value of derivatives	(533)	112	—	—
Write-off of deferred loan costs	—	(440)	—	—

Total other expenses	(1,589)	(3,155)	(288)	(2,206)

	Adeptus Health LLC as of and for the year ended December 31,		Adeptus Health LLC as of and for the three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Income (loss) before provision for income taxes	3,668	(2,264)	(703)	(2,547)
Provision for income taxes	467	720	132	220

Net income (loss)	$3,201	$(2,984)	$(835)	$(2,767)

Balance Sheet Data:
Cash	$3,455	$11,495		$1,127
Total assets	120,367	183,292		186,034
Total debt and capital lease obligations	23,604	79,411		86,404
Owners' equity	82,734	78,651		75,543
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$11,408	$6,872	$(757)	$(6,963)
Investing activities	(15,537)	(44,647)	(5,329)	(10,181)
Financing activities	2,820	45,815	4,118	6,776
Other Financial Data:
Adjusted EBITDA(1)	$13,689	$16,010	$2,525	$5,092
Same-store revenue(2)	64,506	70,641	18,652	17,591
Capital expenditures	11,504	46,048	5,269	10,297
Other Operational Data:
Patient volume (number of patient visits)	58,434	77,044	17,046	27,697
Number of facilities	14	26	17	32

(1)
We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance from period to period as discussed further below. Adjusted EBITDA is included in this prospectus because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

  The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Net income (loss)	$3,201	$(2,984)	$(835)	$(2,767)
Depreciation and amortization	4,640	7,920	1,684	3,057
Interest expense(a)	1,589	3,155	288	2,206
Provision for income taxes	467	720	132	220
Advisory Services Agreement fees and expenses(b)	553	559	131	138
Preopening expenses(c)	497	3,977	940	1,408
Management recruiting expenses(d)	970	719	—	99
Stock compensation expense(e)	253	586	95	159
Other(f)	1,519	1,358	90	572

Total adjustments	10,488	18,994	3,360	7,859

Adjusted EBITDA	$13,689	$16,010	$2,525	$5,092

(a)
Consists of interest expense of $1.1 million and $2.8 million for the years ended December 31, 2012 and 2013, and $0.3 million and $2.2 million for the three months ended March 31, 2013 and 2014, respectively, a loss in fair market value of derivatives of $0.5 million and a gain in fair market value of derivatives of $0.1 million for the years ended December 31, 2012 and 2013, respectively, and a write-off of deferred loan costs of $0.4 million for the year ended December 31, 2013.

(b)
Consists of management fees and expenses paid to our Sponsor under our Advisory Services Agreement.

(c)
Includes labor, marketing costs and occupancy costs prior to opening a facility.

(d)
Third-party costs and fees involved in recruiting our management team.

(e)
Stock compensation expense associated with grants of management incentive units.

(f)
For the year ended December 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling $0.5 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.4 million, board fees and travel expenses paid to members of the board of directors totaling $0.2 million and $0.25 million of termination costs paid to the former CEO. For the year ended December 31, 2012, we incurred terminated real-estate development costs totaling $0.5 million, legal costs primarily associated with real estate development and litigation for violation of our trademark totaling $0.8 million and board fees and travel expenses paid to members of the board of directors totaling $0.2 million.

For the three months ended March 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $45,000 and board fees and travel expenses paid to members of the board of directors totaling $45,000. For the three months ended March 31, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $60,000.

(2)
We begin including revenue for a new facility as same-store revenue from the first day of the 16th full fiscal month following the facility's opening, which is when we believe same-store comparison becomes meaningful. When a facility is relocated, we continue to include revenue from that facility in same-store revenue. Same-store revenue allows us to evaluate how our facility base is performing by measuring the change in period-over-period net revenue in facilities that have been open for 15 months or more. Various factors affect same-store revenue, including outbreaks of illnesses, changes in marketing and competition.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the respective financial statements and related footnotes of Adeptus Health LLC, included in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the sections entitled "Risk Factors" and "Special Note Regarding Forward-Looking Statements." Adeptus Health Inc. is a holding company formed for the purpose of this offering. Since it has not engaged in any business or other activities except in connection with its formation and the Reorganization Transactions described elsewhere in this prospectus, the following Management's Discussion and Analysis of Financial Condition and Results of Operations focuses on the historical results of operations, liquidity, capital resources and overall financial condition of First Choice ER, LLC, its operating company.

Overview

        We own and operate First Choice Emergency Rooms, the largest network of independent freestanding emergency rooms in the United States. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. Our facilities are currently located in the Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets, as well as in Colorado Springs and Denver, Colorado. By the end of 2014, we expect to be operating 53 facilities in our target markets.

        Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive, emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

        Following this offering, Adeptus Health LLC will continue to operate in the United States as a partnership for U.S. federal income tax purposes. In addition, however, Adeptus Health Inc. will be subject to additional entity-level taxes that will be reflected in our consolidated financial statements. For information on the pro forma effective tax rate of Adeptus Health Inc. following the Reorganization Transactions, see "Unaudited Pro Forma Financial Information."

Industry Trends

        The emergency room remains a critical access point for millions of Americans who experience sudden serious illness or injury in the United States each year. The availability of that care is under pressure and threatened by a wide range of factors, including shrinking capacity and an increasing demand for services. According to AHA, from 1992 to 2012, the number of emergency room visits increased by 46.7%, while the number of emergency departments decreased by 11.4%. The number of emergency room visits exceeded 130 million in 2012, or approximately 247 visits per minute, and care previously provided in inpatient settings is now increasingly being provided in emergency departments.

        Factors affecting access to emergency care include availability of emergency departments, capacity of emergency departments, and availability of staffing in emergency departments. ACEP's National Report Card on U.S. emergency care rates the access to emergency care category with a near-failing grade of "D-" and a grade of "D+" for the overall emergency room system. As the largest operator of freestanding emergency rooms, we believe we are an essential part of the solution, providing access to high-quality emergency care and offering a significantly improved patient experience relative to traditional hospital emergency departments.

Key Revenue Drivers

        Our revenue growth is primarily driven by facility expansion, increasing patient volumes and reimbursement rates.

Facility Expansion

        We add new facilities based on capacity, location, demographics and competitive considerations. We expect the new facilities we open to be the primary driver of our revenue growth. Our results of operations have been and will continue to be materially affected by the timing and number of new facility openings and the amount of new facility opening costs incurred. A new facility builds its patient volumes over time and, as a result, generally has lower revenue than our more mature facilities. A new facility generally takes up to 12 months to achieve a level of operating performance comparable to our similar existing facilities.

Patient Volumes

        We generate revenue by providing emergency care to patients based upon the estimated amounts due from commercial insurance providers, patients and other third-party payors. Revenue per treatment is sensitive to the mix of services used in treating a patient. Our patient volumes are directly correlated to our new facility openings, our targeted marketing efforts and external factors such as severity of annually recurring viruses that lead to increases in patient visits. Revenue is recognized when services are rendered to patients.

        Patient volume is supported through marketing programs focused on educating communities about the convenient and high-quality emergency care we provide. Through our targeted marketing campaigns, which include direct mail, radio, outdoor advertising, digital and social media, we aim to increase our patient volumes by reaching a broad base of potential patients in order to increase brand awareness. We also have a dedicated field marketing team that works to educate local communities in which we operate about the access and care available at our facilities. Our dedicated field marketing team targets specific audiences by attending local chamber of commerce meetings, meeting with primary care physicians and visiting with school nurses and athletic directors, in order to increase patient volumes within a facility's local community.

        Our patient volume is also influenced by conditions that may be beyond our direct control, some which are seasonal. These conditions include the timing, location and severity of influenza, allergens and other annually recurring viruses, which at times leads to severe upper respiratory concerns.

Reimbursement Rates

        The majority of our revenue is derived from patients with commercial health insurance coverage. The reimbursement rates set by third-party payors tend to be higher for higher acuity visits, reflecting their higher complexity. Consistent with billing practices at all emergency rooms and in light of the fact our facilities are open 24 hours a day, seven days a week and staffed with Board-certified physicians, we bill payors a facility fee, a professional services fee and other related fees. The reimbursement rates we have been able to negotiate have held relatively stable; however, the mix of both acuity and payors can vary period to period, changing the overall blended reimbursement rate. With select payors, we have the ability to make annual increases in our billed amounts. Although we may begin to do so in the near term, we currently do not bill Medicare or Medicaid for the care we provide.

Seasonality

        Our patient volumes are sensitive to seasonal fluctuations in emergency activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however the timing and severity of these outbreaks can vary dramatically. Additionally, as consumers shift towards high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Sources of Revenue by Payor

        We receive payments for services rendered to patients from third-party payors or from our patients directly, as described in more detail below. Generally, our revenue is determined by a number of factors, including the payor mix, the number and nature of procedures performed and the rate of payment for the procedures.

        Patient service revenue before the provision for bad debt by major payor source for the periods indicated are as follows:

	Year ended December 31,				Three months ended March 31,
(dollars in thousands)	2012	%	2013	%	2013	%	2014	%
Third-party payors, including patient portion(1)	$79,408	98.1%	$113,603	98.8%	$22,896	98.3%	$43,672	98.1%
Self-pay	1,569	1.9	1,357	1.2	401	1.7	857	1.9

Total	$80,977	100.0%	$114,960	100.0%	$23,297	100.0%	$44,529	100.0%

(1)
Patient portion includes deductibles and co-payments.

        Four major third-party payors accounted for 88.2%, and 86.7%, and 85.4% and 82.7%, of our patient service revenue for the years ended December 31, 2012 and 2013 and March 31, 2013 and 2014, respectively. These same payors also accounted for 76%, and 79%, and 77% and 78%, of our accounts receivable as of December 31, 2012 and 2013 and March 31, 2013 and 2014, respectively. The following table sets forth the percentage of patient service revenue earned by major payor source for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(Payor)	2012	2013	2013	2014
Blue Cross Blue Shield	29.1%	28.0%	26.5%	27.7%
United HealthCare	26.0	26.5	27.4	24.5
Aetna	22.1	21.0	20.2	19.1
Cigna	11.0	11.2	11.3	11.4
Other	11.8	13.3	14.6	17.3

Total	100.0%	100.0%	100.0%	100.0%

Third-Party Payors

        Third-party payors include health insurance companies as well as related payments from patients for deductibles and co-payments and have historically comprised the vast majority of patient service revenue. We enter into contracts with health insurance companies and other health benefit groups by granting discounts to such organizations in return for the patient volume they provide.

        Most of our commercial revenue is attributable to contracts where a fee is negotiated relative to the service provided at our facilities. Our contracts are structured as either case-rate contracts or as discounts to billed charges. In a case rate contract, a set fee is assigned to visits based on acuity level. We also enter into contracts with payors based on a discount of our billed charges. There are contracted rates for both the professional component and the technical component. Each portion of the claim is billed separately and paid based on the patient's emergency room benefits received.

        First Choice Emergency Rooms, like hospital emergency rooms, are full-service emergency rooms licensed by the states of Texas and Colorado. As such, we collect the emergency room benefits based on a patient's specific insurance plan. Additionally, Texas insurance law provides that all fully funded insurance plans should pay all emergency claims at the in-network benefit rate, regardless of the provider's contract status.

Self-Pay

        Self-pay consists of out-of-pocket payments for treatments by patients not otherwise covered by third-party payors. For the years ended December 31, 2012 and 2013 and March 31, 2013 and 2014, self-pay payments accounted for 1.9% and 1.2%, and 1.7% and 1.9%, of our patient service revenue, respectively.

Charity Care

        Charity care consists of the write-off of all charges associated with patients who are treated but do not have commercial insurance or the ability to self-pay. This includes all charges associated with care provided to patients covered by Medicare and/or Medicaid, as we do not currently receive reimbursements under those programs. For the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, charity care write-offs represented 2.0% and 7.0%, and 5.6% and 9.4%, of our patient service revenue, respectively.

Key Performance Measures

        The key performance measures we use to evaluate our business focus on the number of patient visits, same-store revenue and Adjusted EBITDA.

Patient Volume

        We utilize patient volume to forecast our expected net revenue and as a basis by which to measure certain costs of the business. We track patient volume at the facility level. The number of patients we treat is influenced by factors we control and also by conditions that may be beyond our direct control. See "—Key Revenue Drivers."

Same-Store Revenue

        We begin comparing same-store revenue for a new facility on the first day of the 16th full fiscal month following the facility's opening, which is when we believe same-store comparison becomes meaningful. When a facility is relocated, we continue to include revenue from that facility in same-store revenue. Same-store revenue allows us to evaluate how our facility base is performing by measuring the change in period-over-period net revenue in facilities that have been open for 15 months or more. Various factors affect same-store revenue, including outbreaks of illnesses, changes in marketing and competition. Opening new facilities is an important part of our growth strategy. These new facilities, within 15 months after opening, generally have historically generated between approximately $4.5 million to $5.5 million in annual net revenue and on average have historically incurred approximately $3.5 million in annual operating expenses. On that basis, our average annual estimated operating income, excluding depreciation and amortization, for such facilities has historically been between $1.0 million and $2.0 million, which would represent a facility operating margin, excluding depreciation and amortization, of between approximately 20% and 35%. As we continue to pursue our growth strategy, we anticipate that a significant percentage of our revenue will come from stores not yet included in our same-store revenue calculation.

Adjusted EBITDA

        We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance from period to period as discussed further below. Adjusted EBITDA is included in this prospectus because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

        Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

        The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Net income (loss)	$3,201	$(2,984)	$(835)	$(2,767)
Depreciation and amortization	4,640	7,920	1,684	3,057
Interest expense(a)	1,589	3,155	288	2,206
Provision for income taxes	467	720	132	220
Advisory Services Agreement fees and expenses(b)	553	559	131	138
Preopening expenses(c)	497	3,977	940	1,408
Management recruiting expenses(d)	970	719	—	99
Stock compensation expense(e)	253	586	95	159
Other(f)	1,519	1,358	90	572

Total adjustments	10,488	18,994	3,360	7,859

Adjusted EBITDA	$13,689	$16,010	$2,525	$5,092

(a)
Consists of interest expense of $1.1 million and $2.8 million for the years ended December 31, 2013 and 2014, and $0.3 million and $2.2 million for the three months ended March 31, 2013 and 2014, respectively, a loss in fair market value of derivatives of $0.5 million and a gain in fair market value of derivatives of $0.1 million for the years ended December 31, 2012 and 2013, respectively, and a write-off of deferred loan costs of $0.4 million for the year ended December 31, 2013.

(b)
Consists of management fees and expenses paid to our Sponsor under our Advisory Services Agreement.

(c)
Includes labor, marketing costs and occupancy costs prior to opening a facility.

(d)
Third-party costs and fees involved in recruiting our management team.

(e)
Stock compensation expense associated with grants of management incentive units.

(f)
For the year ended December 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling $0.5 million, real-estate development costs associated with potential real estate projects that were terminated totaling $0.4 million, board fees and travel expenses paid to members of the board of directors totaling $0.2 million and $0.25 million of termination costs paid to the former CEO. For the year ended December 31, 2012, we incurred terminated real-estate development costs totaling $0.5 million, legal costs primarily associated with real estate development and litigation for violation of our trademark totaling $0.8 million and board fees and travel expenses paid to members of the board of directors totaling $0.2 million.

For the three months ended March 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $45,000 and board fees and travel expenses paid to members of the board of directors totaling approximately $45,000. For the three months ended March 31, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $60,000.

Components of Results of Operations

Revenue

Patient Service Revenue

        Patient service revenue primarily consists of charges for the professional and technical services provided to patients, net of contractual allowance, charity care write-offs, and self-pay discounts. Revenue is recognized when services are rendered to patients. Charges for all services provided to insured patients are initially billed to and processed by the patients' insurance provider. Allowed amounts not covered by the insurance companies are then billed to the patients. Collection of payment for services provided to patients without insurance coverage is done at the time of service.

Provision for Bad Debt

        Provision for bad debt primarily consists of the estimated uncollectible amounts from insured patients. Provision for bad debt is taken in the quarter the services are provided.

Operating Expenses

Salaries, Wages and Benefits

        Salaries, wages and benefits primarily consist of contract payments to our physicians and compensation and benefits to our staff at our facilities and corporate office, including non-cash stock compensation related to restricted units with time- or performance-based vesting schedules. Salaries, wages and benefits also includes certain labor costs associated with the opening of new facilities. We typically incur higher than normal employee costs at the time of a new store opening associated with set-up and other opening costs. We employ a base "1-1-1-1" model for our staffing needs at each facility, meaning that we have a minimum of one Board-certified physician, one emergency trained registered nurse, one radiology technologist and one front office staff member on-site at all times. This is a fixed cost labor model as all facilities are open 24 hours a day, seven days a week.

General and Administrative

        General and administrative expenses primarily consist of marketing, utilities, medical malpractice and other insurance, professional fees, training and development, travel, office and computer, certain preopening costs incurred in connection with the opening of a facility and Advisory Services Agreement fees and expenses. Our marketing activities are principally focused on building awareness in the community to drive patient volume. We utilize targeted marketing efforts within local neighborhoods, through channels such as direct mail, mobile billboards, radio advertisements, physician open houses, community sponsorships and a robust online/social media presence.

Other Operating Expenses

        Other operating expenses primarily consist of facility and equipment lease costs, medical and laboratory supplies, radiology fees and facility maintenance. We lease the majority of our facilities under operating leases with terms ranging from five to 15 years. These leases typically have renewal options. We also lease certain medical equipment under various non-cancelable operating leases. With the exception of medical and laboratory supplies and radiology fees the facility expenses are fixed in nature.

Loss from the Disposal or Impairment of Assets

        Loss from the disposal or impairment of assets primarily consists of the write-off of assets at closed facilities, leasehold improvements at our former corporate office and other disposal of equipment in the normal course of business.

Depreciation and Amortization

        Depreciation and amortization is related to buildings, equipment and leasehold improvements whose cost is depreciated or amortized over the shorter of the non-cancellable lease term or the estimated useful life of the asset.

Other (Expense) Income

Interest Expense

        Interest expense primarily consists of interest on our Senior Secured Credit Facility and on one facility treated as a capital lease.

Change in Fair Market Value of Derivatives

        Change in fair market value of derivatives consists of the fair value adjustment of an interest rate swap that was terminated in 2013.

Write-Off of Deferred Loan Costs

        Write-off of deferred loan costs consists of loan origination costs associated with the credit facility that was refinanced in 2013, which has since been terminated.

Provision for Income Taxes

        Provision for income taxes primarily consists of the Texas margin tax. No provision has historically been made for federal income taxes since we were taxed as a partnership for federal income tax purposes.

Results of Operations

        The following table summarizes our results of operations for the three months ended March 31, 2013 and 2014:

	Three months ended March 31,
			Change from prior period		Percentage of net patient service revenue
(dollars in thousands)	2013	2014	$	%	2013	2014
Statement of Operations Data:
Revenue
Patient service revenue	$23,297	$44,529	$21,232	91%
Provision for bad debt	(2,261)	(5,748)	(3,487)	154

Net patient service revenue	21,036	38,781	17,745	84	100%	100%
Operating expenses:
Salaries, wages and benefits	14,009	24,980	10,971	78	67	64
General and administrative	3,230	6,220	2,990	93	15	16
Other operating expenses	2,420	4,863	2,443	101	12	13
Loss from the disposal or impairment of assets	108	2	(106)	(98)	1	0
Depreciation and amortization	1,684	3,057	1,373	82	8	8

Total operating expenses	21,451	39,122	17,671	82	102	101

Loss from operations	(415)	(341)	74	(18)	(2)	(1)

Other (expense) income:			—
Interest expense	(288)	(2,206)	(1,918)	666	(1)	(6)

Loss before provision for income taxes	(703)	(2,547)	(1,844)	262	(3)	(7)
Provision for income taxes	132	220	88	68	1	1

Net loss	$(835)	$(2,767)	$(1,932)	232%	(4)%	(7)%

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2014

Overall

        Our results for the three months ended March 31, 2014 reflect an 84.4% increase in net patient service revenue of $17.7 million, although we recorded a net loss of $2.8 million compared to a net loss of $0.8 million for the three months ended March 31, 2013. The increase in net loss was attributable to an increase in staff at new facilities and at the corporate level to help facilitate growth, partially offset by an increase in net patient service revenue resulting from that growth.

Revenue

  Patient Service Revenue

        Patient service revenue increased by $21.2 million, or 91.1%, to $44.5 million for the three months ended March 31, 2014, from $23.3 million for the three months ended March 31, 2013. This increase was primarily attributable to a 85.2% increase in patient volumes generated from new facilities, a 9.0% increase in our high level acuity patients and a 5% increase in our rates under a large third-party payor contract in May 2013. New facilities that opened in 2013 and 2014 accounted for the increase in patient service revenue.

  Provision for Bad Debt

        Our provision for bad debt increased by $3.5 million, or 154.2%, to $5.7 million for the three months ended March 31, 2014, from $2.3 million for the three months ended March 31, 2013. Of this increase, $2.5 million was attributable to revenue generated from facilities that opened subsequent to March 31, 2013. For facilities opened prior to January 1, 2013, bad debt increased by $1.0 million, or 20.0%, as a result of continued revenue growth.

  Net Patient Service Revenue

        As a result of the factors described above, our net patient service revenue increased by $17.7 million, or 84.4%, to $38.8 million for the three months ended March 31, 2014, from $21.0 million for the three months ended March 31, 2013.

Operating Expenses and Income from Operations

  Salaries, Wages and Benefits

        Salaries, wages and benefits increased by $11.0 million, or 78.3%, to $25.0 million for the three months ended March 31, 2014, from $14.0 million for the three months ended March 31, 2013. This increase was primarily attributable to an increase in new facilities, which contributed $9.5 million in facility compensation. The remaining $1.5 million increase was primarily attributable to annualized costs associated with hiring executives in 2013 and our continued efforts to add staff to support new facility growth.

  General and Administrative

        General and administrative expenses increased by $3.0 million, or 92.6%, to $6.2 million for the three months ended March 31, 2014, from $3.2 million for the three months ended March 31, 2013. This increase was primarily attributable to $0.9 million in additional marketing costs associated with opening new facilities and our consumer awareness program, $0.5 million in additional facility utilities and insurance expenses, $0.4 million in legal and accounting expenses associated with opening new facilities and $0.3 million in travel expenses associated with increased headcount and the opening of new facilities outside of the Dallas/Fort Worth market.

  Other Operating Expenses

        Other operating expenses increased by $2.4 million, or 101.0%, to $4.9 million for the three months ended March 31, 2014, from $2.4 million for the three months ended March 31, 2013. This increase was primarily attributable to $1.2 million in additional lease costs for building and medical equipment at new facilities and $0.3 million in property taxes and building maintenance for new and existing facilities. Patient care and supply costs at new facilities contributed $1.0 million in expenses.

  Loss from the Disposal or Impairment of Assets

        Loss from the disposal or impairment of assets decreased by $0.1 million, or 98.0%, to less than $5,000 for the three months ended March 31, 2014, from $0.1 million for the three months ended March 31, 2013. This decrease was primarily attributable to an absence of costs associated with our former corporate office, which was relocated in 2013.

  Depreciation and Amortization

        Depreciation and amortization expenses increased by $1.4 million, or 81.5%, to $3.1 million for the three months ended March 31, 2014, from $1.7 million for the three months ended March 31, 2013.

This increase was primarily attributable to the construction of new facilities that opened during 2013 and 2014, as well as new equipment at those facilities.

Other (Expense) Income

  Interest Expense

        Interest expense primarily consists of interest on our Senior Secured Credit Facility and on one facility treated as a capital lease. Our interest expense increased by $1.9 million to $2.2 million for the three months ended March 31, 2014, compared to $0.3 million for the three months ended March 31, 2013. This increase was primarily attributable to refinancing our Senior Secured Credit Facility in 2013 at higher interest rates and an increase in borrowings to fund construction of new facilities.

Loss Before Provision for Income Taxes

        As a result of the factors described above, we recorded a loss before provision for income taxes of $2.5 million for the three months ended March 31, 2014, compared to a loss of $0.7 million for the three months ended March 31, 2013.

Provision for Income Taxes

        No provision was made for federal income taxes since we were taxed as a partnership for federal income tax purposes. Provision for income taxes primarily consists of the Texas margin tax. Our provision for income taxes increased by $0.1 million, or 67.3%, to $0.2 million for the three months ended March 31, 2014, from $0.1 million for the three months ended March 31, 2013. This increase was primarily attributable to increased revenue and increased payroll expenses on which the Texas margin tax is based.

Net Loss

        As a result of the factors described above, we recorded a net loss of $2.8 million for the three months ended March 31, 2014, compared to a net loss of $0.8 million for the three months ended March 31, 2013.

        The following table summarizes our results of operations for the years ended December 31, 2012 and 2013:

	Year ended December 31,
			Change from prior year		Percentage of net patient service revenue
(dollars in thousands)	2012	2013	$	%	2012	2013
Revenue:
Patient service revenue	$80,977	$114,960	$33,983	42%
Provision for bad debt	(8,376)	(12,077)	(3,701)	44

Net patient service revenue	72,601	102,883	30,282	42	100%	100%
Operating expenses:
Salaries, wages and benefits	41,754	65,244	23,490	56	58	63
General and administrative	12,805	17,436	4,631	36	18	17
Other operating expenses	7,493	11,185	3,692	49	10	11
Loss from the disposal or impairment of assets	652	207	(445)	(68)	1	0
Depreciation and amortization	4,640	7,920	3,280	71	6	8

Total operating expenses	67,344	101,992	34,648	51	93	99

Income from operations	5,257	891	(4,366)	(83)	7	1

Other (expense) income:
Interest expense	(1,056)	(2,827)	(1,771)	168	(1)	(3)
Change in fair market value of derivatives	(533)	112	645	121	(1)	0
Write-off of deferred loan costs	—	(440)	—	—	—	0

Total other expenses	(1,589)	(3,155)	(1,566)	99	(2)	(3)

Income (loss) before provision for income taxes	3,668	(2,264)	(5,932)	(162)	5	(2)

Provision for income taxes	467	720	253	54	1	1

Net income (loss)	$3,201	$(2,984)	$(6,185)	(193)%	4%	(3)%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2013

Overall

        Our results for the year ended December 31, 2013 reflect a 41.7% increase in net patient service revenue of $30.3 million, although we recorded a net loss of $3.0 million compared to a net income of $3.2 million for the year ended December 31, 2012. The change from net income to a net loss was attributable primarily to increased expenses incurred in connection with opening new facilities (including, in particular, increases in salaries, wages and benefits), expanding the management team in anticipation of new facility growth, and higher interest expense associated with our refinanced Senior Secured Credit Facility to provide financing for that growth.

Revenue

  Patient Service Revenue

        Patient service revenue increased by $34.0 million, or 42.0%, to $115.0 million for the year ended December 31, 2013, from $81.0 million for the year ended December 31, 2012. This increase was primarily attributable to a 46.5% increase in patient volumes generated from new facilities, a 4.3% increase in high level acuity patients and a 5% increase in our rates under a large third-party payor contract in May 2013. New facilities that opened in 2012 and 2013 accounted for an increase in patient service revenue of $33.4 million. Patient service revenue in facilities opened prior to 2012 increased by $2.2 million; however, $1.6 million of this was offset by the closure of our Georgetown, Texas facility in 2012.

  Provision for Bad Debt

        Our provision for bad debt increased by $3.7 million, or 44.2%, to $12.1 million for the year ended December 31, 2013, from $8.4 million for the year ended December 31, 2012. Of this increase, $2.7 million was attributable to revenue generated from facilities that opened in 2013. An additional $1.0 million was a result of the full year of revenue for facilities that opened in 2012. For facilities opened prior to January 1, 2012, bad debt increased by $0.4 million, or 6%, as a result of continued revenue growth. This increase was offset by a reduction in bad debt expense due to the closure of our Georgetown, Texas facility.

  Net Patient Service Revenue

        As a result of the factors described above, our net patient service revenue increased by $30.3 million, or 41.7%, to $102.9 million for the year ended December 31, 2013, from $72.6 million for the year ended December 31, 2012.

Operating Expenses and Income from Operations

  Salaries, Wages and Benefits

        Salaries, wages and benefits increased by $23.4 million, or 56.3%, to $65.2 million for the year ended December 31, 2013, from $41.8 million for the year ended December 31, 2012. This increase was primarily attributable to an increase in new facilities, which contributed $16.6 million in facility compensation. In addition, a full year of 24/7 operations in all facilities opened prior to January 1, 2012 contributed $3.2 million. Staff compensation and benefits increased by $4.6 million, which was primarily attributable to annualized costs associated with hiring executives in 2012 and our continued efforts to add staff to support new facility growth.

  General and Administrative

        General and administrative expenses increased by $4.6 million, or 36.2%, to $17.4 million for the year ended December 31, 2013, from $12.8 million for the year ended December 31, 2012. This increase was primarily attributable to $2.8 million in additional marketing costs associated with opening new facilities and our consumer awareness program, $1.0 million in additional facility utilities and insurance expenses, and $0.4 million in travel expenses associated with increased headcount and the opening of new facilities outside of the Dallas/Fort Worth market.

  Other Operating Expenses

        Other operating expenses increased by $3.7 million, or 49.3%, to $11.2 million for the year ended December 31, 2013, from $7.5 million for the year ended December 31, 2012. Additional lease costs for building and medical equipment at new facilities contributed $1.6 million to this change. Patient care and supply costs at new facilities contributed $1.4 million in expenses. Existing facilities contributed an increase of $0.7 million in patient care and supply costs, primarily driven by an increase in radiology procedures.

  Loss from the Disposal or Impairment of Assets

        Loss from the disposal or impairment of assets decreased by $0.4 million, or 68.3%, to $0.2 million for the year ended December 31, 2013, from $0.6 million for the year ended December 31, 2012. This decrease was primarily attributable to an absence of prior-year costs associated with our former corporate office, which was relocated in 2012.

  Depreciation and Amortization

        Depreciation and amortization expenses increased by $3.3 million, or 70.7%, to $7.9 million for the year ended December 31, 2013, from $4.6 million for the year ended December 31, 2012. This increase was primarily attributable to the construction of new facilities that opened during 2012 and 2013, as well as new equipment at those facilities.

Other (Expense) Income

  Interest Expense

        Interest expense primarily consists of interest on our Senior Secured Credit Facility and on one facility treated as a capital lease. Our interest expense increased by $1.7 million to $2.8 million for the year ended December 31, 2013, compared to $1.1 million for the year ended December 31, 2012. This increase was primarily attributable to refinancing our Senior Secured Credit Facility in 2013 at higher interest rates and an increase in borrowings to fund construction of new facilities.

  Change in Fair Market Value of Derivatives

        Our change in fair market value of derivatives was a gain of $0.1 million for the year ended December 31, 2013, compared to a loss of $0.5 million for the year ended December 31, 2012. This improvement was primarily attributable to the change in the fair market value of derivatives related to an interest rate swap not accounted for as a hedge. This interest rate swap was terminated as part of the refinancing of the Senior Secured Credit Facility in 2013.

  Write-Off of Deferred Loan Costs

        Our write-off of deferred loan costs of $0.4 million was associated with the refinancing of the Senior Secured Credit Facility in 2013.

Income (Loss) Before Provision for Income Taxes

        As a result of the factors described above, we recorded a loss of $2.3 million for the year ended December 31, 2013, compared to income of $3.7 million for the year ended December 31, 2012, in our income (loss) before provision for income taxes.

Provision for Income Taxes

        No provision was made for federal income taxes since we were taxed as a partnership for federal income tax purposes. Provision for income taxes primarily consists of the Texas margin tax. Our provision for income taxes increased by $0.2 million, or 54.2%, to $0.7 million for the year ended December 31, 2013, from $0.5 million for the year ended December 31, 2012. This increase was primarily attributable to increased revenue and increased payroll expenses on which the Texas margin tax is based.

  Net Income (Loss)

        As a result of the factors described above, we recorded a net loss of $3.0 million for the year ended December 31, 2013, compared to recording net income of $3.2 million for the year ended December 31, 2012.

Liquidity and Capital Resources

        We rely on cash flows from operations, the Senior Secured Credit Facility and the MPT Agreement as our primary sources of liquidity. Our primary cash needs are construction costs for our new facilities, compensation of our personnel, purchases of medical supplies, facility leases, equipment rentals, marketing initiatives and service of long-term debt. We believe that cash we expect to generate from operations, the availability of borrowings under the Senior Secured Credit Facility and funds available under the MPT Agreement will be sufficient to meet liquidity requirements, anticipated capital expenditures and payments due under our Senior Secured Credit Facility and MPT Agreement for at least 12 months.

        As of December 31, 2013 and March 31, 2014, our principal sources of liquidity included cash of $11.5 million and $1.1 million and funds available under our Senior Secured Credit Facility line of credit of $10.0 million and $3.0 million, net of letters of credit of $0.6 million and $0.8 million outstanding at those dates, respectively. As of March 31, 2014, we also had $10.4 million available under the MPT Agreement. Additional availability under the revolving component of the Senior Secured Credit Facility as a result of the use of proceeds will be used to fund the construction of new facilities, purchase new medical equipment and for general corporate purposes. Additionally, the outstanding availability under the MPT Agreement will be used to support our facility expansion efforts.

Cash Flows

        The following table shows a summary of our cash flows for the periods indicated:

	Year ended December 30,		Three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Net cash provided by (used in) operating activities	$11,408	$6,872	$(757)	$(6,963)
Net cash used in investing activities	(15,537)	(44,647)	(5,329)	(10,181)
Net cash provided by financing activities	2,820	45,815	4,118	6,776

Net (decrease) increase in cash	$(1,309)	$8,040	$(1,968)	$(10,368)

  Net Cash from Operating Activities

        Net cash used in operating activities increased to $7.0 million for the three months ended March 31, 2014, from $0.8 million for the same period in 2013. This increase was primarily attributable to labor costs on new facilities where revenue is ramping, corporate labor cost associated with expanding our management team in anticipation of new facility growth, equipment lease costs associated with the new facilities, new facility preopening expenses, marketing expenses and interest payments.

        Net cash provided by operating activities decreased by $4.5 million, or 39.5%, to $6.9 million for the year ended December 31, 2013, from $11.4 million for the same period in 2012. This decrease was primarily attributable to labor costs on new facilities where revenue is ramping, corporate labor cost associated with expanding our management team in anticipation of new facility growth, equipment lease costs associated with the new facilities, new facility preopening expenses, marketing expenses and interest payments.

  Net Cash from Investing Activities

        Net cash used in investing activities increased by $4.9 million, or 88.9%, to $10.2 million for the three months ended March 31, 2014, from $5.3 million for the same period in 2013. This increase was primarily attributable to capital expenditures for construction of new facilities.

        Net cash used in investing activities increased by $29.1 million, or 187.7%, to $44.6 million for the year ended December 31, 2013, from $15.5 million for the same period in 2012. This increase was primarily attributable to capital expenditures for construction of new facilities.

  Net Cash from Financing Activities

        Net cash provided by financing activities increased by $2.7 million to $6.8 million for the three months ended March 31, 2014, from $4.1 million for the same period in 2013. This increase was primarily attributable to increased borrowing under our Senior Secured Credit Facility of $2.0 million to finance construction of new facilities.

        Net cash provided by financing activities increased by $43.0 million to $45.8 million for the year ended December 31, 2013, from $2.8 million for the same period in 2012. This increase was primarily attributable to increased borrowing under our original credit facility of $27.0 million and refinancing our Senior Secured Credit Facility and thereby increasing our funded indebtedness by an additional $25.0 million to finance construction of new facilities. This increase was partially offset by a capital contribution of $4.1 million that did not recur in 2013 and loan origination fees of $5.0 million.

Off Balance Sheet Arrangements

        During the periods presented, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purpose arrangements. We lease certain medical facilities and equipment under various non-cancelable operating leases. See "—Obligations and Commitments—Operating Lease Obligations."

Obligations and Commitments

        The following is a summary of our contractual obligations as of December 31, 2013:

(dollars in thousands)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations	$75,504	$504	$6,094	$68,906	$—
Capital lease obligations(1)	8,161	475	1,482	514	5,690
Operating lease obligations	33,412	7,066	16,593	2,741	7,012

Total	$117,077	$8,045	$24,169	$72,161	$12,702

(1)
Includes amounts representing interest.

  Senior Secured Credit Facility

        On October 31, 2013, we entered into a Senior Secured Credit Facility for a $75.0 million term loan, bearing interest at LIBOR plus the applicable rate of 7.50%, which matures on October 31, 2018. The Senior Secured Credit Facility includes an additional $165.0 million delayed draw term loan commitment, which, if unused, expires eighteen months after the closing date, and a $10.0 million revolving commitment that matures on October 31, 2018. All of our assets are pledged as collateral under the Senior Secured Credit Facility. The borrowing under the Senior Secured Credit Facility is used by us to provide financing for working capital, capital expenditures for new facility expansion and to replace our original credit facility.

        The Senior Secured Credit Facility includes an unused line fee of 0.50% per annum on the revolving commitment and delayed draw term loan commitment, a draw fee of 1.0% of the principal amount of each borrowing on the delayed draw term loan and an annual Agency fee of $0.1 million. As of March 31, 2014, we had $165.0 million and approximately $2.2 million available under the delayed draw term commitment and the revolving commitment, respectively. The original principal amount of the term loan will be repaid in consecutive quarterly installments of $0.5 million on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and escalating to $0.9 million for each fiscal quarter ending after December 31, 2016. If drawn, the delayed draw term loan will be repaid in consecutive quarterly installments in an amount based on the repayment calculation contained in the Senior Secured Credit Facility on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015. We will repay the aggregate principal amount of all revolving loans outstanding on the maturity date, October 31, 2018.

        The Senior Secured Credit Facility contains certain affirmative covenants, negative covenants, and financial covenants, which will be measured on a quarterly basis beginning with the quarter ending March 31, 2014.

  Capital Lease Obligations

        Assets under capital leases totaled approximately $33,300 and $3.9 million, and $0 and $4.1 million, as of December 31, 2012, and 2013, and March 31, 2013 and 2014, respectively, and were included within buildings, computer equipment, medical equipment, office equipment and automobiles. Accumulated amortization associated with these capital lease assets totaled approximately $18,000 and $23,000, and $0 and $0.1 million for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively.

  Operating Lease Obligations

        We lease certain medical facilities and equipment under various non-cancelable operating leases. In June 2013, we entered into the MPT Agreement to fund future facilities. Pursuant to the MPT Agreement, MPT will acquire parcels of land, fund the ground-up construction of new freestanding emergency room facilities and lease the facilities to us upon completion of construction. Under the terms of the agreement, MPT is required to fund all hard and soft costs, including the project purchase price, closing costs and pursuit costs for the assets relating to the construction of up to 25 facilities with a maximum aggregate funding of $100.0 million, of which $10.4 million remained available as of March 31, 2014. Each completed project will be leased for an initial term of 15 years, with three five-year renewal options. We follow the guidance in Accounting Standards Codification, or ASC, 840, Leases, and ASC 810, Consolidation, in evaluating the lease as a build-to-suit lease transaction to determine whether we would be considered the accounting owner of the facilities during the construction period. In applying the accounting guidance, we concluded that one facility completed in 2013 under this arrangement qualified for capitalization. As of December 31, 2013 and March 31, 2014, we have a receivable of approximately $2.0 million and $4.1 million from the lessor for costs incurred for facilities currently under development, respectively.

        We entered into a lease of approximately 40,000 square feet for our corporate headquarters in October 2012. Lease expense associated with this lease was $0.1 million and $0.7 million, and $0.2 million and $0.2 million, for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively.

Capital Expenditures

        Our current plans for our business contemplate capital expenditures in 2014 of approximately $24.2 million for the construction of eight facilities. The MPT Agreement will be used to fund a significant portion of our new facilities. We typically incur approximately $0.2 million in capital expenditures related to each MPT-funded facility. Facilities funded under the MPT Agreement will be operating leases and thus not considered a capital expenditure.

        The table below provides our total capital expenditures for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(dollars in thousands)	2012	2013	2013	2014
Leasehold improvements	$5,743	$28,916	$9,649	$12,390
Computer equipment	333	1,481	418	545
Medical equipment	1,265	1,813	699	449
Office Equipment	196	707	230	735
Automobiles	44	27	—	—
Building	—	—	—	5
Land	10	3,234	—	1,518
Construction in progress	3,913	9,870	(5,727)	(5,345)

Capital expenditures	$11,504	$46,048	$5,269	$10,297

Supplemental Unaudited Quarterly Financial Information

        The following table sets forth our historical unaudited quarterly consolidated statements of operations, other financial and other operational data for each of our five fiscal quarters ended March 31, 2014. This unaudited quarterly information has been prepared on the same basis as our annual audited consolidated financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the financial information for the fiscal quarters presented. The period-to-period comparison of financial results is not necessarily indicative of future results. The quarterly data should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Three months ended
(dollars in thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Statements of Operations Data:
Revenue
Patient service revenue	$23,297	$26,831	$25,947	$38,885	$44,529
Provision for bad debt	(2,261)	(2,333)	(2,310)	(5,173)	(5,748)

Net patient service revenue	21,036	24,498	23,637	33,712	38,781
Operating expenses:
Salaries, wages and benefits	14,009	14,895	15,722	20,618	24,980
General and administrative	3,230	3,784	4,125	6,297	6,220
Other operating expenses	2,420	2,529	2,488	3,748	4,863
Loss (gain) from the disposal or impairment of assets	108	77	(5)	27	2
Depreciation and amortization	1,684	1,812	1,906	2,518	3,057

Total operating expenses	21,451	23,097	24,236	33,208	39,122

(Loss) income from operations	(415)	1,401	(599)	504	(341)

Other (expense) income:
Interest expense	(288)	(336)	(589)	(1,614)	(2,206)
Change in fair market value of derivatives	—	363	(103)	(148)	—
Write-off of deferred loan costs	—	—	—	(440)	—

Total other (expenses) income	(288)	27	(692)	(2,202)	(2,206)

(Loss) income before provision for income taxes	(703)	1,428	(1,291)	(1,698)	(2,547)
Provision for income taxes	132	92	220	276	220

Net (loss) income	$(835)	$1,336	$(1,511)	$(1,974)	$(2,767)

Other Financial Data:
Adjusted EBITDA(1)	$2,525	$4,154	$2,724	$6,607	$5,092
Other Operational Data:
Patient volume (number of patient visits)	17,044	18,213	16,858	24,927	27,697
Number of facilities	17	17	19	26	32

(1)
We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance from period to period as discussed further below. Adjusted EBITDA is included in this prospectus because it is a key metric used by management to assess our financial performance. We use Adjusted EBITDA to supplement GAAP measures of performance in order to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is also frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

  Adjusted EBITDA is a non-GAAP measure of our financial performance and should not be considered as an alternative to net income (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP, nor should it be construed as an inference that our future results will be unaffected by unusual or other items. In evaluating

  Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as preopening expenses, stock compensation expense, and other adjustments. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, facility openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by supplementally relying on our GAAP results in addition to using Adjusted EBITDA. Our presentation of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

  The following table sets forth a reconciliation of our Adjusted EBITDA to net income (loss) using data derived from our consolidated financial statements for the periods indicated:

	Three months ended
(in thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Net (loss) income	$(835)	$1,336	$(1,511)	$(1,974)	$(2,767)
Depreciation and amortization	1,684	1,812	1,906	2,518	3,057
Interest expense (income)(a)	288	(27)	692	2,202	2,206
Provision for income taxes	132	92	220	276	220
Advisory Services Agreement fees and expenses(b)	131	131	166	131	138
Preopening expenses(c)	940	257	563	2,217	1,408
Management recruiting expenses(d)	—	—	286	433	99
Stock compensation expense(e)	95	123	177	191	159
Other(f)	90	430	225	613	572

Total adjustments	3,360	2,818	4,235	8,581	7,859

Adjusted EBITDA	$2,525	$4,154	$2,724	$6,607	$5,092

(a)
Consists of interest expense of $0.3 million, $0.3 million, $0.6 million, $1.6 million and $2.2 million for the three months ended March 31, 2013, June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014, respectively, a gain (loss) in fair market value of derivatives of $0.4 million, $(0.1) million and $(0.1) million for the three months ended June 30, 2013, September 30, 2013 and December 31, 2013, respectively, and a write-off of deferred loan costs of $0.4 million for the three months ended December 31, 2013.

(b)
Consists of management fees and expenses paid to our Sponsor under our Advisory Services Agreement.

(c)
Includes labor, marketing costs and occupancy costs prior to opening a facility.

(d)
Third-party costs and fees involved in recruiting our management team.

(e)
Stock compensation expense associated with grants of management incentive units.

(f)
For the three months ended March 31, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $45,000 and board fees and travel expenses paid to members of the board of directors totaling approximately $45,000. For the three months ended June 30, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $0.1 million, board fees and travel expenses paid to members of the board of directors totaling approximately $63,000 and $250,000 of termination costs paid to the former CEO. For the three months ended September 30, 2013, we incurred costs to develop long-term strategic goals and objectives totaling approximately $170,000 and board fees and travel expenses paid to members of the board of directors totaling approximately $55,000. For the three months ended December 31, 2013, we incurred terminated real-estate development costs totaling $0.3 million, costs to develop long-term strategic goals and objectives totaling approximately $0.2 million and board fees and travel expenses paid to members of the board of directors totaling approximately $55,000. For the three months ended March 31, 2014, we incurred terminated real-estate development costs totaling $0.2 million, costs to develop long-term strategic goals and objectives totaling $0.3 million and board fees and travel expenses paid to members of the board of directors totaling approximately $60,000.

  New Accounting Pronouncements

          Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We intend to "opt out" of the extended transition period with respect to new or revised accounting standards and, as a result, we will comply with any such new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

          Recently issued accounting pronouncements did not or are not believed by management to have a material impact on our present or future financial statements.

  Critical Accounting Policies

          The following is a discussion of our application of critical accounting policies that require our management to make certain assumptions about matters that are uncertain at the time the accounting estimate is made, where our management could reasonably use different estimates, or where accounting changes may reasonably occur from period to period, and in each case would have a material effect on our financial statements. For additional information, see Note 2 to our annual audited consolidated financial statements included in this prospectus.

  Patient Revenue and Accounts Receivable

          Revenue is recognized when services are rendered to patients. Charges for all services provided to insured patients are initially billed and processed by the patients' insurance provider. We have agreements with certain insurance companies that provide for in-network payments that may differ from our established rates or as determined by the patient's out of network benefits. Differences between established rates and those set by insurance programs, as well as charity care, employee and prompt pay adjustments, are recorded as adjustments directly to patient service revenue. Fee adjustments of approximately $44.5 million and $62.5 million, and $13.3 million and $22.3 million, were recorded for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively. Allowable amounts not covered by the insurance companies are then billed to the patients. Estimated uncollectible amounts from insured patients are recorded as bad debt expense in the period in which the services are provided. Collection of payment for services provided to patients without insurance coverage is done at the time of service.

          Accounts receivable are reduced by an allowance for doubtful accounts. In establishing our allowance for doubtful accounts, management considers historical collection experience, the aging of the account, the payor classification, and patient payment patterns. Amounts due directly from patients represent our highest collectability risk. There were not any significant changes in the estimates or assumptions underlying the calculation of the allowance for doubtful accounts for the years ended December 31, 2012 and 2013.

          We write off as bad debt expense uncollectible accounts receivable arising from patient responsibility after all collection efforts have been exhausted and it has been determined such accounts will not be collected. Bad debt write-offs of approximately $7.7 million and $10.1 million, and $1.3 million and $2.9 million, were recorded for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively.

          We treat any patient that is emergent, including patients that may be eligible for Medicare or Medicaid and patients without medical insurance. These services are provided at no charge to the patient. Total charity care was approximately 2.0% and 7.0%, and 5.6% and 9.4%, of net patient revenue for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively.

  Impairment of Long-Lived Assets

          Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset or group of assets might not be recoverable. We do not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would indicate a potential impairment include a significant decline in the observable market value of an asset or a significant change in the extent or manner in which an asset is used. The impairment review includes a comparison of future projected cash flows generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value. There were no impairments recorded for the year ended December 31, 2013 and the three months ended March 31, 2013 and 2014. We recorded long lived asset impairment charges of $0.3 million for the year ended December 31, 2012, associated with the closing of our former corporate headquarters.

  Goodwill

          In accordance with the FASB ASC 805, Business Combinations, the purchase method of accounting requires that the excess of purchase price paid over the estimated fair value of identifiable tangible and intangible net assets of acquired businesses be recorded as goodwill. In accordance with the provisions of ASC 350, Intangibles—Goodwill and Other, goodwill is tested for impairment annually, and interim impairment tests are performed whenever an event occurs or circumstances change that indicate an impairment has more likely than not occurred. We have one reporting unit and goodwill is evaluated at that level. To determine whether goodwill is impaired, a two-step impairment test is performed. Goodwill is evaluated for impairment by comparing the current fair value of our reporting unit to its recorded value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, no impairment is indicated. If the fair value of a reporting unit exceeds the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. We have established October 31 as the date for our annual impairment review.

          We estimate the fair value of our total invested capital using an income and market approach, reduced by interest bearing debt as of the valuation date. These valuations require management to make estimates and assumptions regarding industry economic factors and prospective financial information. There were no goodwill impairment charges recorded for the years ended December 31, 2012 and 2013 and the three months ended March 31, 2013 and 2014.

  Intangible Assets

          Intangible assets are recorded at their estimated fair values as of the date of acquisition. Intangible assets consist of trade and domain names and non-compete agreements. In accordance with ASC 350, Intangibles—Goodwill and Other, we review the intangible assets with indefinite lives, which include trade and domain names, at least annually for impairment, or more often if triggering events exist. Intangible assets with definite lives are reviewed for impairment if an indicator of impairment exists similar to long-lived assets. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. There were no impairment charges recorded on intangible assets for the years ended December 31, 2013 and 2012 and the three months ended March 31, 2013 and 2014. Intangible assets with finite useful lives are amortized over their estimated useful life.

  Lease Accounting

          We determine whether to account for our facility leases as operating or capital leases depending on the underlying terms of the lease agreement. This determination of classification is complex and requires significant judgment relating to certain information including the estimated fair value and remaining economic life of the facilities, our cost of funds, minimum lease payments and other lease terms. The lease rates under our lease agreements are subject to certain conditional escalation clauses which are recognized when probable or incurred and are based on changes in the consumer price index or certain operational performance measures. As of December 31, 2013 and March 31, 2014, we leased 25 and 32 facilities, 24 and 31 of which we classified as operating leases and one of which we classified as a capital lease, respectively.

  Quantitative and Qualitative Disclosure about Market Risk

  Interest Rate Risk

          We are exposed to market risks related to changes in variable interest rates. As of December 31, 2013 and March 31, 2014, we had $75.0 million and $82.0 million of indebtedness (excluding capital leases), respectively, which is at variable interest rates. In seeking to reduce the risks and costs associated with such activities, we manage exposure to changes in interest rates primarily through the use of derivatives. As of December 31, 2013 and March 31, 2014, we have hedged the variable interest rate risk with an interest rate cap covering 50% of our indebtedness. We do not use financial instruments for trading or other speculative purposes, nor do we use leveraged financial instruments.

  Controls and Procedures

          The SEC, as required by Section 404, adopted rules requiring every company that files reports with the SEC to include a management report on such company's internal control over financial reporting in its annual report. In addition, the independent registered public accounting firm of such company must attest to its internal control over financial reporting. However, under the JOBS Act, we are not required to comply with the auditor attestation requirement of Section 404 as long as we are an "emerging growth company." In addition, our first Annual Report on Form 10-K to be filed following the completion of this offering will not include a report of management's assessment regarding internal control over financial reporting due to a transition period established by SEC rules applicable to newly public companies. Management will be required to provide an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2015. See "Risk Factors—Risks Related to Our Organizational Structure—Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 for so long as we are an 'emerging growth company."'

BUSINESS

Company Overview

        We own and operate First Choice Emergency Rooms, the largest network of independent freestanding emergency rooms in the United States. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. Our facilities are currently located in the Houston, Dallas/Fort Worth, San Antonio and Austin, Texas markets, as well as in Colorado Springs and Denver, Colorado. By the end of 2014, we expect to be operating 53 facilities in our target markets, with each of our facilities to be opened in 2014 being newly constructed.

        Since our founding in 2002, our mission has been to address the need within our local communities for immediate and convenient access to quality emergency care in a patient-friendly, cost-effective setting. We believe we are transforming the emergency care experience with a differentiated and convenient care delivery model which improves access, reduces wait times and provides high-quality clinical and diagnostic services on-site. Our facilities are fully licensed and provide comprehensive, emergency care with an acuity mix that we believe is comparable to hospital-based emergency rooms.

        Emergency care is a significantly underserved market in the United States today and the current system is overburdened.

  •
  Demand has grown dramatically, with emergency room visits increasing 46.7%, from 90.8 million in 1992 to 133.2 million in 2012, while the number of emergency room departments decreased by 11.4% over the same period, from approximately 5,035 in 1992 to approximately 4,460 in 2012, according to AHA.

  •
  In their 2014 National Report Card on America's emergency care environment, ACEP assigned an overall grade of "D-" for the category of access to emergency care, reflecting too few emergency departments to meet the needs of a growing, aging population and the projected increase in the number of insured individuals as a result of PPACA.

        We believe freestanding emergency rooms are an essential part of the solution, providing access to quality care and offering a significantly improved patient experience relative to traditional hospital emergency departments.

What We Do and Why We Are Different

        We focus exclusively on providing emergency care through our freestanding emergency rooms with the goal of improving the quality of care and enhancing the overall experience for patients and physicians. We have developed an innovative facility design and infrastructure specifically tailored to the emergency care delivery system that combines staff, equipment and physical layout to deliver high-quality, cost-effective care. We design, equip, staff and operate our facilities to deliver coordinated patient-focused care. This approach limits the need to move patients and provides ease of access to all necessary medical services we provide, allowing us to enhance the overall experience of the patient. Our facility design also allows physicians and nursing staff to provide all levels of care required for our patients during their visit. Our philosophy is to center care around the patient, rather than expect the patient to adapt to our facilities and staff. We believe our focused approach increases patient, physician and staff satisfaction. Innovative characteristics of our emergency facilities include:

  •
  24 / 7 Emergency Care.  Freestanding emergency room facilities, which typically range from approximately 6,000 to 7,000 square feet and are located in a convenient, local community setting and open 24 hours a day, seven days a week with on-site emergency staff, including a physician, at all times;

  •
  Board-Certified Physicians.  Staffed with experienced healthcare professionals capable of handling all emergency issues. As of March 31, 2014, we contracted with approximately 260 Board-certified physicians with an average of 16 years of medical experience who have treated more than 400,000 patients at our facilities;

  •
  Streamlined.  Streamlined check-in process designed to have patients seen by a physician within minutes;

  •
  Focused Capability.  Typically six to nine emergency exam rooms, which include two high-acuity suites, one child-friendly pediatric room and a specialized obstetrics/gynecology room;

  •
  Coordinated Care.  Centralized nurses' station that serves as a command center to coordinate care;

  •
  Full Radiology Suite.  In-house diagnostic imaging technology, including CT scanners, digital x-rays and ultrasounds, with final reads from on-call radiologists; and

  •
  On-Site Laboratory.  On-site laboratories, which provide results within approximately 20 minutes and are certified by CLIA and accredited by COLA.

        We operate at the higher end of the acuity and emergency care spectrum. Our capabilities and offerings differ from other care models as outlined below:

Spectrum of Primary and Emergency Care Services

Market Opportunity

        In their 2014 National Report Card on America's emergency care environment, ACEP assigned an overall grade of "D-" for the category of access to emergency care, reflecting too few emergency departments to meet the needs of a growing, aging population and the projected increase in the number of insured individuals as a result of PPACA. We believe freestanding emergency rooms are an essential part of the solution.

        Freestanding emergency rooms remain the least penetrated alternate site provider segment in the U.S. healthcare sector. As of 2012, there were approximately 400 freestanding emergency rooms in the United States as compared to approximately 1,400 retail clinics, 6,000 ambulatory surgery centers and 9,300 urgent care centers. We believe this represents a significant opportunity to deliver quality care in the freestanding emergency room setting and transform this underpenetrated market. We have developed a highly scalable business model for establishing new freestanding emergency rooms that include attractive unit economics, sophisticated data analytics to support our site-selection process, proven real estate development practices and innovative marketing programs. Using this model we, have grown to become more than twice the size of our next largest independent freestanding emergency room competitor and are expanding rapidly. We seek to transform the emergency care delivery model by offering high-quality, efficient and consumer-oriented healthcare in our local communities.

        We also believe that we offer a dramatically improved patient experience relative to traditional hospital emergency departments by significantly reducing wait times and providing rapid access to Board-certified physicians on-site. We also provide convenient access to critical, high-acuity care as compared with urgent care centers and are open 24 hours a day, seven days a week. Based on patient feedback collected by Press Ganey, First Choice Emergency Room received the prestigious Guardian of Excellence Award in 2013 for exceeding the 95th percentile in patient satisfaction nationwide.

Value Proposition

        Based on our management team's experience and industry knowledge, we believe our compelling value proposition and the nature of our service offerings benefit patients, communities, physicians, payors and hospitals, thereby improving the quality of care and lowering overall healthcare costs.

  •
  For Patients.  We offer immediate and convenient access to high-quality emergency care provided by Board-certified physicians and emergency trained registered nurses 24 hours a day, seven days a week.

  •
  For Communities.  We provide connectivity across the patient care continuum, enable convenient local access to Board-certified physicians outside normal business hours and partner with health systems seeking to enhance their community presence. Approximately 60% of each facility's patients come from a three-mile radius, with approximately 80% coming from a five-mile radius.

  •
  For Physicians.  We offer an attractive opportunity to practice emergency medicine with a reduced administrative workload and scheduling flexibility, by providing our physicians with the resources necessary to increase the time spent with each patient and the ability to focus their attention on the patient in order to deliver quality care.

  •
  For Payors.  We reduce overall costs by minimizing unnecessary tests and inpatient admittances.

  •
  For Hospitals.  We expand the reach of hospitals into the communities we serve.

Recent Initiatives and Outlook

        Following an investment by Sterling Partners in 2011, we embarked on a number of growth initiatives. These included the hiring of a number of senior officers, including our CEO Tom Hall, as part of our efforts to enhance and expand our management team, developing the necessary clinical and operational infrastructure to position us for future growth and entering new geographic markets such as Colorado. We are also building strategic alliances with leading health systems. We entered into an alliance with HCA in North Texas to enhance the continuum of care for our patients by streamlining clinical protocols for transfers to hospitals and providing direct access to 5,000 physicians and 11 hospitals in North Texas for follow-up care. In addition, we have a new relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. As part of the relationship, we have enhanced the Concentra teams' awareness of First Choice Emergency Rooms in order to facilitate referrals of their after-hours and emergency patients to us. Referrals to us from Concentra are not contractually mandated and no compensation is paid by either party in connection with the referrals of patients. This relationship may be subject to various state and federal healthcare laws and regulations that restrict certain arrangements between referring providers. See "Risk Factors—Risks Related to Healthcare Regulation."

        Our commitment to delivering superior patient care in the local community setting, identifying and retaining outstanding healthcare professionals, and investing in systems and processes to drive results, coupled with strong industry trends and sophisticated real estate development and marketing, has enabled us to build a track record of growth. We expect to grow our facility base at a rate of more than 20 facilities annually over the next several years, targeting communities within mid-sized and large metropolitan markets currently underserved by emergency departments. We believe we have the opportunity to substantially grow our footprint to more than 70 facilities over the next two years in both existing and new markets. We have a robust pipeline of more than 50 sites under development in our existing and additional new markets. To support this growth and development, we have made significant investments in our professional and real estate development staff, as well as in sales and marketing initiatives. Our consolidated total net patient service revenue increased from $72.6 million in 2012 to $102.9 million in 2013, representing approximately 41.7% growth.

Industry Trends

        The emergency room remains a critical access point for millions of Americans who experience sudden serious illness or injury in the United States each year. The availability of that care is under pressure and threatened by a wide range of factors, including shrinking capacity and an increasing demand for services. According to AHA, from 1992 to 2012, the number of emergency room visits increased by 46.7%, while the number of emergency departments decreased by 11.4%.

        We believe freestanding emergency rooms are an essential part of the solution, providing access to high-quality emergency care and offering a significantly improved patient experience relative to traditional hospital emergency departments.

        The chart below sets forth the number of emergency departments and emergency department visits from 1992 to 2012:

        The number of emergency room visits exceeded 130 million in 2012, or approximately 247 visits per minute, and care previously provided in inpatient settings is now increasingly being provided in emergency departments. Factors affecting access to emergency care include availability of emergency departments, capacity of emergency departments, and availability of staffing in emergency departments. As the largest operator of freestanding emergency rooms, we offer a solution that addresses the following trends currently affecting the healthcare services market:

Poor Access to Emergency Care Including a Shortage of Emergency Rooms

        According to ACEP, between 1997 and 2007, emergency visit rates increased at twice the rate of growth of the U.S. population, causing a shortage of emergency rooms and persistent emergency department overcrowding with expanding wait times. This emergency room shortage is making it increasingly challenging to meet the rising demand for emergency care. According to ACEP's National Report Card on America's emergency care environment, only 4.2% of active physicians are emergency room physicians, yet they are responsible for 28% of all acute care visits and 11% of all outpatient care in the United States. The shortage of emergency rooms has created an acute need for more access and convenient emergency room care.

Emergence of Innovative Care Delivery Settings and Access Points

        Healthcare industry trends, including the increasing demand for care, an aging population and the projected increase in the number of people now insured as a result of PPACA, combined with a shortage of access points, is driving the emergence of innovative care delivery models to meet patient needs for emergency care. Increasing demand for emergency care necessitates new healthcare access points such as freestanding emergency rooms for patients to receive timely and high-quality care. The emergence of freestanding emergency rooms will fill a public need in underserved markets and provide connectivity across the patient care continuum from patient referrals to post-emergency care. Freestanding emergency rooms remain the least penetrated alternate site segment with strong unit growth. This growth is expected to shift the delivery of healthcare services away from traditional inpatient hospitals to more effective and convenient solutions, such as freestanding emergency rooms and other alternate-site settings such as urgent care centers and primary care access points.

Increasing Healthcare Consumerism

        We believe patients will increasingly seek high-quality and efficient care in cost-effective settings. As self-insured employers look to reduce their overall healthcare costs, they are rapidly shifting financial responsibility to patients through higher co-payments and deductibles. These changes to health plan design, coupled with increased pricing transparency, are encouraging patients to take more control of their healthcare spending and seek out more cost-effective and efficient options for their healthcare consumption. As consumers take on a larger share of their healthcare costs and spend more on healthcare services, they want a greater say in how and where they receive care, demanding higher quality care, increased convenience and more service for their dollars spent. This trend of increasing consumerism will benefit freestanding emergency room operators as they offer attractive and convenient neighborhood-based, physician-focused care at significantly reduced wait times. We believe that, given the choice, consumers will choose freestanding emergency rooms for both their convenience and high-quality care and outcomes.

Opportunities Created by Healthcare Legislation

        The expected increase in the number of people now insured as a result of PPACA may put additional pressure on an already overburdened emergency room system that lacks capacity and access points. This expected influx of newly insured patients creates opportunities for providers of emergency care with attractive and convenient locations capable of delivering high-quality care. Additionally, we expect PPACA to create greater opportunities for cost-effective providers of healthcare services as healthcare reform activities are expected to promote the transition from traditional fee-for-service payment models to more "at risk" or "capitated" models in which providers receive a flat fee per member per month from payors, regardless of the cost of care. These changes will be reflected through the creation of accountable care organizations or other payment model reforms. We believe this shift will create financial incentives to transition many types of medical procedures out of the hospital and into more convenient settings such as freestanding emergency rooms.

Our Value Proposition

Value Proposition for Patients

        As healthcare has evolved, the consumer has taken greater control of healthcare expenditures and demands more convenient access to healthcare, better value and an improved overall patient experience. Our philosophy is to center care around the patient, rather than expect the patient to adapt to our facilities and staff. We offer patients an attractive value proposition:

  •
  Access to Care.  Our facilities are located in a convenient, local community setting and are open 24 hours a day, seven days a week with on-site emergency staff, including a Board-certified physician at all times.

  •
  Immediate Care.  A streamlined check-in process designed to have patients seen by a physician within minutes.

  •
  Physician Focus.  Our physicians are focused on the patient, spending more time on patient care than on administrative tasks, providing high-quality service, prompt diagnoses and the appropriate medical treatment.

  •
  Technology.  Facilities equipped with full radiology suites, including CT scanners, digital x-rays and ultrasounds, as well as on-site laboratories certified by CLIA and accredited by COLA that provide test results within approximately 20 minutes.

  •
  Superior Experience.  An overall enhanced patient experience.

        As a result, based on patient feedback collected by Press Ganey, First Choice Emergency Room received the prestigious Guardian of Excellence Award in 2013 for exceeding the 95th percentile in patient satisfaction nationwide.

Value Proposition for Communities

        Community providers, including physician's offices and hospital emergency rooms, serve a critical and valuable purpose in delivering healthcare. However, the shortage of emergency rooms makes it increasingly challenging to meet the rising demand for emergency care. This has led to an overburdened emergency room network that is often poorly aligned with care consumption trends.

        We seek to transform the emergency delivery model and fill a public need by offering high-quality, efficient and consumer-oriented healthcare in our local communities. We offer communities an attractive value proposition:

  •
  Access to Care.  Facilities located in convenient, local community settings. Approximately 60% of each facility's patients come from a three-mile radius, with approximately 80% coming from a five-mile radius.

  •
  24 / 7.  Access to Board-certified physicians at all times, including outside normal business hours.

  •
  Partnership.  Key partner for health systems seeking to enhance their local community presence through direct admissions relationships and new innovative partnerships.

  •
  Care Continuum.  Connectivity across the patient-care continuum from patient referrals to post-emergency care.

Value Proposition for Physicians

        The evolving healthcare delivery environment, reflected by significant regulatory changes, increasing administrative burdens, shifting competitive provider landscape and a transition to new reimbursement models, is increasing pressure on physicians. We offer an attractive working environment:

  •
  Team-Based Care.  Team-based environment, supported by dedicated staff.

  •
  Patient Centric.  Our model allows physicians to spend more time with each patient, which enables them to focus their attention on the patient in order to deliver high-quality care.

  •
  Dedicated Support.  Rapid delivery of lab and diagnostic results through on-site capabilities.

  •
  Physician Friendly.  Scheduling flexibility and a well-defined compensation program. Payment of malpractice insurance coverage premiums for physicians practicing at our facilities.

Value Proposition for Payors

        We believe that our emergency room facilities reduce overall costs for payors by reducing unnecessary tests and patient admittances. According to the National Hospital Ambulatory Medical Care Survey, the national average emergency room inpatient admittance rate was approximately 13.3% in 2010, while our average inpatient admittance rate was approximately 3.4% for the year ended December 31, 2013. We believe our facilities provide comprehensive emergency care with an acuity mix that is comparable to hospital-based emergency rooms.

Value Proposition for Hospitals

        We have an attractive business model that provides communities direct access to emergency care, helping to relieve the overburdened hospital emergency room system. Our facilities provide high-quality emergency care for a wide variety of conditions, including heart attacks, severe abdominal pain and respiratory distress similar to the care provided in traditional hospital emergency rooms. When hospital-based services such as surgery or cardiac catheterization are needed, patients are stabilized at our facilities before being transferred to nearby hospitals via ambulance. Transfer agreements are in place with local hospitals that often facilitate direct admission.

Competitive Strengths

        We believe the following strengths differentiate us from our competitors and will enable us to capitalize on favorable industry dynamics:

Leader in the Rapidly Expanding Freestanding Emergency Room Market

        First Choice Emergency Room is the largest freestanding emergency room provider in the United States with 32 facilities as of March 31, 2014, of which six were opened in 2014. We are more than twice the size of our next largest independent freestanding emergency room competitor. We believe our innovative facility model enables us to offer our customers comprehensive emergency services with individualized attention and local convenience. We believe that our scale and scope, when combined with our comprehensive service offerings and tailored best practices, differentiate us from our local and regional competitors. Given our market positions in the highly fragmented and rapidly expanding markets in which we provide our services, we believe there continue to be opportunities to build more facilities in existing and new markets, which will result in further expanding our leadership in the freestanding emergency room market.

Superior Patient Experience

        We strive to consistently offer a superior patient experience through both our medical staff and facility capabilities. Our emergency rooms are staffed with Board-certified physicians and emergency-trained registered nurses capable of handling all emergency room issues with a physician on-site at all times. Each of our facilities is equipped with a full radiology suite, including CT scanners, digital x-ray and ultrasound, as well as on-site laboratories certified by CLIA and accredited by COLA. Our patients are typically face-to-face with a medical professional within minutes of arrival, and our patient satisfaction ratings exceed the vast majority of hospital emergency rooms nationally. Based on patient feedback collected by Press Ganey, we exceeded the 95th percentile in the nation for patient satisfaction and received the Guardian of Excellence Award in 2013, the highest award bestowed by the organization.

Scalable Service Model Well-Positioned for Growth

        We maintain the highest standards of clinical excellence, led by our 260 contracted Board-certified physicians who have an average of 16 years of medical experience. We have standardized, highly scalable clinical and operational infrastructure that we believe will support significant continued growth. Our highly trained staff is complemented by our managed care contracting and revenue cycle management expertise. Moreover, our innovative sales and marketing programs combine active outreach and awareness campaigns with patient-centric marketing programs in order to most effectively reach our target populations. We endeavor to continue to develop multiple sites because we believe regional density creates value through leverage in managed care contracting and greater brand awareness.

Distinctive Real Estate Development Strategy Supports Attractive Unit Growth and Economics

        We have built an internal team with significant experience in multi-unit retail expansion strategy and execution. As a result, our approach to real estate planning is highly consumer-centric with a discipline traditionally utilized by sophisticated retail businesses. Our proprietary site selection model is a key to the success of our business, allowing us to identify and fill critical voids in community healthcare delivery systems. When combined with our scalable operating structure and attractive new facility model, our real estate development strategy allows us to maximize performance and quickly grow our facility base. Our seasoned real estate planning and development team follows a proven and disciplined strategy that leverages advanced data analytics to identify opportunities to provide underserved communities with high-quality emergency care.

        This development model has also proven commercially successful in highly competitive markets and is currently supporting growth outside of our home state of Texas. Our sophisticated selection guidelines and scalable procedures allow us to open a new facility within 14 to 21 months of site selection, enabling us to quickly capitalize on emerging opportunities. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. By the end of 2014, we expect to be operating 53 facilities in our target markets. We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015. Moreover, we have access to a variety of capital sources, including the Medical Properties Trust leasing facility, allowing us to fund the typical $5 million to $6 million build-out cost of most facilities, inclusive of land acquisition costs. Given our expertise and the scale of our operations, we anticipate these new facilities will be profitable within their first year of operation, generating additional capital to continue capturing significant growth opportunities.

Ability to Attract and Retain High-Quality Physicians and Clinicians

        Through our differentiated recruiting and development programs, we are able to identify and target high-quality physicians and clinicians to optimally match the needs of our facilities. Each of our facilities is staffed with Board-certified physicians, who have an average of 16 years of medical experience. Compared to a traditional hospital setting, our physicians have a significantly reduced administrative workload, which allows them to spend more time focusing on patient care. Additionally, we offer our physicians extensive flexibility in managing their work schedules. Due to our customized staffing model, physicians can schedule their own work hours, practice at multiple sites, and take advantage of a wide variety of career development opportunities, including maintaining their own practice or affiliations with other healthcare facilities or hospitals. Consequently, our facilities offer a positive work environment that leads to high retention rates and strong customer and provider relationships. We believe these programs will allow us to continue to effectively recruit physicians and clinicians to support our robust pipeline of new facilities.

Management Team with Significant Public Company Experience

        We have an experienced management team that leverages expertise across the healthcare, retail and hospitality sectors. The members of our executive management team with healthcare backgrounds have an average of 11 years of experience in that industry and have proven and extensive knowledge of healthcare operations and facility expansion. Additionally, our management has significant experience with high-growth, multi-state customer-focused operations through involvement in the retail and hospitality sectors. The three most senior members of the executive team have substantial experience in leading publicly traded companies. Over their respective tenures, members of our team have been instrumental in establishing a successful, scalable operating model, consistently generating strong financial results and developing an effective site selection and build-out process. They have also developed proven recruiting and staffing capabilities to identify, hire and retain high-quality physicians. We believe the breadth of management's background and the depth of its expertise will continue to drive our dynamic growth and continued success.

Growth Strategies

        We believe we have significant growth potential in both new and existing markets because of our leading market position in the freestanding emergency room sector, high-quality care delivery, strong unit economics, disciplined development strategy and significant management experience. We plan to pursue the following growth strategies:

Grow our Presence in Existing Markets

        We believe there is a significant opportunity to expand in our existing markets including Dallas/Fort Worth, Houston, San Antonio and Austin, Texas as well as Colorado Springs and Denver, Colorado. Our scale, scope and leading market position, combined with our sophisticated, proven site selection and development processes provide us with competitive advantages to continue to expand our facility base in these markets. We endeavor to continue to develop multiple sites because we believe regional density creates value through leverage in managed care contracting and greater brand awareness. We intend to continue to provide high-quality, convenient emergency medical care combined with consumer-focused, local-targeted marketing through channels such as direct mail, Internet and social media, community sponsorship and field marketing teams. We anticipate that as we further build our brand and increase the visibility of our facilities in our existing markets these efforts will increase patient awareness, and drive patient volume and same-store growth.

Build Strategic Alliances with Leading Health Systems

        Development of our existing and new health system alliances is an important part of our continued growth. We expect to be a key partner for health systems seeking to enhance their local community presence through direct admissions relationships and new innovative partnerships. Our alliance with HCA in North Texas provides an example of one such innovative partnership, giving our patients direct access to HCA's 5,000 physicians and 11 local hospitals in the North Texas region. Our patients who need to be transferred to a hospital will be assured of bed availability at an HCA hospital and, if certain conditions are met, will receive direct admission, avoiding the hospital's emergency department. Our partnership with HCA provides us access the HCA transfer center, a 24/7 call center, to coordinate appropriate patient transfers for hospital admission. In addition, we have a new relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. As part of the relationship, we have enhanced the Concentra teams' awareness of First Choice Emergency Rooms in order to facilitate referrals of their after-hours and emergency patients to us. We believe our ability to alleviate hospital emergency room over-crowding, while providing a new access point to patients, enhances our value proposition as a partner of choice for health systems. We intend to continue to pursue relationships with complementary participants in the healthcare delivery system to ensure that our patients receive high-quality care delivered in the most efficient way.

Pursue a Disciplined Development Strategy in New States and Markets

        We intend to continue expanding our facility base through new facility openings in new states and markets by leveraging our core capabilities in site selection, development and efficient facility openings. We view expansion as a core competency and see a significant opportunity to replicate the regional platform model established in Texas in new geographic markets. We entered the Colorado market in 2013 and plan to enter the Arizona market in 2015. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. By the end of 2014, we expect to be operating 53 facilities in our target markets. We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015. As we expand into new markets, particularly in states with complex regulatory requirements, we believe there is a potential to implement different operating models, such as innovative hospital partnership models, including a hospital hub and freestanding emergency room satellite model. Consistent with this strategy, we and our hospital partners may begin to seek reimbursement from Medicare and Medicaid.

Operations

        Our operations consist primarily of our ownership and management of freestanding emergency care facilities. We provide patients prompt access to high-quality, Board-certified physicians and emergency trained registered nurses capable of handling all emergency issues and a wide array of treatments on-site. We believe our acuity mix is comparable to hospital-based emergency rooms. Our facilities provide the space and equipment necessary to enable our staff to provide quality emergency care. Each of our facilities is equipped with a full radiology suite, including CT scanners, digital x-ray and ultrasound, as well as on-site laboratories certified by CLIA and accredited by COLA. Every facility has transfer agreements in place with local hospitals for patients that need to be transferred to a hospital. In the Dallas/Fort Worth area, we have entered into an alliance with HCA to enhance the continuum of care for our patients by streamlining clinical protocols for transfers to hospitals and providing direct access to 5,000 physicians and 11 hospitals in North Texas, for follow-up care.

Facilities

        As of March 31, 2014, we had 32 facilities in markets throughout Texas and Colorado. Our facilities are open 24 hours a day, seven days a week, and are designed to ensure that our patients receive high-quality, rapid, comfortable and convenient emergency medical care. Each facility typically has six to nine emergency exam rooms. These include two high-acuity suites, one "child-friendly" pediatric room intended to create a comfortable environment for children, and a specialized obstetrics/gynecology room. All of our facilities have a centralized nurses' station that acts as the command center providing easy access to our laboratory, radiology suite, supply rooms and secured narcotics area, in addition to being placed so that it maximizes the staff's line of sight to our suites and exam rooms. If a patient needs to be transported to a hospital, our facilities have ambulance bays that that are located near the emergency suites, providing for rapid and efficient access for emergency medical services personnel.

        Each facility is designed to be a calm and comfortable setting for patients. There is a lobby and check-in desk where patients are greeted and welcomed into the facility. As patients are escorted back to their exam room, they see neutrally painted walls with carefully selected artwork, creating a comforting environment, seamless floors designed to minimize and prevent infection, and, in many facilities, a view of the CT scanner. Every pediatric room has a unique, hand-painted mural and all exam rooms are equipped with flat-screen televisions. Our facilities are also designed to be a comfortable environment for our clinicians. Our physicians have a private office where they can review notes or make follow-up calls to patients. In addition, there is a dedicated employee break room and a special employee lounge complete with showers.

        Each of our emergency rooms contains a laboratory that is certified by CLIA and accredited by COLA. CLIA defines our laboratories as "moderate complexity labs," which can perform "waived" and automated tests. The CLIA-waived tests that we most commonly perform include, but not are limited to, rapid strep, influenza, and respiratory syncytial virus and blood glucose levels. Additionally, there are moderate complexity automated tests that include chemistries, cardiac enzymes, complete blood counts, clotting studies, and a variety of other pertinent diagnostic assessments. All in-house testing provides results within approximately 20 minutes and those results are immediately provided to the physician for a more efficient diagnostic process. Additional testing which would require pathologist review, such as cultures and sub-specialty samples, are managed through our relationships with accredited third-party laboratories. Each laboratory department is supervised by a facility medical director, who acts as the dedicated laboratory director, overseeing all policies, testing, and ongoing operations.

        Our facilities are equipped with full radiology suites, including CT scanners, digital x-rays and ultrasounds. Staffed around the clock with a licensed radiology technologist, our radiology suites are a critical component to the high-quality care that we provide. Each radiology technologist has a minimum of two years of experience on both the CT and x-ray modalities in a hospital setting. Our ultrasound machines are operated by certified on-call ultrasound technologists that provide around-the-clock coverage for all of our facilities. All imaging studies are then interpreted off-site by a contracted group of Board-certified radiologists that are required to provide final reads within 30 minutes, 24 hours a day, seven days a week.

        In addition to our carefully planned layout, laboratories and radiology suites, our facilities are also generally equipped with other features comparable to hospital emergency rooms. Our facilities are equipped with life-safety code air systems with specialized ventilation and central oxygen with back-up generators to ensure uninterrupted operations.

        The below image depicts the typical layout of one of our facilities which range in size from approximately 6,000 to 7,000 square feet:

Staffing

        We employ a base "1-1-1-1" model for our staffing needs at each facility, meaning that we have a minimum of one Board-certified physician, one emergency trained registered nurse, one radiology technologist and one front office staff member on-site at all times. This is a fixed cost labor model as all facilities are open 24 hours a day, seven days a week. This base staffing can be augmented during periods of high-patient volume. We operate using two 12-hour shifts per day, beginning at 7:00 a.m. and 7:00 p.m. Each facility utilizes approximately 35 staff members, made up of four full-time and five part-time employees per function. Our full-time employees work three 12-hour shifts per week. Each of our facilities also has a facility administrator, who is also the nurse manager. The facility administrator is in charge of all operating aspects of the facility and the coordination of care to patients.

        Our physicians are contracted through Conjugate, an affiliated professional limited liability company owned by our Executive Medical Director that handles our physician-staffing needs in each of the markets where we operate. We currently utilize over 260 accredited Board-certified physicians. We provide physicians with a unique and attractive opportunity to practice emergency medicine in a work environment with a reduced administrative workload, scheduling flexibility and a covered cost of malpractice insurance, which allows our physicians to focus on providing high-quality care. Our model allows physicians to spend more time with each patient and thus the ability to focus their attention on the patient in order to deliver quality care.

        Our physician recruiters identify and source talent through a variety of methods, including networking, targeted job postings and employee referrals. Once a candidate has been identified, we invite them on-site to tour our facility and meet with the facility medical director. If the candidate is a fit, a rigorous credentialing process is initiated that verifies the candidate's education, training, state licensing, experience, current health status and clinical competence.

        All of our physicians sign a physician services agreement, which sets forth their duties and responsibilities, assigns each physician to a home facility, outlines shift commitments and guarantees and contains a 90-day notice of termination provision for both parties. Each facility has a facility medical director, who is the physician responsible for providing clinical guidance and oversight, performing chart reviews, ensuring compliance with infection control protocols and acting as the laboratory director for the facility.

Patients

        First Choice Emergency Rooms provide access to high-quality emergency care in the neighborhoods near each site. Typically, approximately 60% of each facility's patients come from a three-mile radius, with approximately 80% coming from a five-mile radius. Our facilities treat a wide array of emergency patient problems, such as heart attacks, severe abdominal pain and respiratory distress.

        Patient satisfaction for First Choice Emergency Room care is among the highest in the nation. First Choice Emergency Room was named a Guardian of Excellence Award winner in 2013 by Press Ganey. This award recognizes top-performing facilities from among participating member hospital emergency rooms that are in the 95th percentile of performance in patient satisfaction nationwide, and is a healthcare industry symbol of achievement.

Illustrative Patient Experiences at First Choice Emergency Rooms

        We believe we are transforming the emergency care experience with a differentiated care delivery model, as demonstrated by the below sampling of experiences our patients have had at First Choice Emergency Rooms:

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  Cardiac Event.  A man came to the nearby First Choice Emergency Room after experiencing chest pain and shortness of breath for over a day. Within minutes of his arrival he was given an electrocardiogram, which indicated a possible heart attack. While getting his chest x-ray, his heart stopped beating. The clinical team administered CPR and the patient had a near immediate return of spontaneous circulation. The CT scan showed a large "saddle emboli" (a large blood clot straddling the blood vessels) in his heart and more in his pulmonary vasculature (blood vessels of the lungs). He was anti-coagulated and transferred to the hospital catheterization laboratory.

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  Premature Delivery Complication.  A 34-week pregnant woman was rushed into a First Choice Emergency Room in active labor. The baby had already begun to crown and both mother and baby appeared to be in distress. Within four minutes of the patient's arrival, the baby was delivered. The delivery was complicated by the umbilical cord being wrapped around the baby's neck, a life-threatening complication. Our physician properly handled the delivery and as a result both the mother and baby were healthy.

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  Respiratory Distress.  A nearby family practice physician was experiencing shortness of breath and came in to a First Choice Emergency Room. Within minutes, her shortness of breath became very severe. Our physician had to intubate (placing a breathing tube into the trachea to allow for mechanical ventilation) the patient to ensure adequate ventilation and oxygenation—a life-saving measure. The patient was then transported to a nearby hospital to see a thoracic specialist. She has now recovered and regularly refers her patients, as well as her family, to First Choice Emergency Rooms for emergency care.

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  Accidental Poisoning.  A one-year-old girl was brought to a First Choice Emergency Room after accidentally drinking toxic cleaning solution. During the three-minute drive, the young girl elevated from having no symptoms to an almost complete inability to breathe. The First Choice Emergency Room staff immediately treated the patient and the child fully recovered.

Licensing and Accreditation

        Similar to hospitals, all of our facilities are licensed pursuant to state-specific licensing requirements. Our Texas facilities are licensed as "Freestanding Emergency Medical Care Facilities" by the Texas Department of State Health Services Regulatory Licensing Unit on a bi-annual basis. Our facilities in Colorado are licensed as "Community Clinics with Emergency Centers" under the administration of the Colorado Department of Public Health and Environment, Health Facilities and Emergency Medical Services Division on an annual basis.

        First Choice Emergency Rooms are accredited as an Ambulatory System by the Joint Commission. An independent, not-for-profit organization, the Joint Commission is the nation's oldest and largest standards-setting and accrediting body in healthcare. Since 1975, the Joint Commission has developed state-of-the-art standards for outpatient ambulatory care organizations. By demonstrating compliance with the Joint Commission's national standards for healthcare quality and safety, First Choice Emergency Room has earned the Joint Commission's Gold Seal of Approval. The accreditation award recognizes First Choice Emergency Room's dedication to continuously comply with the Joint Commission's state-of-the-art standards.

Risk Management

        We have various committees comprised of physicians and clinical personnel that discuss and set internal policies regarding various risk management issues including safety and environment of care, infection control, pharmacy and therapeutics, quality assessment and performance improvement, peer review and chart review. The policies we establish comply with relevant state, federal and regulatory and Joint Commission requirements.

Billing and Payment

        We obtain patient service revenues by collecting fees from patients, insurance companies, and other third-party payors for the professional and technical services provided in our facilities. All billing and coding is done by a centralized team. Claims are typically coded and filed within 72 hours of a patient visit. We manage the entire collections cycle up until the point that an account is written off and transferred to a third-party collection service. Our general practice, where possible, is to collect estimated co-payments at the facility. Claims are submitted electronically if the payor accepts electronic claims. We require claims submitted to third-party payors be paid within timeframes that are generally consistent with industry standard practices, which vary based upon payor type.

        We receive payment for patient services from a variety of third-party payors, such as:

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  health maintenance organizations, preferred provider organizations and private commercial insurance providers; and

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  out-of-pocket payments from patients.

        Charges for all services provided to insured patients are initially billed to and processed by the patients' insurance provider. We have agreements with insurance companies that provide for payments at amounts different from our established rates. Differences between established rates and those set by insurance programs, as well as charity care, employee and prompt pay adjustments, are recorded as adjustments directly to patient service revenue. Estimated uncollectible amounts from insured patients are recorded as bad debt expense in the period the services are provided. Collection of payment for services provided to patients without insurance coverage is done at the time of service.

        We write off as bad debt expense uncollectible accounts receivable arising from insured patient responsibility after all collection efforts have been exhausted and we have determined such accounts will not be collected. We believe that the collections process is another opportunity to differentiate ourselves in our patient's minds. Our staff is trained to educate our patients on how the insurance company has determined the amount to pay on the claim.

Reimbursement

        First Choice Emergency Rooms are full-service emergency rooms. As such, we collect the emergency room benefits based on a patient's specific insurance plan. Consistent with billing practices at all emergency rooms and in light of the fact our facilities are open 24 hours a day, seven days a week and staffed with Board-certified physicians, we bill payors a facility fee, a professional services fee and other related fees.

        Four major third-party commercial payors accounted for approximately 86.7% of our patient service revenue for the year ended December 31, 2013. The remaining 13.3% of our patient service revenue comes from other smaller third-party commercial payors, self-pay patients and workers' compensation. Commercial third-party payors include private health insurance as well as related payments from patients for deductibles and co-payments. We enter into contracts with private health insurance and other health benefit groups by granting discounts to such organizations in return for the patient volume they provide. We do not currently bill Medicare or Medicaid for the care we provide.

        Our contracts are structured as either case-rate contracts or as discounts to billed charges. In a case rate contract, a set fee is assigned to visits based on acuity level. We also enter into contracts with payors based on a discount of our billed charges. There are contracted rates for both the professional component and the technical component, as well as a facility fee. Each portion of the claim is billed separately and paid based on the patient's emergency room benefits.

        Self-pay consists of out-of-pocket payments for treatments by patients not otherwise covered by third-party payors.

Real Estate Development Activities

General Strategy

        We own and operate First Choice Emergency Rooms, the largest network of independent freestanding emergency rooms in the United States. We have experienced rapid growth in recent periods, growing from 14 facilities at the end of 2012 to 26 facilities at the end of 2013, and to 32 facilities as of March 31, 2014. By the end of 2014, we expect to be operating 53 facilities in our target markets. We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015. We have built an internal eight person team with over 150 years of combined experience in multi-unit retail expansion strategy.

        This team has developed a highly scalable business model for establishing new freestanding emergency rooms that include attractive unit economics, sophisticated data analytics to support our site-selection process, proven real estate development practices and innovative marketing programs. We have developed, and continue to refine, the databases, geographic information systems, and proprietary predictive models that enable us to evaluate the competitive landscape in a market as part of our site-selection process. This allows us to quantify and qualify the potential for new emergency room facilities within a market, and create a plan for the number and location of emergency room facilities to be developed in a given market. Our proprietary site-selection model specifically analyzes consumer preferences and habits, anticipated requirements for access to emergency care, and geographic alternatives to competing emergency care providers. The typical cost involved in opening a new freestanding facility is between $5.0 million and $6.0 million, with a typical opening timeline between 14 and 21 months, from the site-selection phase to the opening of a new facility.

        The image below depicts our typical development timeline, beginning with sites for which we have already entered into a letter of intent and/or purchase agreement:

Expansion Program

        We have a robust pipeline under development designed to support the addition of a similar number of facilities in 2015. In addition, we have implemented the scalable systems necessary to effectively track and manage the acquisition, development and construction process for a multi-unit rollout program. Architects, general contractors, developers, and other vendors have been engaged and integrated into the expansion program enabling us to execute on our market development plans.

Real Estate Financing Sources

        We seek to finance each facility on a stand-alone basis using various sources of financing, including cash generated by our operations, Senior Secured Credit Facility, MPT Agreement and other outside sources.

        In June 2013, we entered into the MPT Agreement to fund future facility development and construction. Under the terms of the MPT Agreement, MPT will acquire parcels of land selected by us, fund the ground-up construction of new freestanding emergency room facilities and lease the facilities to us upon completion of construction. MPT is required to fund all hard and soft costs, including the project purchase price, closing costs and pursuit costs for the assets relating to the construction of up to 25 facilities with a maximum aggregate funding of $100.0 million. Each completed project will be leased for an initial term of 15 years, with three five-year renewal options. The MPT Agreement has provided the funding for two facilities that have already opened, as well 14 facilities under different phases of development. As of March 31, 2014, we had $10.4 million available under the MPT Agreement to fund future facilities.

Marketing

        The evolving healthcare environment has motivated consumers to take a much more active role in how and where they receive care. Therefore, our marketing strategies focus on educating local communities on the access and patient care available at First Choice Emergency Room as a key option within the continuum of care. We have a dedicated field marketing team to foster relevant relationships within the community as well as engaged physicians to support medical community outreach. We sponsor and host community activities, including school fundraisers, street parties and sporting events to deepen our local involvement and encourage tours of our facilities and to deliver first-hand education of our capabilities. Additionally, we have targeted marketing campaigns for each site comprised of direct mail, radio, outdoor advertising, digital and social media.

        As we open new facilities as part of our expansion strategy, our opportunity to strengthen the public's awareness of our brand and unique services will also increase. For example, our increased penetration in the Dallas/Fort Worth and Houston markets has, and will continue to, enable us to gain both local and market-wide awareness. We plan to continue these aggressive marketing plans to build community familiarity and acceptance of the services we provide.

        Consumer research has helped us refine our innovative facility model to communicate emergency care and ensure an optimal patient experience. From the introductory message of a new facility, to the personalized follow-up from the staff, the marketing programs highlight the convenient access and high-quality care that differentiates First Choice Emergency Rooms. These carefully designed efforts are not only structured to increase patient volume, but also to firmly establish the First Choice Emergency Room brand and experience as an integral part of each community we serve.

Competition

        We compete with other emergency care providers on the basis of proximity to the facility, quality of patient care and awareness. In each of our markets we face competition from traditional and evolving medical providers, including other freestanding emergency rooms, both independent and hospital affiliated. Independent freestanding emergency room competitors include: Elite Care, ER Centers of America, Neighbors Emergency Center, PhysiciansER and Texas Emergency Care Center. Given our 24/7 operating hours and ability to handle high-acuity needs, instead of competing with community medical practices and urgent care clinics, we believe we complement them. Many of our sites work closely with nearby urgent care facilities to ensure the most appropriate patient care for the community. In February 2013 we formed a relationship with the Concentra urgent care clinics in the Dallas/Fort Worth market, whereby we are able to refer workers' compensation patients to Concentra when follow-up, non-emergent, care is needed. We are more than twice the size of our next largest independent freestanding emergency room competitor. While the competition is typically defined by the patient's proximity to each site, we are gaining an advantage through our expanding scope and resultant brand awareness. In addition to our size, we believe the quality of our care, the clinical staff and the patient word-of-mouth will allow us to effectively compete with new entrants into the category.

Government Regulation

        The healthcare industry is subject to extensive regulation by federal, state and local governments. Government regulation affects our business by controlling growth, requiring licensing or certification of facilities, regulating how facilities are used and controlling payment for services provided. Our ability to conduct our business and to operate profitably will depend in part upon obtaining and maintaining all necessary licenses and other approvals, and complying with applicable healthcare laws and regulations. See "Risk Factors—Risks Related To Healthcare Regulation."

State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee Splitting Arrangements

        The laws and regulations relating to our operations vary from state to state and approximately 30 states prohibit general business corporations from practicing medicine or controlling physicians' medical decisions. We believe that we and our physician practice management service relationships with professional entities are in substantial compliance with state laws prohibiting the corporate practice of medicine including Colorado, Arizona and Texas. However, regulatory authorities or other parties, including our affiliated physicians, may attempt to assert that, despite these arrangements, we are impermissibly engaged in the practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physicians and physician groups.

        Of note, the vast majority of our freestanding emergency room facilities are located in Texas. Texas has a fairly robust corporate practice of medicine doctrine. Texas prohibits corporations from employing physicians and receiving money for professional services rendered by the physicians. However, professional associations and professional limited liability companies may employ physicians so long as the owners of such entities are physicians licensed under Texas law. Similarly, there are certain organizations organized under the Texas Non-Profit Corporation Act that receive certification from the Texas State Board of Medical Examiners to allow ownership in physician organizations by non-physicians. We believe that we are in compliance with the corporate practice of medicine restrictions in Texas. The physicians who provide services at our Texas facilities are employed by Conjugate, a professional limited liability company owned and operated by our Executive Medical Director. Conjugate makes certain payments to us for billing, collection, administrative and other services through a management services agreement. Other private individuals, the Texas Medical Board, the Texas Attorney General or other healthcare providers may attempt to assert that, despite these arrangements, we are impermissibly engaged in the practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physicians and physician groups.

State Statutes and Regulations Regarding our Operations

        Our operating freestanding emergency room facilities in Texas and Colorado, and our planned facility in Arizona, are subject to many laws and regulations, particularly at the state and local government levels. These laws and regulations require our freestanding emergency rooms to meet various licensing, certification and other requirements. See "Risk Factors—Risks Related To Healthcare Regulation."

        New regulation of our facilities is also possible, which could force us to change our operational approach or lead to a finding by governmental actors that our facilities are out of legal compliance.

State Law Regulation of Construction, Acquisition or Expansion of Emergency Rooms

        Thirty-six states have certificate of need programs that require some level of prior approval for the construction of a new facility, acquisition or expansion of an existing facility, or the addition of new services for various healthcare facilities. One of the most common categories of healthcare services reviewed under certificate of need laws is hospital services, which may include the emergency services we provide at our freestanding emergency rooms. While the states where our facilities are currently (or soon will be) operational (Texas, Colorado and Arizona) do not require a certificate of need, other states where we seek to expand our operations may require certificates of need under circumstances not currently applicable to our facilities See "Risk Factors—Risks Related To Healthcare Regulation."

        In addition, additional state legislation restricting our ability to obtain licensure for new facilities may be enacted. Such licensure challenges may have a material impact on our growth projections and expansion plans.

Laws and Rules Regarding Billing

        The majority of our services are paid for by private third-party payors. These third-party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. See "Risk Factors—Risks Related To Healthcare Regulation."

        We must also comply with numerous other state and federal laws applicable to our documentation and the claims we submit for payment. Private third-party payors carefully audit and monitor our compliance with these and other applicable rules. Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services. In addition, non-compliance with these rules may cause us to incur civil and criminal penalties, including fines, imprisonment and exclusion from government healthcare programs, under a number of state and federal laws. See "Risk Factors—Risks Related to Healthcare Regulation."

Privacy and Security Laws

        HIPAA required HHS to adopt standards to protect the privacy and security of certain health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by "covered entities." As a provider of healthcare who conducts certain electronic transactions, each of our facilities is considered a covered entity under HIPAA. In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted by covered entities or their business associates. We have taken actions in an effort to be in compliance with these privacy and security regulations and believe that we are in substantial compliance. Ongoing implementation and oversight of privacy security measures involves significant time, effort and expense. A security incident that bypasses our information security systems causing an information security breach, loss of protected health information or other data subject to privacy laws or a material disruption of our operational systems could result in a material adverse impact on our business, along with fines.

        States may impose more protective privacy restrictions in laws related to health information and may afford individuals a private right of action with respect to the violation of such laws. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. In addition, states may also impose restrictions related to the confidentiality of personal information that is not considered "protected health information" under HIPAA. If we fail to comply with HIPAA or similar state laws, we could incur substantial monetary penalties. See "Risk Factors—Risks Related to Healthcare Regulation."

Licensing, Certification, Accreditation and Related Laws and Guidelines

        We and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures and state mandated services and service limitations. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations. We must be in compliance in order to maintain authorization to provide, or receive payment for, our services. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.

        In certain jurisdictions, changes in our ownership structure require pre- or post-notification to governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. Our changes in corporate structure and ownership involving changes in our beneficial ownership required us in some instances to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions or to begin to receive payment from government payment programs. The extent of such notices and filings may vary in each jurisdiction in which we operate, although those regulatory entities requiring notification generally request factual information regarding the new corporate structure and new ownership composition of the operating entities that hold the applicable licensing and certification.

        We have made consistent efforts to substantially comply with these requirements, yet the agencies that administer these programs or have awarded us contracts may find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.

        Further, if we pursued any expansion in new states or participation in the Medicare or Medicaid programs for any of our facilities in the future, we would face additional certification requirements and a survey process. Our current accreditation from the Joint Commission as freestanding emergency room facilities does not guarantee that our facilities would meet the Joint Commission hospital standards or Medicare conditions of participation or Medicaid requirements for hospitals.

Health Reform Initiatives

        There have been numerous legislative and regulatory initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. In March 2010, the President signed PPACA into law, which made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. As part of healthcare reform legislation, the Reconciliation Act was signed into law on March 30, 2010, making some limited but important changes to PPACA. PPACA includes a number of provisions that will directly affect our facilities. See "Risk Factors—Risks Related to Healthcare Regulation."

        PPACA represents significant change to the healthcare industry. PPACA includes provisions designed to change how healthcare services are covered, delivered and reimbursed through, among other things, expanded coverage of uninsured individuals, reduced growth in Medicare program spending and the establishment of programs where reimbursement is tied to quality. PPACA also reforms certain aspects of health insurance, expands existing efforts to tie Medicare and Medicaid payments to performance and quality, and contains provisions intended to strengthen fraud and abuse enforcement.

        PPACA and other changes in the healthcare industry may adversely affect our business model and revenue. However, because of the continued uncertainty about the implementation of PPACA, we cannot quantify or predict with any certainty the likely impact of PPACA on our business model, financial condition or results of operation.

        In each market where we operate, there are hospitals and health systems that compete with us. These hospitals and health systems have powerful and effective lobbying groups to help effectuate changes to state and federal legislation that would otherwise have a negative impact on their operations. As competitors of these entities, we may not receive the benefit of their lobbying efforts and in some circumstances may be negatively impacted by their efforts.

Federal False Claims Act

        The Federal government is authorized to impose criminal, civil and administrative penalties on any person or entity that files a false claim for payment from the Medicare or Medicaid programs. False claims filed with private insurers can also lead to criminal and civil penalties. While the criminal statutes are generally reserved for instances of fraudulent intent, the government applies criminal, civil and administrative penalty statutes to a range of circumstances, including coding errors, billing for services not provided, submitting false cost reports, submitting claims resulting from arrangements prohibited by the Stark Law or the Anti-Kickback Statute, billing for services not rendered in compliance with complex Medicare and Medicaid regulations and guidance, misrepresenting services rendered (e.g., miscoding, upcoding, etc.) and application for duplicate reimbursement. See "Risk Factors—Risks Related to Healthcare Regulation."

Fair Debt Collection Practices Act

        Some of our operations may be subject to compliance with certain provisions of the Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. We believe we are in substantial compliance with the Fair Debt Collection Practices Act and comparable state statutes where applicable.

Healthcare Fraud and Abuse Laws

        In the event we choose to participate in the Medicare, Medicaid or Tricare program, we would become directly subject to certain federal laws, including without limitation, the Anti-Kickback Statute and the Stark Law.

        The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. Many states such as Texas and Arizona have adopted similar prohibitions against kickbacks as the Anti-Kickback Statute. See "Risk Factors—Risks Related to Healthcare Regulation."

        The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. Some states, including Texas and Colorado, have self-referral laws similar to Stark Law for Medicaid claims (and commercial claims). Some states also have other healthcare fraud and abuse laws with various reasons for violations. See "Risk Factors—Risks Related to Healthcare Regulation."

HIPAA Transactions and Code Sets Standards

        HIPAA and its implementing regulations establish electronic data transmission standards that all healthcare providers must use for certain electronic healthcare transactions, such as submitting claims for payment for medical services. PPACA requires the adoption of standards for additional electronic transactions and provides for the creation of operating rules to promote uniformity in the implementation of each standardized electronic transaction. Under HIPAA, HHS has also published a final rule requiring the use or updated standard code sets for certain diagnoses and procedures known as ICD-10 code sets. Use of the ICD-10 code sets is required beginning October 1, 2014. It is possible that our facilities could experience disruptions or delays in payment due to the implementation of new electronic data transmission standards and the transition to ICD-10 code sets.

Regulatory Compliance Program

        It is our policy to conduct our business with integrity and in compliance with the law. We have in place, and continue to enhance, a company-wide compliance program, entitled "Remedy", that focuses on all areas of regulatory compliance including billing, reimbursement, cost reporting practices and contractual arrangements with referral sources. We have specific corporate policies relating to sexual harassment, ethics, diversity and HIPAA, among others. We have structured our health and welfare plans to be ERISA-compliant.

        We have mechanisms in place to ensure compliance across every aspect of our organization including, but not limited to, the following:

Human Resources

        All prospective employees that are offered employment must pass a rigorous background check and drug screen. New employee training and orientation focuses on compliance with company policies related to HIPAA, ethical conduct, sexual harassment and diversity. We mandate that all employees sign our Code of Conduct on an annual basis. All employees are encouraged to report any compliance concerns of any nature to the Chief Compliance Officer through our confidential toll-free hotline or web portal. We mandate that all reported concerns be investigated by the Chief Compliance Officer and reported to the board of directors on a quarterly basis.

Billing

        We have a third party that conducts quarterly audits of a random selection of our patient charts. We also employ a certified hospital outpatient coder to comply with ACEP guidelines. In addition, we conduct a thorough overview of all charges to match vendor charges to claims. When we discover an improper claim or overpayment to a third-party vendor, it is our practice to disclose the issue to the affected third-party payor and to refund any resulting overpayments. See "Risk Factors—Risks Related to Healthcare Regulation—Our facilities, billing practices, relationships with healthcare providers and third parties, and our marketing practices may become subject to the Anti-Kickback Statute, Stark Law, False Claims Act and similar state laws."

Occupational Safety

        Our corporate radiation safety officers are hired to ensure that all radiology equipment meets applicable regulatory requirements. All of our radiology technologists are required to wear badges that monitor their exposure to radiology, and these results are sent to applicable authorities.

Properties

        Our executive and administrative offices are located in Lewisville, Texas. These offices contain approximately 80,000 square feet of space. We believe these offices are adequate for our current primary needs.

        Our emergency care facilities typically range in size from approximately 6,000 to 7,000 square feet. As of March 31, 2014 we provided emergency care in 30 facilities in Texas and two facilities in Colorado. We own the real estate on which one of our facilities is located. We lease land and space at 31 locations. These leases expire at various dates between August 31, 2014 and December 31, 2029 and all but three of these leases have one or more renewal options of between five and seven years. We consider all of our offices and facilities to be well-suited to our present requirements. However, as we expand to additional facilities, or where additional capacity is necessary in a facility, additional space will be obtained where feasible.

        The following list summarizes the number of facilities operated in each city's metropolitan area as of March 31, 2014:

Location	Number of Facilities
Dallas/Fort Worth	14
Houston	13
Austin	2
San Antonio	1

Texas	30
Colorado Springs	1
Denver	1

Colorado	2

Total	32

Seasonality

        Our patient volumes are sensitive to seasonal fluctuations in emergency activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however the timing and severity of these outbreaks can vary dramatically. Additionally, as consumers shift towards high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Intellectual Property

        Some of our service marks and logos may be subject to intellectual property rights. We do not hold any patents. To date, we have not relied heavily on patents or other intellectual property in operating our business. Nevertheless, some of the information technology purchased or used by us may be patented or subject to other intellectual property rights. As a result, we may be found to be, or actions may be brought against us alleging that we are, infringing on the trademark, patent or other intellectual property rights of others, which could give rise to substantial claims against us. In the future, we may wish to obtain or develop trademarks, patents or other intellectual property. However, other practices and public entities, including universities, may have filed applications for (or have been issued) trademarks, patents or other intellectual property rights that may be the same as or similar to those developed or otherwise obtained by us or that we may need in the development of our own intellectual property. The scope and validity of such trademark, patent and other intellectual property rights, the extent to which we may wish or need to acquire such rights and the cost or availability of such rights are presently unknown. In addition, we cannot provide assurance that others will not obtain access to our intellectual property or independently develop the same or similar intellectual property to that developed or otherwise obtained by us.

Employees

        As of March 31, 2014, we had 993 employees, of which 307 are nurses, and 263 are radiology technologists. Further, we reimburse our employees for the cost of certification exams, which promotes professional development. We believe that our relations with our employees are good. None of our employees are subject to any collective bargaining agreement. We enter into direct independent contractor agreements with our physicians and they do not hold ownership interests in our operations.

Insurance

        We maintain liability insurance in amounts that we believe are appropriate for our operations. Currently, we maintain professional and general liability insurance coverage for us and our facilities on a claims-made basis of $1.0 million per occurrence and $3.0 million in annual aggregate coverage per facility. We also maintain umbrella liability insurance in the aggregate amount of $10.0 million. We also currently maintain property damage insurance with a maximum coverage of $60 million and other types of insurance coverage we believe to be consistent with industry practice. Coverage under certain of these policies is contingent upon the policy being in effect when a claim is made regardless of when the events that caused the claim occurred. The cost and availability of such coverage has varied widely in recent years.

        We are insured for worker's compensation claims up to $1.0 million per claim and per employee with a policy limit of $1.0 million. We submit periodic payments to our insurance broker based upon estimated payroll. We believe that our insurance policies are adequate in amount and coverage for our current and anticipated operations based on both management judgment and external benchmarks.

        As of March 31, 2014, our professional liability insurance coverage was $20 million.

Legal Proceedings

        We are involved from time to time in legal and regulatory proceedings concerning matters that arise in the ordinary course of our business. An adverse result in governmental investigations, private lawsuits or other legal proceedings could have a material adverse effect on our financial position. To the best of our knowledge, we are not currently the subject of any material investigation, private lawsuit or other legal proceeding.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names, ages, positions and certain other information of the members of our board of directors and executive officers as of the consummation of this offering.

Name	Age	Position
Thomas S. Hall	53	President and Chief Executive Officer, Director
Graham B. Cherrington	51	Chief Operating Officer
Timothy L. Fielding	53	Treasurer and Chief Financial Officer
Andrew Jordan	51	Chief Marketing Officer
Traci Bowen	51	Vice President of Human Resources
James Muzzarelli	48	Executive Medical Director
Richard Covert	46	Chairman of the Board
Daniel W. Rosenberg	48	Director
Gregory W. Scott	60	Director
Ronald L. Taylor	70	Director
Jeffery S. Vender	65	Director
Daniel J. Hosler	35	Director
Steven V. Napolitano	53	Director

        The following is a biographical summary of the experience of our directors and executive officers as of the consummation of this offering.

        Thomas S. Hall became the President and Chief Executive Officer of the Company in 2012. In addition, Mr. Hall has also served as a member of our board of directors since joining the Company in 2012. Prior to joining the Company, Mr. Hall was Chairman of the board of directors, President and Chief Executive Officer of NovaMed, Inc., from 2005 to 2011, board member, President and Chief Operating Officer of Matria Healthcare, Inc., from 2002 to 2005, and President of ADP Total Source, from 1997 to 1999. Mr. Hall holds a bachelor's degree in business from Goshen College, as well as a master's degree in business administration from Clarkson University. Mr. Hall was selected to serve on our board of directors because of the perspective and experience he brings as our President and Chief Executive Officer and his extensive background and leadership in the healthcare industry.

        Graham B. Cherrington became the Chief Operating Officer of the Company in 2012. Prior to joining the Company, Mr. Cherrington was Chief Operating Officer of WellNow Urgent Care, a private equity backed start-up, from its inception in 2011 to 2012, Executive Vice President of Operations of NovaMed, Inc., from 2007 to 2011, and Senior Vice President of Operations of Matria Healthcare, Inc., from November 2002 to March 2007. In addition Mr. Cherrington has served in various operating and business development roles with leading financial services and healthcare companies, including RISCORP, Inc., PepsiCo, and Accenture. Mr. Cherrington holds a bachelor's degree in business administration from University of Illinois, as well as a master's degree in business administration, with a concentration in finance, from University of Florida.

        Timothy L. Fielding became the Chief Financial Officer of the Company in 2013. Prior to joining the Company, Mr. Fielding was Chief Financial Officer of Pacific Interpreters, Inc., from 2012 to 2013, Chief Financial Officer of Solis Women's Health, from 2010 to 2012, and Chief Financial Officer of Snelling Staffing, from 2008 to 2010. Previously, Mr. Fielding was the Chief Accounting Officer of Wyndham International, from 2005 to 2006, and Senior Manager of KPMG LLP, from 1988 to 1993. Mr. Fielding holds a bachelor's degree in business administration from Sam Houston State University, as well as a master's degree in accounting from Sam Houston State University.

        Andrew Jordan became the Chief Marketing Officer of the Company in June 2012. Prior to joining the Company, Mr. Jordan was a marketing consultant through a company he founded, from 2010 to 2012 and from 2005 to 2007. Mr. Jordan previously was a Senior Vice President of Marketing for

T.G.I. Friday's, Inc., from 2007 to 2009, Chief Marketing Officer of Wyndham International, from 1998 to 2005, and President of Club Med, from 1996 to 1998. Mr. Jordan has was also a Grand Brand Manager for The Coca-Cola Company, as well as working at various advertising agencies in New York. Mr. Jordan holds a bachelor's degree in advertising from University of Texas, as well as a master's degree in business administration from New York University.

        Traci Bowen became the Vice President of Human Resources of the Company in 2011. Prior to joining the Company, Ms. Bowen was Vice President of Cochlear Americas, a division of Cochlear Ltd., from 2005 to 2011, and Director of Human Resources for the Broadcast Communications Division of the Harris Corporation, from 1999 to 2005. Ms. Bowen previously served on the board of directors of the Colorado Visiting Nurse Association. Ms. Bowen holds a bachelor's degree in business administration from Texas A&M University.

        James Muzzarelli became the Executive Medical Director of the Company in 2012. In addition, Mr. Muzzarelli has also served as President of Conjugate Health PLLC, an affiliate of the Company, since 2012. Prior to assuming his current role, Mr. Muzzarelli was Facility Medical Director of the Company from 2005 to 2011. Prior to joining the Company, Mr. Muzzarelli was Facility Medical Director of Flower Mound Emergency Care, in 2004, and Attending Emergency Room Physician for Medical Center of Lewisville, from 2001 to 2004. Mr. Muzzarelli also served as a member and officer in the Medical and Dental Preparatory Association of UTA. Mr. Muzzarelli holds a bachelor's degree in Biology from University of Texas at Arlington, as well as a doctor of medicine degree from University of Texas Southwestern Medical Center.

        Richard Covert became the Chairman of the board of directors of the Company in 2012. Prior to assuming his current role, Mr. Covert, a Co-Founder of the Company, was Chief Executive Officer of First Choice ER, LLC, from 2006 to 2012. Mr. Covert led First Choice ER, LLC to seven straight years on the Southern Methodist University and the Dallas Business Journal's 100 fastest-growing private companies in the Dallas/Fort Worth area, as well as two years on the Inc.'s list of the Top 500/5000 fastest growing companies in the country. Prior to co-founding the Company, Mr. Covert spent 15 years in the financial services industry, including 3 years running legislative and regulatory activity for the American Financial Services Association, a national trade association based in Washington, D.C., one year overseeing government affairs activity in the southeastern United States with The Associates, and 10 years overseeing government relations activity for all 50 states and internationally with Wells Fargo & Co. Mr. Covert has also served on numerous state trade association boards over his 15 years of experience in the financial services industry. In addition, Mr. Covert currently serves on the Advisory Board for Equity Estates Fund II and serves in an advisory capacity for IdeaCage, a company he helped establish in 2012. Mr. Covert holds a bachelor's degree in banking and finance and a master's degree in business administration from Stetson University.

        Daniel W. Rosenberg became a director of the Company in 2011 and has been a Managing Director of Sterling Partners since 2006. Mr. Rosenberg is a member of Sterling's Investment Committee and co-heads the firm's healthcare practice. Mr. Rosenberg currently serves on the boards of directors of the Meritas Family of Schools and The SAVO Group, and previously served on the boards of Centerre Healthcare, Cognitive Concepts, Foundations Recovery Network, KidsCare Dental and SterilMed. Prior to joining Sterling, Mr. Rosenberg worked at Vector Securities International and Heitman Financial. Mr. Rosenberg is a founding member, former Chairman and board member of the Illinois Venture Capital Association. Mr. Rosenberg holds a bachelor's degree from Duke University, as well as a master's degree in business administration from the Kellogg Graduate School of Management. Mr. Rosenberg was selected to serve on our board of directors because of his investment expertise, healthcare industry experience and experience as a member of the board of directors of other companies.

        Gregory W. Scott became a director of the Company in 2013. Prior to joining the Company, Mr. Scott was Co-President of Universal American Corporation, from 2012 to 2013, Chairman and

Chief Executive Officer of APS Healthcare, from 2007 to 2012, and Executive Vice President and Chief Financial Officer of PacifiCare Health Systems, from 2001 to 2006. Mr. Scott currently serves as a member of the board of directors of Sheridan Healthcare and as Chairman of its Audit Committee, as well as serving as Chairman of the board of directors of the National Kidney Foundation. Mr. Scott holds a bachelor's degree in mathematical economics from Colgate University, as well as a master's degree in business administration from the University of Michigan. Mr. Scott was selected to serve on our board of directors because of his extensive healthcare industry expertise and experience as a member of the board of directors of other companies.

        Ronald L. Taylor became a director of the Company in 2012. Prior to joining the Company, Mr. Taylor co-founded and was Chief Executive Officer of DeVry Education Group. In 1973, Mr. Taylor co-founded the Keller Graduate School of Management and was its President and Chief Operating Officer from 1981 to 1987, and from 1973 to 1981. Since 2006, Mr. Taylor has served as a senior advisor to DeVry, and currently serves on their board of directors, was well serving on the board of directors of Ross University Medical School. Mr. Taylor also serves on the board of directors of Fusion Education Group. Mr. Taylor also serves on the board of directors of Higher Learning Commission and is a member of the board of trustees of the North Central Colleges and Schools. Mr. Taylor holds a bachelor's degree in government and international studies from Harvard University, as well as a master's degree in business administration from Stanford University. Mr. Taylor was selected to serve on our board of directors because of his extensive leadership experience and his experience as a member of the board of directors of other companies.

        Jeffery S. Vender became a director of the Company in 2011. Prior to joining the Company, Dr. Vender served as the President of the Illinois Society of Anesthesiologists from 1994 to 1995 and the American Society of Critical Care Anesthesiologists from 1992 to 1993. Since 2000, Dr. Vender has served as the Harris Family Foundation Chairman of Anesthesiology at NorthShore University HealthSystem and is a Clinical Professor of Anesthesiology at University of Chicago Pritzker School of Medicine. Dr. Vender also presently serves on the board of directors of NorthShore University HealthSystem and the Wirtz Corporation. Further, Dr. Vender serves as the Chair of the Medical Executive Committee of NorthShore University HealthSystem. Dr. Vender was previously on the board of directors of Reagents of the American College of Chest Physicians and the board of directors of Deltex Medical Group. Dr. Vender holds a bachelor's degree from Northwestern University, a doctor of medicine degree from Northwestern University Medical School as well as a master's degree in business administration from the Kellogg Graduate School of Management, where he served as Chair of the Kellogg Alumni Advisory Board. Dr. Vender was selected to serve on our board of directors because of his extensive healthcare industry expertise and his experience as a member of the board of directors of other companies.

        Daniel J. Hosler became a director of the Company in 2011 and has been a Principal of Sterling Partners since 2011. Mr. Hosler previously was Vice President of Sterling Partners from 2006 to 2011. Prior to joining the Company, Mr. Hosler was Co-Founder of Microganics LLC, from 2002 to 2006, Vice President of Product Technology Marketing at the Activ Group, from 2000 to 2002, and was the founder and President of Web and Computer Technologies, from 1997 to 2002. Mr. Hosler currently serves on the board of directors of KidsCare Dental, The SAVO Group, and Q-Centrix, and previously served on the board of directors of Avectra, Centerre Healthcare, Microdermis Corporation, Pacific Interpreters, Rittenhouse Senior Living, SterilMed, and SusieCakes. While at these companies, Mr. Hosler also served as a member of the audit committee, finance committee, compensation committee, and nominating committee of the board of directors. Mr. Hosler holds a bachelor's degree in Biochemistry from Rice University, as well as a master's degree in business administration from the Kellogg Graduate School of Management. Mr. Hosler was selected to serve on our board of directors because of his investment expertise and experience as a member of the board of directors of other companies.

        Steven V. Napolitano became a director of the Company in 2014. Mr. Napolitano is a partner in the law firm of DLA Piper LLP (US) where he has practiced since 2007. Mr. Napolitano is the co-chair of the firm's U.S. private equity group. Mr. Napolitano was a member of the board of directors for NovaMed, Inc., from 1997 to 2011. Prior to joining DLA Piper, Mr. Napolitano was a partner in the law firm of Winston & Strawn LLP, from 1997 to 2007. Mr. Napolitano was a senior partner in the law firm of Katten Muchin Rosenman LLP, from 1995 to 1997. Mr. Napolitano holds a bachelor's degree in Economics from the University of Notre Dame, as well as a Juris Doctor from the Boston University School of Law. Mr. Napolitano was selected to serve on our board of directors because of his extensive legal and leadership experience and his experience as a member of the board of directors of NovaMed, Inc.

Composition of the Board of Directors

        Our board of directors currently consists of                        members, with                      serving as chair. Our independent directors are                        .

        Our board of directors will have discretion to determine the size of the board of directors. Our directors will be elected at each year's annual meeting of stockholders and vacancies may be filled by our board of directors.

        Upon completion of this offering, as a result of the combined voting power of the Existing Owners of more than 50% of the voting power for the election of directors, we will qualify as a "controlled company" and intend to rely upon certain of the exemptions available to a "controlled company" under NYSE standards that would exempt us from the obligation to comply with certain corporate governance requirements, including the requirements:

  •
  that, within one year of the date of the listing of our Class A common stock, a majority of our board of directors consists of "independent directors," as defined under NYSE rules;

  •
  that we have a compensation committee composed entirely of independent directors; and

  •
  that we have a corporate governance and nominating committee with a written charter addressing the committee's purpose and responsibilities that is composed entirely of independent directors.

        As a result, you would not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Board Committees

        Our board of directors will establish an audit committee, a compensation committee and a corporate governance and nominating committee prior to the completion of this offering. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

        Upon the completion of this offering, our audit committee will consist of                        , with                    serving as chair. Our audit committee will be responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

  •
  assisting the board of directors in evaluating the qualifications, performance and independence of our independent auditors;

  •
  assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

  •
  assisting the board of directors in monitoring our compliance with legal and regulatory requirements;

  •
  reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

  •
  assisting the board of directors in monitoring the performance of our internal audit function;

  •
  reviewing with management and our independent auditors our annual and quarterly financial statements;

  •
  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  preparing the audit committee report that the SEC requires in our annual proxy statement; and

  •
  reviewing related-party transactions.

        SEC and NYSE rules require us to have one independent audit committee member upon the listing of our Class A common stock on the NYSE, a majority of independent committee members within 90 days of the effective date of the registration statement and all independent audit committee members within one year of the effective date of the registration statement.

Compensation Committee

        Upon completion of this offering, our compensation committee will consist of                        , with                    serving as chair. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO's performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our CEO's compensation level based on such evaluation;

  •
  reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus, equity-based incentives and other benefits;

  •
  reviewing and recommending the compensation of our directors;

  •
  preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and

  •
  reviewing and making recommendations with respect to our equity compensation plans.

Corporate Governance and Nominating Committee

        Upon completion of this offering, our corporate governance and nominating committee will consist of                        , with                     serving as chair. The corporate governance and nominating committee is responsible for, among other things:

  •
  assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;

  •
  overseeing the evaluation of the board of directors and management;

  •
  reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

  •
  recommending members for each committee of our board of directors.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Ethics

        We will adopt a new Code of Business Conduct and Ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be posted on our Internet website on the "                        " link to the "                        " page. Our Code of Business Conduct and Ethics is a "code of ethics," as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this prospectus by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

 EXECUTIVE COMPENSATION

Introduction

        Our executive compensation plan is designed to attract and retain individuals with the qualifications to manage and lead our company, as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our equity value.

        Our named executive officers for 2013 are:

  •
  Thomas S. Hall, our President and Chief Executive Officer;

  •
  Graham B. Cherrington, our Chief Operating Officer; and

  •
  Timothy L. Fielding, our Treasurer and Chief Financial Officer.

Summary Compensation Table

        The following table provides summary information concerning compensation of our named executive officers for the year ended December 31, 2013.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Thomas S. Hall	2013	$565,000	—	$423,750	$64,329	$1,053,079
(President and Chief Executive Officer)
Graham B. Cherrington	2013	275,000	—	137,500	11,500	424,000
(Chief Operating Officer)
Timothy L. Fielding	2013	207,534	798,764	103,767	4,087	1,114,152
(Treasurer and Chief Financial Officer)

(1)
Amounts represent the named executive officer's base salary earned during the fiscal year covered. Mr. Fielding's salary earned in fiscal 2013 reflects that portion of his annual base salary earned from February 2013 when he joined the Company as its Chief Financial Officer.

(2)
Amount represents the aggregate grant date fair value of incentive units computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or Topic 718. The assumptions made in the valuation are found in Note 13 to our December 31, 2013 audited consolidated financial statements included elsewhere in this prospectus. A portion of the units granted in 2013 vest under certain performance conditions, which are not currently deemed probable of occurring, and, therefore, have not been included in the table above. The unrecognized value of these awards assuming the highest level of performance conditions would be achieved was $81,070 for Mr. Fielding.

(3)
Amounts represent payments made by the Company in March 2014 for services performed and performance measure satisfied during 2013. See "—Narrative Disclosure to Summary Compensation Table—Non-Equity Incentive Plan Compensation."

(4)
Amounts include expenses for commuting by airplane for Mr. Hall.

Narrative Disclosure to Summary Compensation Table

Senior Management Agreements

        Each of Messrs. Hall, Cherrington, and Fielding entered into an employment agreement with us, as of March 12, 2012, May 29, 2012 and January 16, 2013, respectively, governing the terms of their employment with us. The terms of these agreements are substantially the same but for differences in title, role, compensation and severance. The employment agreements provide for employment "at will," at an initial base salary of $565,000, $275,000, and $250,000 per year, for Messrs. Hall, Cherrington, and Fielding, respectively. In addition, Mr. Hall's base salary is subject to increase (but not decrease) from time to time by our board of directors and Messrs. Hall and Cherrington are entitled to certain relocation benefits set forth in their respective agreements. The employment agreements also provide for eligibility to receive an annual incentive bonus of up to a percentage of the executive's base salary (for Mr. Hall, 75%, and for Messrs. Cherrington and Fielding, 50%) subject to achievement of goals established by our board of directors, eligibility to receive equity-based compensation, payment of severance following certain terminations of employment and post-termination restrictive covenants. See "—Termination and Change in Control Provisions."

Non-Equity Incentive Plan Compensation

        Pursuant to the employment arrangements discussed above, each named executive officer is eligible to receive an annual incentive bonus of up to a percentage of the executive's base salary (for Mr. Hall, 75%, and for Messrs. Cherrington and Fielding, 50%) subject to achievement of goals based on Adjusted EBITDA established annually at the start of each fiscal year by our board of directors. We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, further adjusted to eliminate the impact of certain additional items, including certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance from period to period.

        For service in the 2013 fiscal year, our board of directors established a goal for the non-equity incentive plan compensation of our named executive officers in January 2013 based on Adjusted EBITDA. In March 2014, our compensation committee determined that the Company's actual Adjusted EBITDA performance during 2013 met the previously established goal, and accordingly, approved the maximum non-equity compensation plan amounts permitted under each named executive officer's employment agreement (including a pro rata portion for Mr. Fielding due to his February 2013 start date), as disclosed above in the Summary Compensation Table.

Equity Awards

        Our named executive officers received incentive units in our company in 2012 and 2013, which are intended to be profits interests for U.S. tax purposes, meaning the named executive officers participate in the appreciation in value of the incentive units from and after the applicable date of grant.

        The incentive units are subject to time-based and performance-based vesting conditions. 80% of the incentive units (or, in the case of Mr. Fielding, 75% of the incentive units) granted to each named executive officer vest with the passage of time, or time-based vesting units. Of the time-based vesting-units, subject to the holder's continued employment through the applicable vesting date, 25% vest on the initial vesting date (March 12, 2013 for Mr. Hall, March 1, 2014 for Mr. Fielding and May 29, 2013 for Mr. Cherrington) and the remaining 75% become vested ratably on a quarterly basis during the three-year period following the initial vesting date. The time-based vesting units will become fully vested on an accelerated basis upon a sale of our company, although the consideration payable in respect of 50% of the incentive units that vest in connection with such sale are subject to forfeiture if the executive's employment is terminated for "cause" or if the executive voluntarily quits within six months of such sale. The remaining 20% of the incentive units (or in the case of Mr. Fielding, 25% of the incentive units) are performance-based vesting units that vest on a sale of our company, provided that an affiliate of our Sponsor receives five times its invested capital in our company in connection with such sale.

        Vested incentive units are subject to repurchase by the Company upon a termination of employment for any reason or a breach of any restrictive covenants applicable to the executive.

        On May 28, 2013, Mr. Fielding received a grant of 633 time-based vesting units and 211 performance-based vesting units. On August 16, 2012, Mr. Cherrington received a grant of 844 time-based vesting units and 211 performance-based vesting units. On March 12, 2012, Mr. Hall received a grant of 3,378 time-based vesting units and 844 performance-based vesting units.

        In connection with the Reorganization Transactions and this offering, all outstanding incentive units, including the incentive units held by our named executive officers, are expected to be converted into LLC Units, and each Post-IPO Unit Holder will receive a share of Class B common stock for each LLC Unit, conferring an equivalent percentage of economic interest in Adeptus Health LLC and voting rights in Adeptus Health Inc., respectively. Upon conversion, each named executive officer will hold a number of LLC Units intended to replicate his respective economic interest in his incentive units based on the valuation derived from the initial public offering price. These LLC Units will be subject to the same vesting, repurchase, restrictive covenants and other terms as those applicable to the incentive units from which they were converted and as described above. Subject to the terms of the Amended and Restated Limited Liability Agreement, Post-IPO Unit Holders will have the right to exchange their LLC Units (together with a corresponding number of our Class B common stock) on a one-for-one basis into shares of our Class A common stock as described under "Organizational Structure—Reorganization Transactions—Exchange Procedures." In addition, the Post-IPO Unit Holders, including the named executive officers, will enter into a tax receivable agreement with us providing for certain payments by Adeptus Health Inc. to such Post-IPO Unit Holders, from time to time, as described under "Certain Relationships and Related Party Transactions—Tax Receivable Agreements."

Outstanding Equity Awards at December 31, 2013

        The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Thomas S. Hall	1,900	—	844	—
Graham B. Cherrington	528	—	211	—
Timothy L. Fielding	633	—	211	—

(1)
Represents time-based vesting units that were granted on March 12, 2012, August 16, 2012, and May 28, 2013 to Messrs. Hall, Cherrington and Fielding, respectively, and that have not vested as of December 31, 2013. Twenty-five percent of Mr. Fielding's time-based vesting units vested on March 1, 2014, and the remaining 75% become vested ratably on a quarterly basis during the three-year period following March 1, 2014. Mr. Hall's time-based vesting units vest in 211 unit increments each quarter through March 12, 2016. Mr. Cherrington's time-based vesting units vest in 53 unit increments each quarter through May 29, 2016.

(2)
Represents performance-based vesting units that were granted on March 12, 2012, August 16, 2012 and May 28, 2013 to Messrs. Hall, Cherrington and Fielding, respectively, and that have not vested as of December 31, 2013. These units vest upon a sale of our company, provided that an affiliate of our Sponsor receives five times its invested capital in our company in connection with such sale.

(3)
Because there was no public market for our securities as of December 31, 2013, the market value of these awards is not determinable. For purposes of Topic 718, the grant date fair value of the time-based vesting units awarded to Messrs. Hall, Cherrington and Fielding was $0.7 million, $0.2 million and $0.8 million, respectively.

(4)
In connection with the Reorganization Transactions and this offering, the time-based vesting units and performance-based vesting units held by our named executive officers are expected to be converted into LLC Units as described above under "—Narrative Disclosure to Summary Compensation Table—Equity Awards."

Termination and Change in Control Provisions

Thomas S. Hall

        Pursuant to the terms of Mr. Hall's employment agreement, upon a termination of Mr. Hall's employment by us without cause or by Mr. Hall with good reason, subject to his timely execution and delivery of a release of claims in favor of us, and subject to continued compliance with the restrictive covenant agreements below, Mr. Hall will be entitled to the following severance benefits: (i) twelve months of base salary payable in equal installments in accordance with our normal payroll practices and (ii) if COBRA continuation is elected by Mr. Hall, payments equal to the Company's portion of subsidized medical and dental coverage for Mr. Hall and his family for a period of twelve months, in each case, less applicable withholding taxes.

        Upon termination of employment for any reason, incentive units granted to Mr. Hall cease to vest, all unvested incentive units are forfeited and all vested incentive units will be subject to repurchase by us, except that if Mr. Hall's employment is terminated by us without cause or Mr. Hall resigns with good reason after the sixth anniversary of the date of grant of the incentive units and a sale of our company subsequently occurs, then the unvested incentive units subject to performance-based vesting conditions will become vested to the extent the performance-based vesting conditions would have been met on the termination date (as determined in good faith by our board of directors). In the event of a termination of Mr. Hall's employment by us for cause or Mr. Hall's breach of his restrictive covenants, all vested incentive units will be forfeited without consideration. In addition, upon a sale of our company, all unvested incentive units subject to time-based vesting conditions will fully vest, with one-half of such time-based incentive units that would receive accelerated vesting subject to repurchase by us on or prior to the closing of a sale of our company.

Graham B. Cherrington and Timothy L. Fielding

        Pursuant to the terms of Messrs. Cherrington and Fielding's employment agreements, upon a termination of the executive's employment by us without cause or by executive with good reason, subject to the executive's timely execution and delivery of a release of claims in favor of us, and subject to continued compliance with the restrictive covenant agreements below, Messrs. Cherrington and Fielding will each be entitled to the following severance benefits: (i) nine months of base salary payable in equal installments in accordance with our normal payroll practices and (ii) if COBRA continuation is elected by the executive, payments equal to the Company's portion of subsidized medical and dental coverage for the executive and his family for a period of nine months, in each case, less applicable withholding taxes.

        Upon termination of employment for any reason, incentive units granted to Messrs. Cherrington and Fielding cease to vest, all unvested incentive units are forfeited and all vested incentive units will be subject to repurchase by us. In the event of a termination of executive's employment by us for cause or executive's breach of his restrictive covenants, all vested incentive units will be forfeited without consideration. In addition, upon a sale of our company, all unvested incentive units subject to time-based vesting conditions will fully vest, with one-half of such time-based incentive units that would receive accelerated vesting subject to repurchase by us on or prior to the closing of a sale of our company.

Restrictive Covenants

        Upon any termination of employment for any reason, Messrs. Hall, Cherrington and Fielding's employment agreements each provide for restrictions on the disclosure of confidential information and trade secrets, and for a period of 24 months following the date of termination of employment covenants restricting Mr. Hall from engaging in competitive activities and soliciting our employees and customers, except that the post-termination period of restriction with respect to non-competition restrictive covenants will be 18 months in the event of a termination of executive's employment by us without cause or by the executive for good reason.

Change in Control Provisions for Equity Awards

        For a description of change in control and other provisions for our equity awards, see "—Equity Awards."

Retirement Plan

        We have a qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all employees, including our named executive officers, who may contribute up to 90% of their eligible compensation, subject to statutory limits imposed by the Internal Revenue Code. We are also permitted to provide for matching contributions, and currently provide match contributions of 50% of employee contributions up to 5% of eligible compensation.

Director Compensation for Fiscal 2013

        The following table provides information on the compensation of our non-management directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		All Other Compensation ($)	Total ($)
Larry Buckelew(2)	$35,000	—		—	$35,000
Richard Covert	50,000	—		—	50,000
Daniel Hosler	—	—		—	—
Daniel W. Rosenberg	—	—		—	—
Gregory W. Scott	35,000	$266,255	(3)	—	301,255
Ronald L. Taylor	35,000	—		—	35,000
Jeffery S. Vender	35,000	—		—	35,000

(1)
The aggregate number of incentive units outstanding at December 31, 2013 for our non-management directors was as follows: 132 time-based vesting units outstanding for Mr. Buckelew, 211 time-based vesting units outstanding for Mr. Scott, 106 time-based vesting units outstanding for Mr. Taylor, and 119 time-based vesting units outstanding for Mr. Vender.

(2)
Mr. Buckelew no longer serves as a director of the Company.

(3)
Amount represents the aggregate grant date fair value of incentive units computed in accordance with Topic 718. The assumptions made in the valuation are found in Note 13 to our December 31, 2013 audited consolidated financial statements included elsewhere in this prospectus.

  Narrative to Director Compensation Table

          We do not currently pay our directors who are either employed by us or by our Sponsor any compensation for their services as directors. Our other directors (other than the chairman of the board) receive an annual cash fee of $35,000 for their service as director. The chairman of the board, Richard Covert, receives an annual cash fee of $50,000 for his service as chairman. In addition, our other directors receive an equity grant of 211 time-based vesting units when they are first appointed as director. Mr. Scott was appointed as director in 2013, and accordingly, was granted 211 time-based vesting units in 2013. We may also reimburse our other directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

  Compensation Arrangements to be Adopted in Connection with this Offering

  2014 Omnibus Incentive Plan

          In connection with this offering, our board of directors expects to adopt, and our stockholders expect to approve, the Adeptus Health Inc. 2014 Omnibus Incentive Plan, or the 2014 Omnibus Incentive Plan, prior to the completion of the offering.

  Purpose

        The purpose of our 2014 Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

  Administration

        Our 2014 Omnibus Incentive Plan will be administered by our compensation committee, or a subcommittee thereof, or if no such committee or subcommittee exists, our board of directors (as applicable, the "Committee"). The Committee is authorized to designate participants in and determine the terms and conditions of awards under the 2014 Omnibus Incentive Plan; interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in our 2014 Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, our 2014 Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations; and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our 2014 Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Unless otherwise expressly provided in our 2014 Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to our 2014 Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our 2014 Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders.

  Shares Subject to our 2014 Omnibus Incentive Plan

        Our 2014 Omnibus Incentive Plan provides that the total number of shares of common stock that may be issued under our 2014 Omnibus Incentive Plan is            (the "Share Reserve"). Of this amount, the maximum number of shares that may be issued in the aggregate pursuant to the exercise of incentive stock options is equal to the Share Reserve; the maximum number of shares for which options or stock appreciation rights may be granted to any individual participant during any single fiscal year is        ; the maximum number of shares for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year is              (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares on the last day of the performance period to which such award relates); the maximum number of shares of common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $            in total value; and the maximum amount that may be paid to any individual participant for a single fiscal year under a performance compensation award denominated in cash is $            . Except for substitute awards (as described below), in the event any award terminates, lapses, or is settled without the payment of the full number of shares subject to such award, including as a result of net settlement of the award or as a result of the award being settled in cash, the undelivered shares may be granted again under our 2014 Omnibus Incentive Plan, unless the shares are surrendered after the termination of our 2014 Omnibus Incentive Plan, and only if stockholder approval is not required under the then-applicable rules of the exchange on which the shares of common stock are listed. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as "substitute awards"), and such substitute awards shall not be counted against the total number of shares that may be issued under our 2014 Omnibus Incentive Plan, except that substitute awards intended to qualify as "incentive stock options" shall count against the limit on incentive stock options described above. No award may be granted under our 2014 Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

  Options

        The Committee may grant non-qualified stock options and incentive stock options, under our 2014 Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our 2014 Omnibus Incentive Plan; provided, that all stock options granted under our 2014 Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as an incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our 2014 Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of common stock is prohibited by our insider trading policy (or "blackout period" imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent at the time the stock option is exercised; (ii) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee; or (iii) by such other method as the Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased or (C) through a "net exercise" procedure effected by withholding the minimum number of shares needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of common stock will be settled in cash.

  Stock Appreciation Rights

        The Committee may grant stock appreciation rights, with terms and conditions determined by the Committee that are not inconsistent with our 2014 Omnibus Incentive Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of common stock, over (B) the strike price per share, times (ii) the number of shares of common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

  Restricted Shares and Restricted Stock Units

        The Committee may grant restricted shares of our common stock or restricted stock units, representing the right to receive, upon the expiration of the applicable restricted period, one share of common stock for each restricted stock unit, or, in its sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our common stock, subject to the other provisions of our 2014 Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of common stock, including, without limitation, the right to vote such restricted shares of common stock (except, that if the lapsing of restrictions with respect to such restricted shares of common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of common stock will be retained, and delivered without interest to the holder of such shares when the restrictions on such shares lapse).

  Other Stock-Based Awards

        The Committee may issue unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of common stock (including, without limitation, performance shares or performance units), under our 2014 Omnibus Incentive Plan, including performance-based awards, with terms and conditions determined by the Committee that are not inconsistent with our 2014 Omnibus Incentive Plan.

  Performance Compensation Awards

        The Committee may also designate any award as a "performance compensation award" intended to qualify as "performance-based compensation" under Section 162(m) of the Code. The Committee also has the authority to make an award of a cash bonus to any participant and designate such award as a performance compensation award under our 2014 Omnibus Incentive Plan. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to specific criteria enumerated in our 2014 Omnibus Incentive Plan.

  Effect of Certain Events on 2014 Omnibus Incentive Plan and Awards

        In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our shares of common stock or other securities, issuance of warrants or other rights to acquire our shares of common stock or other securities, or other similar corporate transaction or event (including, without limitation, a change in control, as defined in our 2014 Omnibus Incentive Plan) that affects the shares of common stock, or (b) unusual or nonrecurring events (including, without limitation, a change in control) affecting us, any affiliate, or the financial statements of us or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee must make any such adjustments in such manner as it may deem equitable, including, without limitation, any or all of: (i) adjusting any or all of (A) the share limits applicable under our 2014 Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (B) the number of our shares of common stock or other securities which may be issued in respect of awards or with respect to which awards may be granted under our 2014 Omnibus Incentive Plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of shares of common stock or other securities subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of common stock received or to be received by other holders of our stock in such event), including, without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.

  Nontransferability of Awards

        An award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant's family members, any trust established solely for the benefit of a participant or such participant's family members, any partnership or limited liability company of which a participant, or such participant and such participant's family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as "charitable contributions" for tax purposes.

  Amendment and Termination

        Our board of directors may amend, alter, suspend, discontinue, or terminate our 2014 Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration,

suspension, discontinuation or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to our 2014 Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under our 2014 Omnibus Incentive Plan (except for adjustments in connection with certain corporate events) or (iii) it would materially modify the requirements for participation in our 2014 Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual's consent.

        The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided that without stockholder approval, except as otherwise permitted in our 2014 Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (ii) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right and (iii) the Committee may not take any other action which is considered a "repricing" for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

  Dividends and Dividend Equivalents

        The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) options or stock appreciation rights or (ii) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid after such awards are earned and become payable or distributable).

  Clawback/Forfeiture

        An award agreement may provide that the Committee may in its sole discretion cancel such award if the participant, while employed by or providing services to us or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in other detrimental activity that is in conflict with or adverse to our interests or the interests of any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

Federal Income Tax Consequences Relating to Awards Granted pursuant to the 2014 Omnibus Incentive Plan

        The following discussion summarizes certain federal income tax consequences of the issuance, receipt and exercise of stock options and the granting and vesting of restricted stock and restricted stock units, in each case under the 2014 Omnibus Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2014 Omnibus Incentive Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options

        In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option, or ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for us) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

Nonqualified Options

        In general, in the case of a nonqualified stock option, or NSO, the participant has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to us. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which we are not entitled to a deduction.

Restricted Stock

        Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the participant paid for the common stock, and we will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. However, if the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the participant's Section 83(b) election.

Restricted Stock Units

        A participant does not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the amount of cash or the fair market value of the shares received on the date of settlement. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a deduction.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Class A common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each selling stockholder, (3) each of our directors, (4) each of our named executive officers and (5) all directors and executive officers as a group.

        The number of shares of Class A common stock outstanding and percentage of beneficial ownership before this offering are based on the number of shares to be issued and outstanding immediately prior to the consummation of this offering after giving effect to the Reorganization Transactions. See "Organizational Structure." The number of shares of Class A common stock and percentage of beneficial ownership after the consummation of this offering set forth below are based on the number of shares to be issued and outstanding immediately after the consummation of this offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of this prospectus, including such rights of holders of LLC Units (together with a corresponding number of shares of our Class B common stock) since they are exchangeable into shares of our Class A common stock at any time).

        To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

					Class A Common Stock Beneficially Owned(2)				Combined Voting Power(3)(4)(5)
	Class A Common Stock Beneficially Owned Prior to the Offering Transactions(2)		Shares of Class A Common Stock Offered(2)	Shares of Class A Common Stock Subject to Underwriters' Option(2)	After the Offering Transactions Assuming Underwriters' Option is Not Exercised		After the Offering Transactions Assuming Underwriters' Option is Exercised in Full		Prior to the Offering Transaction	After the Offering Transactions Assuming Underwriters' Option is Not Exercised	After the Offering Transactions Assuming Underwriters' Option is Exercised in Full
Name of Beneficial Owner(1)	Number	%	Number	Number	Number	%	Number	%	%	%	%
Funds affiliated with Sterling Partners(6)
5-N Investments, LLC
Executive Officers:
Thomas S. Hall
Graham B. Cherrington
Timothy L. Fielding
Directors:
Richard Covert
Daniel W. Rosenberg
Gregory W. Scott
Ronald L. Taylor
Jeffery S. Vender
Daniel J. Hosler
Steven V. Napolitano
Directors and executive officers as a group ( persons)

*
Less than 1 percent of common stock outstanding.

(1)
Unless otherwise indicated below, the address of each beneficial owner in the table above is c/o Adeptus Health Inc., 2941 South Lake Vista, Suite 200, Lewisville, Texas 75067. The address for funds affiliated with Sterling Partners is                        .

(2)
Subject to the exchange provisions of the Amended and Restated Limited Liability Company Agreement, each LLC Unit (together with a corresponding number of shares of our Class B common stock) held by the Post-IPO Unit Holders are exchangeable for shares of our Class A common stock on a one-for-one basis. See "Organizational Structure" and "Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC." Beneficial ownership of LLC Units has also been reflected as beneficial ownership of shares of our Class A common stock for which such LLC Units may be exchanged.

(3)
If the underwriters' option to purchase additional shares is exercised in full,              will sell an additional              shares of Class A common stock in this offering and its percentage of combined voting power of Adeptus Health Inc. after this offering will be      %.

(4)
Represents percentage of voting power of the Class A common stock and Class B common stock of Adeptus Health Inc. voting together as a single class. See "Description of Capital Stock—Common Stock."

(5)
The Merged Owner will hold shares of our Class A common stock and will be entitled to one vote for each share of Class A common stock held by it. Each of the Post-IPO Holders will hold shares of our Class B common stock and shall be entitled to one vote for each share of Class B common stock held by such holder. See "Description of Capital Stock—Common Stock."

(6)
We and funds affiliated with Sterling Partners are parties to the stockholders' agreement, which provides board designation rights to Sterling Fund Management, LLC, or designating stockholders, and certain voting obligations in connection with those rights. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement." As a result of the stockholders' agreement, the stockholders party thereto may be deemed a to have formed a "group" (as such term is defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder), which group may be deemed to have beneficial ownership of the shares beneficially owned by its members. In addition, due to the board designation rights of the designating stockholders, the designating stockholders may be deemed to beneficially own all shares beneficially owned by each other party that is subject to such voting obligations but each designating stockholder disclaims beneficial ownership of such shares. The table does not reflect shares which may be deemed to be beneficially owned by the designating stockholders solely by virtue of the stockholders' agreement. Steven M. Taslitz, Merrick M. Elfman, Douglas L. Becker, Eric D. Becker and R. Christopher Hoehn-Saric, as the managers of Sterling Capital Partners III, LLC (the general partner of SC Partners III, L.P., which is the general partner of the funds affiliated with Sterling Partners), exercise voting and investment power over shares held by the funds affiliated with Sterling Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The transactions and agreements described below will be entered into prior to the consummation of this offering. The forms of the stockholders' agreement, registration rights agreement, tax receivable agreements and amended and restated limited liability company agreement of Adeptus Health LLC described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference to all of the provisions of those agreements.

Reorganization Transactions

        Immediately prior to the consummation of this offering, we will consummate the Reorganization Transactions described under "Organizational Structure."

Stockholders' Agreement

        Prior to the consummation of this offering, we and funds affiliated with our Sponsor will enter into a stockholders' agreement, which will contain various governance provisions, including provisions relating to the voting of such parties' voting interests for the election of directors. Each of the parties to the stockholders' agreement will agree to vote for the directors designated pursuant to the agreement in the election of directors and will not vote to remove any such directors from the board of directors other than for cause. Immediately following this offering, the directors elected pursuant to the stockholders' agreement will constitute a majority of the number of directors on our board of directors. The stockholders' agreement will terminate on the date that is one year after the date on which we cease to qualify as a "controlled company" within the meaning of NYSE rules.

Registration Rights Agreement

        We will enter into a registration rights agreement with the Existing Owners that will grant the Existing Owners, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in connection with the Reorganization Transactions and, following this offering, in exchange for LLC Units pursuant to the exchange provisions of the Amended and Restated Limited Liability Company Agreement. Under the registration rights agreement, the Existing Owners have the right to request that we register the sale of shares of Class A common stock held by them. In addition, we will commit to file (A) on or as soon as possible after the first anniversary of the effective date of the registration statement of which this prospectus forms a part and in any event within 30 days thereafter, a shelf registration statement registering secondary sales of Class A common stock and (B) under certain circumstances following the first anniversary of this offering, an exchange shelf registration statement registering all shares of our Class A common stock to be issued and delivered by us upon exchange of LLC Units.

Tax Receivable Agreements

        The Post-IPO Unit Holders, as holders of LLC Units of Adeptus Health LLC may (subject to the exchange provisions of the Amended and Restated Limited Liability Company Agreement) exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of Class A common stock of Adeptus Health Inc. on a one-for-one basis. Adeptus Health LLC intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of LLC Units for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of Adeptus Health LLC attributable to Adeptus Health Inc. These increases in tax basis may reduce the amount of tax that Adeptus Health Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

        We will enter into a tax receivable agreement with the Post-IPO Unit Holders that will provide for the payment, from time to time, by Adeptus Health Inc. to such Post-IPO Unit Holders of 85% of the amount of the benefits, if any, that Adeptus Health Inc. is deemed to realize as a result of increases in tax basis and certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will also enter into a tax receivable agreement with the Merged Owner that will provide for the payment from time to time by Adeptus Health Inc. to the Merged Owner of 85% of the benefit, if any, that Adeptus Health Inc. is deemed to realize as a result of net operating loss carryovers of SCP III AIV THREE-FCER Blocker, Inc. from periods (or portions thereof) prior to the consummation of this offering. These payment obligations are obligations of Adeptus Health Inc. and not of Adeptus Health LLC. For purposes of the tax receivable agreements, the benefit deemed realized by Adeptus Health Inc. will be computed by comparing the actual income tax liability of Adeptus Health Inc. to the amount of such taxes that Adeptus Health Inc. would have been required to pay had there been no increase to the tax basis of our assets as a result of the purchase or exchanges and no net operating loss carryovers of SCP III AIV THREE-FCER Blocker, Inc. (calculated with certain assumptions). The term of the tax receivable agreements will continue until all such tax benefits have been utilized or expired, unless one of the acceleration events described below occurs. Estimating the amount of payments that may be made under the tax receivable agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreements, will vary depending upon a number of factors, including:

  •
  the price of shares of our Class A common stock at the time of the exchange—the tax basis increase in the assets of Adeptus Health LLC will be based on the price of shares of our Class A common stock at the time of the exchange;

  •
  the relative value of our assets at the time of the exchange—the increase in any tax deductions will vary depending on the relative fair market value of the depreciable or amortizable assets of Adeptus Health LLC at the time of the exchange; and

  •
  the amount and timing of our income—Adeptus Health Inc. will be required to pay 85% of the deemed benefits as and when deemed realized. If Adeptus Health Inc. does not have taxable income, Adeptus Health Inc. generally is not required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreements for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreements.

        We expect that the payments that Adeptus Health Inc. may make under the tax receivable agreements will be substantial. As a result, there may be a material negative effect on our liquidity if distributions to Adeptus Health Inc. by Adeptus Health LLC are not sufficient to permit Adeptus Health Inc. to make payments under the tax receivable agreements after it has paid taxes. Late payments under the tax receivable agreements will generally accrue interest at an uncapped rate equal to                    . The payments under the tax receivable agreements are not conditioned upon the Post-IPO Unit Holders' continued ownership of us.

        The amounts owing under the tax receivable agreements may be accelerated. If Adeptus Health Inc. exercises its right to terminate the tax receivable agreements, it must make aggregate payments equal to an amount based on the agreed payments remaining to be made under the agreements at that time. If Adeptus Health Inc. breaches any of its material obligations under the tax receivable agreements, all obligations will generally be accelerated and due as if Adeptus Health Inc. had exercised its right to terminate the agreements.

        In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity. Assuming that the market value of our Class A common stock were to be equal to the initial public offering price per Class A common share in this offering and that LIBOR were to be      %, we estimate that the aggregate amount of these payments would be approximately $              if Adeptus Health Inc. were to exercise its termination right immediately following this offering.

        Decisions made by certain of the Post-IPO Unit Holders in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by exchanging or selling Post-IPO Unit Holders under the tax receivable agreements. For example, the earlier we dispose of assets following an exchange, the sooner the exchanging Post-IPO Unit Holder will generally receive payments under the tax receivable agreements, resulting in an increase in the present value of such payments. If we dispose of assets before an exchange, however, the disposition will increase the Post-IPO Unit Holders' tax liability without giving rise to any rights of a Post-IPO Unit Holder to receive payments under the tax receivable agreements.

        Payments under the tax receivable agreements will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or the net operating loss carryovers, Adeptus Health Inc. will not be reimbursed for any payments previously made under the tax receivable agreements if it is later determined that we did not receive the anticipated corresponding tax benefit. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that Adeptus Health Inc. actually realizes in respect of the tax attributes subject to the tax receivable agreements.

Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC

        As a result of the Reorganization Transactions, Adeptus Health Inc. will hold LLC Units in Adeptus Health LLC and will be the sole managing member of Adeptus Health LLC. Accordingly, Adeptus Health Inc. will operate and control all of the business and affairs of Adeptus Health LLC and, through Adeptus Health LLC and its operating entity subsidiaries, conduct our business.

        Pursuant to the Amended and Restated Limited Liability Company Agreement as it will be in effect upon the consummation of this offering, Adeptus Health Inc. has the right to determine when distributions will be made to unit holders of Adeptus Health LLC and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of LLC Units pro rata in accordance with the percentages of their respective limited liability company interests.

        The holders of LLC Units, including Adeptus Health Inc., will incur United States federal, state and local income taxes on their share of any taxable income of Adeptus Health LLC. Net profits and net losses of Adeptus Health LLC will generally be allocated to its unit holders (including Adeptus Health Inc.) pro rata in accordance with the percentages of their respective LLC Units, except as otherwise required by law. The Amended and Restated Limited Liability Company Agreement will, subject to certain limitations, provide for pro rata cash distributions, which we refer to as "tax distributions," to the holders of the LLC Units which will be computed based on our estimate of the net taxable income of Adeptus Health LLC multiplied by an assumed tax rate equal to the highest marginal effective rate applicable to either an individual or a corporation resident in either California or New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

Exchange Procedures

        The Amended and Restated Limited Liability Company Agreement will give the Post-IPO Unit Holders (or certain permitted transferees thereof) the right (subject to the terms of the Amended and Restated Limited Liability Company Agreement) to exchange LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock, subject to customary adjustments for stock splits, stock dividends and reclassifications. The exchange provisions, however, will provide that a Post-IPO Unit Holder will not have the right to exchange LLC Units if Adeptus Health Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Adeptus Health Inc. to which such Post-IPO Unit Holder may be subject. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by Adeptus Health Inc. will correspondingly increase as it acquires the exchanged LLC Units.

        Following the completion of this offering, each of our Post-IPO Unit Holders will also hold shares of our Class B common stock. Although these shares have no economic rights, they will allow Post-IPO Unit Holders to exercise voting power at Adeptus Health Inc., the managing member of Adeptus Health LLC. Under the amended and restated certificate of incorporation of Adeptus Health Inc., each holder of Class B common stock shall be entitled to one vote per share on matters presented to stockholders of Adeptus Health Inc. Accordingly, the voting power afforded to the Post-IPO Unit Holders by their shares of Class B common stock is automatically and correspondingly reduced as they sell LLC Units to Adeptus Health Inc. for cash as part of the Reorganization Transactions or subsequently exchange LLC Units for shares of Class A common stock of Adeptus Health Inc. pursuant to the exchange provisions of the Amended and Restated Limited Liability Company Agreement.

Advisory Services Agreement

        We entered into the Advisory Services Agreement with Sterling Fund Management, LLC, or SFM, an affiliate of Sterling Partners on September 30, 2011, pursuant to which SFM has provided management, consulting and financial services to us and our subsidiaries. Under the Advisory Services Agreement, SFM receives an annual management fee, subject to certain adjustments, and reimbursement for certain expenses. For the years ended December 31, 2012 and 2013, we paid $0.6 million and $0.6 million, respectively, to SFM under the Advisory Services Agreement.

        The Advisory Services Agreement has a five-year term and is automatically renewable for successive one-year periods, until such time that Sterling Partners or any of its affiliates, in the aggregate, no longer beneficially own greater than 10% of the then-outstanding voting securities of First Choice ER, LLC. Notwithstanding the foregoing, in connection with the consummation of this offering, the Advisory Services Agreement will be terminated and we will pay a one-time termination fee of $2.0 million to SFM.

License and Master Services Agreement

        We entered into a license and master services agreement with IO Phoenix One, LLC, or IO, an affiliate of our Sponsor on November 22, 2013, pursuant to which IO stores and maintains our data centers and modules at its Phoenix, Arizona location. We pay approximately $4,000 per month in license fees with an initial term of 36 months. The total amount payable under the agreement is approximately $148,000, with payments beginning on February 15, 2014.

Termination Payment

        In 2013, our current Chairman of the board, Richard Covert, received a termination payment totaling $0.25 million for his previous services as the Chief Executive Officer.

Secured Recourse Promissory Note

        On April 12, 2012, Mr. Hall entered into a secured recourse promissory note pursuant to which he borrowed $250,000 from First Choice ER, LLC. The outstanding principal amount (plus interest) was repaid on May 15, 2014.

Related Persons Transaction Policy

        Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy."

Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. In addition, our amended and restated certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. In connection with the consummation of this offering, we also expect to enter into customary indemnification agreements with our directors and executive officers.

 DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facility

        On October 31, 2013, First Choice ER, LLC, certain of its subsidiaries, Fifth Street Finance Corp., as administrative agent and L/C Arranger, and the lenders from time to time party thereto, entered into a Senior Secured Credit Facility for a $75.0 million term loan which matures on October 31, 2018, or the Senior Secured Credit Facility. The Senior Secured Credit Facility includes an additional $165.0 million delayed draw term loan commitment, which, if unused, expires eighteen months after October 31, 2013, and a $10.0 million revolving commitment that matures on October 31, 2018.

        At March 31, 2014, we had $165.0 million and approximately $2.2 million available under the delayed draw term commitment and the revolving commitment, respectively.

Interest Rate and Payments Generally

        Borrowings under the Senior Secured Credit Facility bear interest, at our option, at a rate equal to an applicable margin over (a) a base rate determined by reference to the highest of (1) the prime rate, (2) the federal funds effective rate plus 0.50% and (3) LIBOR for an interest period of one month plus 1%, or (b) LIBOR for the applicable interest period. The margin for the Senior Secured Credit Facility is 6.50% in the case of base rate loans and 7.50% in the case of LIBOR loans. The Senior Secured Credit Facility includes an unused line fee of 0.50% per annum on the revolving commitment and delayed draw term loan commitment, a draw fee of 1.0% of the principal amount of each borrowing on the delayed draw term loan and an annual agency fee of $0.1 million. The original principal amount of the term loan will be repaid in consecutive quarterly installments of $0.5 million on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and escalating to $0.9 million for each fiscal quarter ending after December 31, 2016. The delayed draw term loans will be repaid in consecutive quarterly installments in an amount based on the repayment calculation contained in the Senior Secured Credit Facility on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015. We will repay the aggregate principal amount of all revolving loans outstanding on the maturity date, October 31, 2018.

Prepayments and Reduction of Commitments

        The Senior Secured Credit Facility requires us to prepay, subject to certain exceptions, any loans in an amount equal to 100% of the aggregate net cash proceeds of any equity issuance received or contributed to First Choice ER, LLC or its subsidiaries with such facility remaining outstanding after such repayment. A customary prepayment is also required to the extent credit exposure under the Senior Secured Credit Facility exceeds the commitments thereunder. From time to time and at any time, we may also voluntarily request to prepay any loans under the Senior Secured Credit Facility without premium or penalty following specified notification periods.

Guarantees and Security

        The obligations under the Senior Secured Credit Facility are irrevocably and unconditionally guaranteed by, subject to certain exceptions, First Choice ER, LLC's existing and future domestic subsidiaries. In addition, and subject to certain exceptions and qualifications, the Senior Secured Credit Facility is secured by a first priority lien over substantially all the assets of First Choice ER, LLC and the guarantors.

Certain Covenants and Events of Default

        The Senior Secured Credit Facility contains a number of significant negative covenants. Such negative covenants, among other things and subject to certain exceptions, restrict First Choice ER, LLC and its subsidiaries' ability to:

  •
  incur additional indebtedness, make guarantees and enter into hedging agreements;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  engage in mergers or consolidations;

  •
  sell assets;

  •
  pay dividends and distributions;

  •
  change the nature of our business;

  •
  make investments, loans and advances, including acquisitions;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements, including the MPT Agreement;

  •
  enter into certain restrictive agreements; and

  •
  make certain changes to our accounting practices.

        In addition, the Senior Secured Credit Facility contains financial covenants that, among other things, require us to maintain:

  •
  a consolidated leverage ratio of at most 5.25 to 1.00 (decreasing to 3.50 to 1.00 as of December 31, 2016 and thereafter);

  •
  a consolidated interest charge coverage ratio of at least 2.50 to 1.00 (increasing to 3.50 to 1.00 as of December 31, 2015 and thereafter); and

  •
  a consolidated capital expenditures amount ranging from $25.0 million (for the fiscal year ended December 31, 2014) to $15.0 million (for the fiscal year ended December 31, 2015 and thereafter).

        The financial covenant calculations are based on First Choice ER, LLC and its subsidiaries as a consolidated group. In addition, the Senior Secured Credit Facility includes certain limitations on intercompany indebtedness.

        In addition, our Senior Secured Credit Facility contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders will be entitled to take a number of actions, including the acceleration of amounts due under the Senior Secured Credit Facility and all actions permitted to be taken by a secured creditor.

        As of March 31, 2014, we were in compliance with all covenant requirements.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock as it will be in effect upon the consummation of this offering is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

        Upon consummation of this offering, our authorized capital stock will consist of                  shares of Class A common stock, par value $0.01 per share,                   shares of Class B common stock, par value $0.01 per share, and                  shares of preferred stock. Immediately following the completion of this offering, there are expected to be outstanding                   shares of Class A common stock and                  shares of Class B common stock.

        Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

        Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. The holders of our common stock vote to elect our directors by a plurality of the votes cast. On all other matters other than those specified in our amended and restated certificate of incorporation and amended and restated by-laws, where a 66 2/3% vote of the then outstanding shares of our common stock is required, the affirmative vote of a majority in voting power of shares present at a meeting of the holders of our common stock is required.

Class A Common Stock

        Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive our remaining assets available for distribution.

        Holders of shares of our Class A common stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. Subject to the transfer restrictions set forth in the Amended and Restated Limited Liability Company Agreement, the Post-IPO Unit Holders may exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications.

Class B Common Stock

        Upon completion of this offering, our outstanding shares of Class B common stock will be held by the Post-IPO Unit Holders. Holders of shares of Class B common stock shall be entitled to one vote for each share of record on all matters submitted to a vote of stockholders.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Adeptus Health Inc. However, if Adeptus Health LLC makes distributions to Adeptus Health Inc., the other holders of LLC Units, including the Post-IPO Unit Holders, will be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units.

        Holders of shares of our Class B common stock do not have preemptive, subscription or, except as described below, conversion rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. Shares of Class B common stock will generally not be transferable other than in connection with an exchange of LLC Units for Class A common stock.

        Holders of shares of Class B common stock have the right to exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis.

        The Post-IPO Unit Holders will be issued shares of Class B common stock and hold            % of the voting power of Adeptus Health Inc. immediately after giving effect to this offering.

Preferred Stock

        We do not currently have any preferred stock outstanding. However, our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption or repurchase rights and price or prices, if any, for shares of the series and any applicable restrictions;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Certain Provisions of Delaware Law.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our amended and restated by-laws will provide that special meetings of the stockholders may be called only by or at the direction of a majority of the board of directors, the chairman of our board of directors or chief executive officer. Our amended and restated by-laws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our amended and restated by-laws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated by-laws will allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Amendment of By-laws

        Our amended and restated certificate of incorporation will provide that the board of directors is expressly authorized to make, alter or repeal our amended and restated by-laws and that our stockholders may only amend our amended and restated by-laws with the approval of the majority of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly provide for cumulative voting.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders of a company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation generally will not permit our stockholders to act by written consent once we no longer qualify as a "controlled company."

Delaware Anti-Takeover Statute

        We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        However, our amended and restated certificate of incorporation and by-laws will provide that in the event our Sponsor ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, the amended and restated certificate of incorporation and the amended and restated by-laws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

                                             is the transfer agent and registrar for our Class A common stock.

Listing

        We intend to apply to list our common stock on the NYSE under the symbol "ADPT."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock.

        Upon completion of this offering we will have a total of                  shares of our Class A common stock outstanding, or                  shares assuming the underwriters exercise in full their option to purchase additional shares.                  of these shares will have been sold in this offering and will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

        In addition, upon consummation of this offering, the Existing Owners will beneficially own                  shares of our Class A common stock and                   LLC Units in Adeptus Health LLC. Pursuant to the terms of the Amended and Restated Limited Liability Company Agreement and our amended and restated certificate of incorporation, the Post-IPO Unit Holders will be able, from time, to time exchange their LLC Units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for stock splits, stock dividends and reclassifications.

        Shares of our Class A common stock held by the Merged Owner would be "restricted securities," as defined in Rule 144. As a result, absent registration under the Securities Act or compliance with Rule 144 thereunder or an exemption therefrom, these shares of Class A common stock will not be freely transferable to the public. We intend, however, to enter into a registration rights' agreement with the Existing Owners pursuant to which we would grant the Existing Owners registration rights that would require us to register under the Securities Act the resale of these shares of Class A common stock (including shares of our Class A common stock received in exchange for a corresponding number of LLC Units and shares of Class B common stock). See "Certain Relationships and Related Party Transactions—Registration Rights Agreement." Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

        In addition, we intend to file one or more registration statements on Form S-8 under the Securities Act to register Class A common stock issued or reserved for issuance under the equity incentive plan we are adopting in connection with this offering. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or lock-up restriction described below. We expect that the registration statement on Form S-8 will cover                        shares of our Class A common stock.

Rule 144

        In general, under Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of the Securities Act or to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of our Class A common stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of our Class A common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares of our Class A common stock without complying with any of the requirements of Rule 144. In general, under Rule 144 as currently in effect, our affiliates or persons selling Class A common stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the number of shares of our Class A common stock then outstanding and (2) the average weekly trading volume of the shares of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, under Rule 701 under the Securities Act, an employee, consultant or advisor who acquired shares of our Class A common stock from us prior to this offering in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell those shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period restriction, contained in Rule 144.

Lock-Up Agreements

        We, our executive officers, directors and other holders of substantially all of our common stock, including the selling stockholders, will agree not to sell or transfer any of our Class A common stock or securities convertible into, exchangeable for, exercisable for or repayable with our Class A common stock, for 180 days after the date of this prospectus without first obtaining the written consent of certain of the underwriters, subject to customary exceptions. The lock-up agreements do not preclude holders of LLC Units from exchanging such units (together with a corresponding number of shares of our Class B common stock) for shares of our Class A common stock, provided that shares of Class A common stock acquired in connection with any such exchanges will be subject to the restrictions provided for in the lock-up agreements.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE
TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material United States federal income and estate tax consequences to non-U.S. holders, defined below, of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with shares of Class A common stock purchased in this offering that are held as capital assets by a non-U.S. holder.

        Except as modified for estate tax purposes, a "non-U.S. holder" means a beneficial owner of shares of our Class A common stock that, for United States federal income tax purposes, is not any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, applicable United States Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local, alternative minimum or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, "controlled foreign corporation," "passive foreign investment company," a partnership or other passthrough entity for United States federal income tax purposes (or an investor in such a pass-through entity)), a person who acquired shares of our Class A common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        We have not and will not seek any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of shares of our Class A common stock that are different from those discussed below.

        If any entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisors.

        If you are considering the purchase of shares of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of the shares of Class A common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

        Cash distributions on shares of our Class A common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our Class A common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock.

        Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) generally will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (including the provision of a properly completed IRS form W-8ECI or other applicable forms). Instead, such dividends generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A corporate non-U.S. holder may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on earnings and profits attributable to such dividends that are effectively connected with its United States trade or business (and, if an income tax treaty applies, are attributable to its United States permanent establishment).

        A non-U.S. holder of shares of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if shares of our Class A common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

        Subject to discussions below of the backup withholding tax and "FATCA" legislation, any gain realized by a non-U.S. holder on the disposition of shares of our Class A common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        In the case of a non-U.S. holder described in the first bullet point above, any gain will be subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code, and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or, if an income tax treaty applies, at such lower rate as may be specified by the treaty on its gains attributable to its United States permanent establishment). Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a 30% tax on any gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States under the Code.

        We do not believe we are, and we do not expect to become, a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as shares of our Class A common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of shares of our Class A common stock will be subject to United States federal income tax on the disposition of shares of our Class A common stock.

Federal Estate Tax

        Shares of our Class A common stock that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional FATCA Withholding Requirements

        Under legislation enacted in 2010 and related administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends paid after June 30, 2014 and the proceeds of a sale of shares of our Class A common stock paid after December 31, 2016 to (i) a "foreign financial institution" (as defined in the legislation) unless such foreign financial institution agrees to verify, report and disclose its United States accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisors regarding this legislation and any regulations and administrative guidance that may be promulgated thereunder that may be relevant to your investment in shares of our Class A common stock.

 UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Goldman, Sachs & Co., have severally agreed to purchase the following respective number of shares from us and the selling stockholders:

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares, other than those covered by the option to purchase additional shares described below, if any are purchased.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriters have an option to buy up to an additional                shares from us and the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid by us and by the selling stockholders to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            , including up to $40,000 payable to the underwriters for reimbursement of certain FINRA-related fees and expenses of counsel to the underwriters.

        Adeptus Health Inc. and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        Adeptus Health Inc., its executive officers and directors and principal stockholders, including the selling stockholders, have agreed, subject to certain specified exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of the common stock or other securities convertible into or exchangeable or exercisable for shares of the common stock or derivatives of common stock prior to this offering or common stock issuable upon exercise of options or warrants during the period from the date of this prospectus supplement continuing through the date 180 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. We intend to apply to list the shares on the NYSE under the symbol "ADPT."

        The underwriters may make a market in the shares after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the shares or that an active public market for the shares will develop.

        In connection with the offering and any subsequent market-making activities, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions, which consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering, or other purchases. In addition, the underwriters may engage in short sales and purchases to cover positions created by short sales in connection with any market-making activities. Short sales would involve the sale by the underwriters of a greater number of securities than they then hold, and must be closed out by purchasing those securities in the open market. Stabilizing transactions and purchases to cover a short position, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the stock exchange on which our shares are listed, in the over-the-counter market or otherwise.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to Adeptus Health Inc. for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        To the extent that any underwriter that is not a U.S. registered broker-dealer intends to effect any sales of the shares in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are qualified investors as defined in the Prospectus Directive;

  (b)
  to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Issuer or the representative for any such offer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented, warranted and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

        The consolidated financial statements of Adeptus Health LLC for each of the two years in the two-year period ended December 31, 2013 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein in reliance upon the authority of said firm as experts in accounting and auditing.

        The balance sheet of Adeptus Health Inc. as of March 14, 2014 included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein in reliance upon the authority of said firm as experts in accounting and auditing.

        The financial statements of the SCP III AIV THREE-FCER Blocker, Inc. as of December 31, 2013 and 2012 and for the years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On October 22, 2013, the board of directors engaged KPMG LLP, or KPMG, as the independent registered public accounting firm of First Choice ER, LLC and its consolidated subsidiaries. Concurrent with this appointment, we dismissed Grant Thornton LLP, or Grant Thornton, effective October 22, 2013. The decision to change our principal independent registered public accounting firm was approved by our audit committee. Grant Thornton's report on the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the year ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were (i) no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports and (ii) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K issued by the SEC, in connection with the audit of the financial statements of First Choice ER, LLC and its consolidated subsidiaries for the 2012 period audited by Grant Thornton through the replacement of Grant Thornton with KPMG.

        Neither we nor anyone acting on our behalf consulted with KPMG at any time prior to their retention by us with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of First Choice ER, LLC and its consolidated subsidiaries, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement or a reportable event (as such terms are defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Securities and Exchange Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission. You may obtain further information about the operation of the Securities and Exchange Commission's Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at the address noted above or inspect them without charge at the Securities and Exchange Commission's website. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Adeptus Health LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Adeptus Health LLC and Subsidiaries (the Company) as of December 31, 2012 and 2013, and the related consolidated statements of operations, changes in owners' equity, and cash flows for each of the years in the two-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adeptus Health LLC and Subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
March 14, 2014

Adeptus Health LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and 2013

(In thousands)

	2012	2013
ASSETS
Current assets
Cash	$3,455	$11,495
Restricted cash	—	294
Accounts receivable, less allowance for doubtful accounts of $3,388 and $5,295, respectively	9,857	15,887
Other receivables and current assets	1,387	3,901
Medical supplies inventory	644	1,494

Total current assets	15,343	33,071
Property and equipment, net	19,822	62,087
Deposits	337	750
Intangibles, net	23,575	21,795
Goodwill	61,009	61,009
Other long-term assets	281	4,580

Total assets	$120,367	$183,292

LIABILITIES AND OWNERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$7,373	$15,207
Accrued compensation	5,275	9,158
Current maturities of long-term debt	3,751	504
Current maturities of capital lease obligations	1	58
Deferred rent	520	497

Total current liabilities	16,920	25,424
Long-term debt, less current maturities	19,852	75,000
Capital lease obligations, less current maturities	—	3,849
Deferred rent	328	368
Other long-term liabilities	533	—

Total liabilities	37,633	104,641
Commitments and contingencies
Owners' equity	82,734	78,651

Total liabilities and owners' equity	$120,367	$183,292

The accompanying notes are an integral part of these financial statements.

Adeptus Health LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2012 and 2013

(In thousands)

	2012	2013
Patient service revenue	$80,977	$114,960
Provision for bad debts	(8,376)	(12,077)

Net patient service revenue	72,601	102,883

Operating expenses:
Salaries, wages and benefits	41,754	65,244
General and administrative	12,805	17,436
Other operating expenses	7,493	11,185
Loss from the disposal or impairment of assets	652	207
Depreciation and amortization	4,640	7,920

Total operating expenses	67,344	101,992

Income from operations	5,257	891

Other (expense) income:
Interest expense	(1,056)	(2,827)
Change in fair market value of derivatives	(533)	112
Write-off of deferred loan costs	—	(440)

Other expenses	(1,589)	(3,155)

Income (loss) before provision for income taxes	3,668	(2,264)
Provision for income taxes	467	720

Net income (loss)	$3,201	$(2,984)

The accompanying notes are an integral part of these financial statements.

Adeptus Health LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN OWNERS' EQUITY

(Amounts in thousands, except unit data)

	Class A units	Class A	Class B units	Class B	APIC	Total owners' equity
Balance, December 31, 2011	57,000	$57,727	19,000	$19,242	$—	$76,969
Issuance of units-Class A	1,120	1,120	—	—	—	1,120
Stock subscription	(250)	(250)	—	—	—	(250)
Additional capital contribution	—	—	—	—	4,114	4,114
Stock-based compensation	—	—	—	—	253	253
Net income	—	2,401	—	800	—	3,201
Distributions	—	(2,221)	—	(452)	—	(2,673)

Balance, December 31, 2012	57,870	58,777	19,000	19,590	4,367	$82,734
Stock subscription	83	83	—	—	—	83
Stock-based compensation	—	—	—	—	586	586
Net loss	—	(2,248)	—	(736)	—	(2,984)
Distributions	—	(1,768)	—	—	—	(1,768)

Balance, December 31, 2013	57,953	$54,844	19,000	$18,854	$4,953	$78,651

The accompanying notes are an integral part of these financial statements.

Adeptus Health LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2013

(In thousands)

	2012	2013
Cash flows from operating activities:
Net (loss) income	$3,201	$(2,984)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from the disposal or impairment of assets	652	207
Change in fair market value of derivatives	533	(112)
Depreciation and amortization	4,640	7,920
Amortization of deferred loan costs	73	293
Provision for bad debts	8,376	12,077
Write-off of deferred loan costs	—	440
Stock-based compensation	253	586
Changes in operating assets and liabilities:
Restricted cash	—	(294)
Accounts receivable	(9,867)	(18,107)
Other receivables and current assets	(234)	(1,757)
Medical supplies inventory	(73)	(850)
Other long-term assets	—	(79)
Accounts payable and accrued expenses	180	5,632
Accrued compensation	3,166	3,883
Deferred rent	508	17

Net cash provided by operating activities	11,408	6,872

Cash flows from investing activities:
Cash paid for acquisition (net of cash acquired)	(3,848)	—
Proceeds from sale of land	—	1,814
Deposits	(185)	(413)
Capital expenditures	(11,504)	(46,048)

Net cash used in investing activities	(15,537)	(44,647)

Cash flows from financing activities:
Proceeds from long-term borrowings	25,700	102,000
Payment of deferred loan costs	(354)	(4,954)
Payments on borrowings	(26,776)	(50,855)
Payment of capital lease obligations	(103)	(5)
Payment to terminate interest rate swap	—	(421)
Payment of stock subscription and issuance of Class A units	870	83
Capital contribution	4,114	—
Distributions to partners	(631)	(33)

Net cash provided by financing activities	2,820	45,815

Net increase (decrease) in cash	(1,309)	8,040
Cash, beginning of year	4,764	3,455

Cash, end of year	$3,455	$11,495

See Note 12 for Supplemental Cash Flow Information and Supplemental Noncash Activities

The accompanying notes are an integral part of these financial statements.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 1—ORGANIZATION

        Adeptus Health LLC (the Company) or its predecessors (see Note 14) began operations in 2002 and currently operates 26 freestanding, fully equipped emergency room facilities in the states of Texas and Colorado, delivering both major and minor emergency medical services for adult and pediatric patients.

        On September 30, 2011, the Company entered into a Securities Purchase Agreement with First Choice AIV Holding LLC (the Purchaser), and the owners of the Company. Under the terms of the Purchase Agreement, the Purchaser acquired a 75% interest in the Company and was issued Class A voting units, thus signifying a change in control. The existing owners of the Company at the time of the transaction retained a 25% interest in the Company and were issued Class B voting units. In September 2012, the Company made payments of $4.1 million to the sellers for the final working capital adjustment and the earn-out amount on 2011 earnings. The payment was funded by a contribution from the Purchaser.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company does not have any non–wholly owned subsidiaries or investments in variable interest entities.

Cash and Cash Equivalents and Concentrations of Risk

        The Company includes all securities with a maturity date of three months or less at date of purchase as cash equivalents. The Company currently has no cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk related to uninsured bank deposits.

Restricted Cash

        Beginning in October 2013, the Company is required to restrict cash for a letter of credit related to the Master Funding and Development Agreement. See Note 11 (Commitments and Contingencies) for more information. The letter of credit is issued in an amount equal to 50% of one year's base rent relating to the one facility completed in 2013. As of December 31, 2013, total restricted cash was $0.3 million.

Patient Revenue and Accounts Receivable

        Revenue is recognized when services are rendered to patients. Charges for all services provided to insured patients are initially billed and processed by the patients' insurance provider. The Company has agreements with insurance companies that provide for in-network payments to the Company at amounts different from its established rates or as determined by the patient's out of network benefits.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Differences between established rates and those set by insurance programs, as well as charity care, employee and prompt pay adjustments, are recorded as adjustments directly to patient service revenue. Fee adjustments of approximately $44.5 million and $62.5 million were recorded for the years ended December 31, 2012 and 2013, respectively. Allowable amounts not covered by the insurance companies are then billed to the patients. Estimated uncollectible amounts from insured patients are recorded as bad debt expense in the period the services are provided. Collection of payment for services provided to patients without insurance coverage is done at the time of service.

        Patient service revenue before the provision for bad debts by major payor source for the years ended December 31, 2012 and 2013 are as follows (in thousands):

	December 31, 2012	December 31, 2013
Third-party payors, including patient portion	$79,408	$113,603
Self-pay	1,569	1,357

Total all payors	$80,977	$114,960

        The Company receives payments from third-party payors that have contracts with the Company in Texas and Colorado. As of December 31, 2013, the Company has a contract with Blue Cross Blue Shield of Texas and two MultiPlan arrangements whereby the Company accesses a number of third-party payors at in-network rates. Four major third-party payors accounted for 88.2% and 86.7% of patient service revenue for the years ended December 31, 2012 and 2013, respectively. These same payors also accounted for 76% and 79% of accounts receivable as of December 31, 2012 and December 31, 2013, respectively. The following table sets forth the percentage of patient service revenue earned by major payor source for the years ending December 31:

	2012	2013
Payor:
Blue Cross Blue Shield	29.1%	28.0%
United HealthCare	26.0	26.5
Aetna	22.1	21.0
Cigna	11.0	11.2
Other	11.8	13.3

	100.0%	100.0%

        Accounts receivable are reduced by an allowance for doubtful accounts. In establishing the Company's allowance for doubtful accounts, management considers historical collection experience, the aging of the account, the payor classification, and patient payment patterns. Amounts due directly from patients represent the Company's highest collectibility risk. There were not any significant changes in the estimates or assumptions underlying the calculation of the allowance for doubtful accounts for the years ended December 31, 2012 and 2013.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company writes off as bad debt expense uncollectible accounts receivable arising from patient responsibility after all collection efforts have been exhausted and it has been determined such accounts will not be collected. Bad debt write-offs of approximately $7.7 million and $10.1 million were recorded for the years ended December 31, 2012 and 2013, respectively.

        The Company treats anyone that is emergent, including patients that may be eligible for Medicare or Medicaid. These services are provided at no charge to the patient. Total charity care was approximately 7.0% and 2.0% of patient service revenue for the years ended December 31, 2012 and 2013, respectively.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2012 and 2013 was approximately $1.0 million and $2.1 million, respectively, and are included as a component of general and administrative expenses within the Consolidated Statements of Operations.

Medical Supplies Inventory

        Inventory is carried at the lower of cost or market using the first-in, first-out method and consists of a standard set of medical supplies held in stock at all facilities.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization computed using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the noncancelable lease term or the estimated useful life of the improvements. When assets are retired, the cost and applicable accumulated depreciation are removed from the respective accounts, and the resulting gain or loss is recognized. Expenditures for normal repairs and maintenance are expensed as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The estimated useful lives of depreciable fixed assets are as follows:

Estimated useful life
(in years)
Computer equipment	3
Automobiles	5
Office equipment	5
Medical equipment	5 to 7
Leasehold improvement	4 to 10
Buildings	15 to 20

        Amortization of assets acquired under capital leases is included as a component of depreciation and amortization expense in the accompanying Consolidated Statements of Operations. Amortization is calculated using the straight-line method over the shorter of the useful lives or the term of the underlying lease agreements.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset or group of assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would indicate a potential impairment include a significant decline in the observable market value of an asset or a significant change in the extent or manner in which an asset is used. The impairment review includes a comparison of future projected cash flows generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value. The Company recorded long-lived asset impairment charges of $0.3 million for the year ending December 31, 2012, associated with the closing of the former corporate headquarters. There were no impairments recorded for the year ending December 31, 2013.

Goodwill

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations, the purchase method of accounting requires that the excess of purchase price paid over the estimated fair value of identifiable tangible and intangible net assets of acquired businesses be recorded as goodwill. In accordance with the provisions of ASC 350, Intangibles—Goodwill and Other, goodwill is tested for impairment annually, and interim impairment tests are performed whenever an event occurs or circumstances change that indicate an impairment has more likely than not occurred. The Company has one reporting unit and goodwill is evaluated at that level. To determine whether goodwill is impaired, a two-step impairment test is performed. Goodwill is evaluated for impairment by comparing the current fair value of the Company's reporting unit to its recorded value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, no impairment is indicated. If the fair value of a reporting unit exceeds the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The Company has established October 31 as the date for its annual impairment review.

        The Company estimates the fair value of its total invested capital using an income and market approach, reduced by interest bearing debt as of the valuation date. These valuations require management to make estimates and assumptions regarding industry economic factors and prospective financial information. There were no goodwill impairment charges recorded for the years ended December 31, 2012 and 2013.

Intangible Assets

        Intangible assets are recorded at their estimated fair values as of the date of acquisition. Intangible assets consist of trade and domain names and noncompete agreements. In accordance with ASC 350, Intangibles—Goodwill and Other, the Company reviews the intangible assets with indefinite lives, which include trade and domain names, at least annually for impairment, or more often if triggering events exist. Intangible assets with definite lives are reviewed for impairment if an indicator of impairment

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

exists similar to long-lived assets. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. There were no impairment charges recorded on intangible assets for the years ended December 31, 2012 and 2013. Intangible assets with finite useful lives are amortized over their estimated useful life.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash, receivables, accounts payable, and accrued liabilities approximate their fair value due to their relatively short maturities. For the years ended December 31, 2012 and 2013, the carrying value of the Company's long-term debt was based on the current interest rates and approximates its fair value.

Derivative Instruments and Hedging Activities

        The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives not designated as a hedging instrument, changes in the fair value are recorded in net earnings immediately. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.

        For the year ending December 31, 2012 and continuing through October 30, 2013, the Company maintained one derivative instrument that it did not designate as a hedge. As a result, changes in the fair value are recorded in earnings for this period. Beginning in November 2013, the Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or years during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

        The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

sold, terminated, or exercised or the cash flow hedge is dedesignated because a forecasted transaction is not probable of occurring.

        In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income related to the hedging relationship.

Lease Accounting

        The Company determines whether to account for its facility leases as operating or capital leases depending on the underlying terms of the lease agreement. This determination of classification is complex and requires significant judgment relating to certain information including the estimated fair value and remaining economic life of the facilities, the Company's cost of funds, minimum lease payments and other lease terms. The lease rates under the Company's lease agreements are subject to certain conditional escalation clauses that are recognized when probable or incurred and are based on changes in the consumer price index or certain operational performance measures. As of December 31, 2013, the Company leased twenty-five facilities, twenty-four of which the Company classified as operating leases and one of which the Company classified as a capital lease.

Income Taxes

        No provision has been made for federal income taxes since the Company is taxed as a partnership for federal income tax purposes. Income and losses are to be included in the tax returns of the individual owners. The Company is, however, subject to the Texas margin tax. Estimated taxes of approximately $0.5 million and $0.7 million are included in the provision for income taxes in the financial statements for the years ended December 31, 2012 and 2013, respectively. The Company's estimate of the potential outcome of any uncertain tax positions is subject to management's assessment of relevant risks, facts, and circumstances existing at that time. The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

        To the extent that the Company's assessment of such tax position changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax related interest and penalties as a component of the provision for income tax and operating expenses, respectively, if applicable. The Company has not recognized any uncertain tax positions.

Deferred Rent

        The Company records rent expense for operating leases on a straight-line basis over the life of the related leases. The Company has certain facility and equipment leases that allow for leasehold improvements allowance, free rent, and escalating rental payments. Straight-line expenses that are greater than the actual amount paid are recorded as deferred rent and amortized over the life of the lease.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on historical experience and various other factors. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, revenue recognition, allowances for doubtful accounts, leases, reserves for employee health benefit obligations, stock-based compensation, and other contingencies.

Recent Accounting Pronouncements

        Recently issued accounting pronouncements did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following (in thousands):

	December 31, 2012	December 31, 2013
Leasehold improvements	$9,008	$37,626
Computer equipment	135	1,583
Medical equipment	2,155	2,970
Office equipment	235	760
Automobiles	216	243
Land	567	2,430
Construction in progress	7,627	17,788
Buildings	1,281	4,551

	21,224	67,951
Less accumulated depreciation	(1,402)	(5,864)

Property and equipment, net	$19,822	$62,087

        Assets under capital leases totaled approximately $33,300 and $3.9 million as of December 31, 2012 and 2013, respectively, and were included within buildings, computer equipment, medical equipment, office equipment, and automobiles. Accumulated amortization associated with these capital lease assets totaled approximately $18,000 and $23,000 for the years ended December 31, 2012 and 2013, respectively.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

        In addition to the aforementioned goodwill, trade and domain names that were acquired as a part of the acquisition, the Company also acquired noncompete agreements in the total amount of

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

$8.9 million. The noncompete agreements are for a 5-year term, and the related asset is amortized over this period. Amortization expense totaled approximately $1.8 million for each of the years ended December 31, 2012 and 2013, respectively.

        The following table summarizes the changes in goodwill during the years ended December 31 (in thousands):

	2012	2013
Balance at beginning of year	$60,939	$61,009
Adjustment related to purchase transaction	70	—

Balance at end of year	$61,009	$61,009

        The following table summarizes the changes in intangible assets during the years ended December 31, 2012 and 2013 (in thousands):

	Noncompete Agreements	Trade Names	Domain Names	Total
Balance at December 31, 2011	$8,455	$9,300	$7,600	$25,355
Additions	—	—	—	—
Amortization	1,780	—	—	$1,780

Balance at December 31, 2012	$6,675	$9,300	$7,600	$23,575

Additions	—	—	—	—
Amortization	1,780	—	—	$1,780

Balance at December 31, 2013	$4,895	$9,300	$7,600	$21,795

        The following is the estimated annual amortization expense (in thousands) for the noncompete agreements:

2014	$1,780
2015	1,780
2016	1,335

$4,895

NOTE 5—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company uses interest-rate-related derivative instruments to manage its exposure related to changes in interest rates on its variable-rate debt instruments. The Company does not enter into derivative instruments for any purpose other than cash flow hedging. The Company does not speculate using derivative instruments.

        By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 5—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty, and therefore, the Company is not exposed to the counterparty's credit risk in those circumstances. The Company minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties whose credit rating is higher than Aa. The derivative instruments entered into by the Company do not contain credit-risk-related contingent features.

        Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

        The Company assesses interest rate risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate risk attributable to both the Company's outstanding or forecasted debt obligations as well as the Company's offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

        Changes in the fair value of interest rate swaps and cap agreements designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate, long-term debt obligations are reported in accumulated other comprehensive income. These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings.

        In May 2012, the Company entered into a forward interest rate swap agreement with a notional amount of $24.0 million to manage exposure to changes in interest rates associated with its variable interest rate debt. This swap agreement was not designated by the Company as a hedge; therefore, changes in the fair market value of the derivative are included as a component of other (expense) income within the Consolidated Statements of Operations for the years ended December 31, 2013 and 2012. This agreement had the economic effect of modifying the LIBOR variable component of the Company's interest rate on an equivalent amount of the Company's Term Loan to a fixed rate of 1.20%. The swap agreement was effective April 30, 2013 and expired April 30, 2017 requiring monthly interest payments. The Company incurred a fee of $0.4 million to terminate the interest rate swap agreement in November 2013 when it repaid the term loan.

        As of December 31, 2013, the Company maintained one interest rate cap agreement with notional amount totaling $37.5 million. This agreement has the economic effect of capping the LIBOR variable component of the Company's interest rate at a maximum of 3.00% on an equivalent amount of the Company's Term Loan debt. The cap agreement was entered into in November 2013 at a cost of $0.09 million and expires on November 30, 2016. This cap agreement is designated as a cash flow hedge and, as a result, changes in the fair values of this cap agreement are reported in other comprehensive income. The fair market value at December 31, 2013 approximates the carrying value;

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 5—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

therefore, there are not any deferred gains accumulated in other comprehensive income at December 31, 2013. The cap agreement does not contain credit-risk contingent features.

        The following table summarizes the Company's derivative instruments as of December 31, 2012 and 2013 (in thousands):

		December 31, 2012	December 31, 2013
	Balance Sheet Location
		Fair Value	Fair Value
Derivative designated as hedging instruments
Interest rate contracts	Other long-term assets	—	$92
Derivatives not designated as hedging instruments
Interest rate swap	Other long-term liabilities	$533	—

NOTE 6—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses (in thousands) consisted of the following:

	December 31, 2012	December 31, 2013
Accounts payable	$1,417	$9,405
Accrued expenses	3,395	1,267
Accrued tax distribution to owners	2,042	3,772
Other	519	763

Total accounts payable and accrued expenses	$7,373	$15,207

NOTE 7—DEMAND NOTE PAYABLE

        In September 2011, the Company entered into a $36.0 million revolving demand note with a financial institution for the purpose of acquiring the majority member interests of the previous owners and to replace the Company's existing credit facility. The note, which is collateralized by the personal property of the Company, bears interest at the higher of (1) the lender's prime rate plus 2% per annum or (2) the LIBOR quoted rate for the day plus 4.75% per annum as defined in the agreement. The majority owner of the Company guaranteed 100% of the demand note. On April 16, 2012, the Company paid in full the revolving demand note in the amount of $24.5 million. The principal payoff was $24.4 million, and the remainder of the amount paid was related to interest and other charges.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 8—LONG-TERM DEBT

        Long-term debt at December 31, 2012 and 2013 consists of the following (in thousands):

	December 31, 2012	December 31, 2013
Term loan	$22,284	$75,000
Revolving loan and line of credit	1,000	—
Insurance financing agreement	319	504

	23,603	75,504
Less current maturities	(3,751)	(504)

	$19,852	$75,000

        In April 2012, the Company entered into a credit facility with a financial institution. The facility consisted of a $15.0 million revolving loan and a $24.0 million term loan. The Company drew $1.0 million against the revolving loan at December 31, 2012. The revolving loan was used for working capital and general corporate purposes. The term loan was payable in quarterly installments of $0.9 million plus interest through April 2017.

        The line of credit and the term loan were secured by all of the assets of the Company. They both bore interest at LIBOR plus the applicable margin (3.25% for any LIBOR borrowing or 2.25% for any base rate borrowing) or, at the option of the Company, the base rate (defined as the highest of (a) the financial institutions' prime rate, (b) the Federal Funds rate plus 0.50% or (c) LIBOR plus 1.0%) plus the applicable margin. The interest rate at December 31, 2012 was 3.46%.

        The credit facility for the revolving loan contained certain restrictions and conditions that, among other things, require the Company to comply with specified financial covenant ratios, including, at the end of any fiscal quarter, a consolidated leverage ratio of not greater than 2.5 to 1.0 and a consolidated fixed charge ratio of not less than 2.0 to 1.0. As of December 31, 2012, the Company believes it was in compliance with all of these restrictions and covenants. In June 2013, the credit facility was amended to increase the revolving commitments to $34.3 million. In November 2013, the Company repaid the outstanding balance of $18.9 million on the term loan and $28.0 million on the revolving loan by utilizing borrowings from a new credit agreement. Such repayment resulted in a loss of approximately $0.4 million on the write-off of deferred financing costs.

        On October 31, 2013, the Company entered into a Senior Secured Credit Facility (the Facility) for a $75.0 million term loan, bearing interest at LIBOR plus the applicable rate of 7.50%, which matures on October 31, 2018. The Facility includes an additional $165.0 million delayed draw term loan commitment, which, if unused, expires eighteen months after the closing date, and a $10.0 million revolving commitment that matures on October 31, 2018. All of the Company's assets are pledged as collateral under the Facility. The borrowing under the Facility is used by the Company to provide financing for working capital, capital expenditures, for new facility expansion, and to replace the Company's existing credit facility.

        The Facility includes an unused line fee of 0.50% per annum on the revolving commitment and delayed draw term loan commitment, a draw fee of 1.0% of the principal amount of each borrowing on

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 8—LONG-TERM DEBT (Continued)

the delayed draw term loan and an annual Agency fee of $0.1 million. At December 31, 2013, the Company has $165.0 million and approximately $9.5 million available under the delayed draw term commitment and the revolving commitment, respectively. The original principal amount of the term loan will be repaid in consecutive quarterly installments of $0.5 million on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and escalating to $0.9 million for each fiscal quarter ending after December 31, 2016. The delayed draw term loans will be repaid in consecutive quarterly installments in an amount based on the repayment calculation contained in the Credit Agreement on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015. The Company will repay the aggregate principal amount of all revolving loans outstanding on the maturity date, October 31, 2018.

        The Facility contains certain affirmative covenants, negative covenants, and financial covenants, which will be measured on a quarterly basis beginning with the quarter ending March 31, 2014.

        In October 2013, the Company renewed certain insurance policies and entered into a finance agreement totaling approximately $0.8 million. The finance agreement has a fixed interest rate of 1.93% with principal being repaid over 9 months. In October 2012, the Company renewed certain insurance policies and entered into a finance agreement totaling approximately $0.4 million. The finance agreement has a fixed interest rate of 3.48% with principal being repaid over 11 months.

Future Maturities

        Scheduled future aggregate maturities of principal of long-term debt are as follows (in thousands):

Years ending December 31,	Amount
2014	$504
2015	469
2016	1,875
2017	3,750
2018	68,906

$75,504

NOTE 9—TRANSACTIONS WITH RELATED PARTIES

        In 2013, the Company made a termination payment of $0.25 million to the former CEO. He continues to be on the Board of Directors, as its Chairman.

        The Company made payments to the Purchaser of the Company for management services and reimbursement of certain expenses. The total amount paid to this related party was approximately $0.6 million for each of the years ended December 31, 2012 and 2013.

        The Company made payments for contractor services to various related-party vendors, which totaled approximately $0.1 million and $0.06 million for the years ended December 31, 2012 and 2013, respectively.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 10—EMPLOYEE BENEFIT PLANS

        The Company provides a 401(k) savings plan to all employees who have met certain eligibility requirements, including performing one month of service with the Company. The 401(k) plan permits matching and discretionary employer contributions. During the year ended December 31, 2013, the Company contributed approximately $0.3 million to the 401(k) Plan for 2012 matching contributions. The board of directors approved a contribution of $0.5 million for the year ended December 31, 2013, which will be paid during 2014.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Litigation and Asserted Claims

        The Company is a defendant in various legal proceedings arising in the ordinary course of business. Management believes the outcome of pending litigation and claims will not have a material adverse effect on the Company's consolidated financial condition, operations, or cash flows.

Insurance Arrangements

        In 2013, the Company became self-insured for employee health benefits. Accruals for losses are provided based upon claims experience and actuarial assumptions, including provisions for incurred but not reported losses. As of December 31, 2013, the Company has an accrual of approximately $0.7 million for incurred but not reported claims, which is included in accrued compensation within the Consolidated Balance Sheets.

        The Company is insured for worker's compensation claims up to $1.0 million per accident and per employee with a policy limit of $1.0 million. The Company submits periodic payments to its insurance broker based upon estimated payroll. Worker's compensation expense for the years ending December 31, 2012 and December 31, 2013 was approximately $0.03 million and $0.07 million, respectively. The Company is insured for professional liability claims up to $1.0 million per incident and $3.0 million per facility with an aggregate policy limit of $20.0 million.

Leases

        The Company leases certain medical facilities and equipment under various noncancelable operating leases. In June 2013, the Company entered into a Master Funding and Development Agreement with a real estate investment trust to fund future facilities. The lessor to the Master Funding and Development Agreement will acquire parcels of land, fund the ground-up construction of new freestanding emergency room facilities and lease the facilities to the Company upon completion of construction. Under the terms of the agreement, the lessor is to fund all hard and soft costs, including the project purchase price, closing costs and pursuit costs for the assets relating to the construction of up to twenty-five facilities with a maximum aggregate funding of $100.0 million. Each completed project will be leased for an initial term of 15 years, with three 5-year renewal options. The Company follows the guidance in ASC 840, Leases, and ASC 810, Consolidation, in evaluating the lease as a build-to-suit lease transaction to determine whether the Company would be considered the accounting owner of the facilities during the construction period. In applying the accounting guidance, the Company concluded that the one facility completed in 2013 under this arrangement qualified for

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 11—COMMITMENTS AND CONTINGENCIES (Continued)

capitalization. As of December 31, 2013, the Company has a receivable of approximately $2.0 million from the lessor for costs incurred for facilities currently under development.

        The Company entered into a lease of approximately 40,000 square feet for its corporate headquarters in October 2012. Lease expense associated with this lease was $0.1 million and $0.7 million for the years ended December 31, 2012 and 2013, respectively.

        Future minimum lease payments required under noncancelable operating leases and future minimum, capital lease payments as of December 31, 2013 are (in thousands):

Years ending December 31,	Capital leases	Operating leases
2014	$475	$7,066
2015	484	6,669
2016	494	5,781
2017	504	4,143
2018	514	2,741
Thereafter	5,690	7,012

Total future minimum lease payments	$8,161	$33,412
Less: Amounts representing interest	(4,254)

Present value of minimum lease payments	3,907
Current portion of capital lease obligations	58

Long-term portion of capital lease payments	$3,849

        Rent expense totaled approximately $2.1 million and $4.5 million for the years ended December 31, 2012 and 2013, respectively and is included as a component of other operating expenses within the Consolidated Statements of Operations.

        In January 2013, the Company entered into a termination agreement with the landlord of the leased facility in Georgetown, Texas. Under the termination agreement, the landlord and the Company mutually released the other from any further obligations under the lease and any liability, cause of action, claim, or loss arising out of or connected with the lease. In accordance with the termination agreement, the Company paid the landlord a lease termination fee of $0.2 million.

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental cash flow information and supplemental noncash activities consisted of the following (in thousands):

	December 31, 2012	December 31, 2013
Supplemental cash flow information:
Interest paid	$1,091	$2,486
Franchise taxes paid	296	530
Supplemental noncash activities:
Acquisition of property and equipment in accounts payable and accrued expenses	$2,341	$467
Assets acquired through capital lease	—	3,911
Note payable for insurance premiums	390	757
Accrual of owner distributions	2,042	1,735

NOTE 13—OWNERS' EQUITY

        The Company has Class A and Class B membership units (regular units) and incentive units. Owners' equity of the Company at December 31, 2013, consists of Class A units issued to the Purchaser and management and Class B units issued to the existing owners at the time of the transaction. Class A and Class B units are preferred units, with voting rights, and represent an interest in the capital, profits, losses, and distributions of the Company. The voting power of each member is determined by each member's ownership percentage. The board of directors, in its sole discretion, may cause the Company to make distributions of available cash to the unit holders in the order of priority contained within the Company Agreement. The Company is authorized to issue 10,133 incentive units under individual Restricted Unit Agreements (Agreements) with key executives and nonemployee directors. The number of authorized incentive units can be increased by the board of directors at any time in its sole discretion. Incentive units represent interests in the profits and losses, but not the capital of the Company and have no voting rights. The Company has 57,870 and 57,953 Class A units issued and outstanding as of the years ended December 31, 2012 and 2013, respectively, and 19,000 Class B units issued and outstanding for each of the years ended December 31, 2012 and 2013. As of December 31, 2012, the Company had 8,231 incentive units issued and outstanding, of which 7,176 contain time-based vesting schedules and 1,055 contain performance-based vesting criteria. As of December 31, 2013, the Company has 9,582 incentive units issued and outstanding, of which 8,316 contain time-based vesting schedules and 1,266 contain performance based vesting criteria.

        Profits and losses are allocated to the unit holders based on their respective ownership percentages of the Company. Distributions made to unit holders are at the discretion of the Company's board of directors, with amounts due to Class A unit holders based on specified terms in the LLC agreement having first priority, amounts due to Class B unit holders having second priority, and any remaining available cash distributed to all unit holders. Total distributions of $0.2 million and $0.03 million were made to Class A unit holders during the years ended December 31, 2012 and 2013, respectively. Tax distributions in the amount of $2.0 million and $3.8 million were accrued as of December 31, 2012 and

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 13—OWNERS' EQUITY (Continued)

2013, respectively, for payout to Class A unit holders as required by the LLC agreement. Total distributions of $0.5 million were made to Class B unit holders during 2012.

Equity-Based Compensation Arrangements

        Under the provisions of FASB ASC 718, Compensation—Stock Compensation, the Company is required to measure and recognize compensation expense for equity based compensation arrangements with employees in its consolidated financial statements using a calculated fair-value based option pricing model. The Company has issued Agreements awarding incentive units (restricted units) in the Company to certain employees and nonemployee directors. The restricted units are subject to such conditions as continued employment, passage of time and/or satisfaction of performance criteria as specified in the agreements. The restricted units vest over 3 to 4 years from the date of grant. The Company used a waterfall calculation, based on the capital structure and payout of each class of debt and equity, and a present value pricing model less marketability discount to determine the fair values of the restricted units. The assumptions used for the 2012 incentive units included a risk-free interest rate of 0.72%, volatility of 30.0% and a dividend yield of 0%. The weighted average fair value of incentive units granted during 2012 was $204 and $37 for the time-based and performance based units, respectively. The assumptions used in the price simulation model for the 2013 incentive units included risk-free interest rates of 0.93%, volatility of 25.0% and a dividend rate of 0%. The weighted average fair value of incentive units granted during 2013 was $1,262 and $384 for the time-based and performance based units, respectively.

        The Company recorded compensation expense of $0.3 million and $0.6 million during the years ended December 31, 2012 and 2013, respectively, related to restricted units with time-based vesting schedules. Compensation expense for the value of the portion of the time-based restricted unit that is ultimately expected to vest is recognized using a straight-line method over the vesting period, adjusted for forfeitures. No compensation expense was recorded during the years ended December 31, 2013 and 2012 related to restricted units with performance-based vesting criteria. If, and when, the Company determines it is probable that the performance condition will be achieved, compensation expense will be recognized cumulatively in such period. Total unrecognized compensation expense related to performance based restricted units was $0.1 million as of December 31, 2013.

        As of December 31, 2012 and 2013, the Company had approximately $1.2 million and $2.1 million of total unrecognized compensation expense related to time-based restricted units currently outstanding, to be recognized in future years, ending December 31, as follows (in thousands):

2014	$739
2015	721
2016	471
2017	132

Adeptus Health LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2012 and December 31, 2013

(Dollars in thousands)

NOTE 13—OWNERS' EQUITY (Continued)

Stock Subscription Agreement

        In April 2012, the Company entered into a subscription agreement for $0.3 million with one of its employees in exchange for 250 Class A units. The agreement is payable in three equal annual principal installments beginning in March 2013 and bearing interest at 8%, compounded quarterly. The Company received a payment of $0.1 million on the subscription agreement in March 2013.

NOTE 14—SUBSEQUENT EVENTS

        In November 2013, First Choice ER, LLC formed a new holding company. With the increasing need for additional access to quality medical care, First Choice ER, LLC has the opportunity to continue to grow through First Choice Emergency Room as well as expand through new ventures. Adeptus Health LLC is the holding company created to support current and future businesses. In March 2014, unit holders of the Company exchanged units held for matching units of Adeptus Health LLC and the Company became a wholly owned subsidiary of Adeptus Health LLC. All periods have been presented as if the exchange had occurred at the beginning of the period.

        In January 2014, the Company amended the lease agreement for the corporate headquarters in order to lease an additional 40,000 square feet of office space.

Adeptus Health LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2013	March 31, 2014
	(audited)	(unaudited)
ASSETS
Current assets
Cash	$11,495	$1,127
Restricted cash	294	1,322
Accounts receivable, less allowance for doubtful accounts of $5,295 and $8,113, respectively	15,887	18,189
Other receivables and current assets	3,901	6,914
Medical supplies inventory	1,494	1,917

Total current assets	33,071	29,469
Property and equipment, net	62,087	69,184
Deposits	750	634
Intangibles, net	21,795	21,350
Goodwill	61,009	61,009
Other long-term assets	4,580	4,388

Total assets	$183,292	$186,034

LIABILITIES AND OWNERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$15,207	$15,166
Accrued compensation	9,158	7,461
Current maturities of long-term debt	504	336
Current maturities of capital lease obligations	58	66
Deferred rent	497	434

Total current liabilities	25,424	23,463
Long-term debt, less current maturities	75,000	82,000
Capital lease obligations, less current maturities	3,849	4,002
Deferred rent	368	1,026

Total liabilities	104,641	110,491
Commitments and contingencies
Owners' equity	78,651	75,543

Total liabilities and owners' equity	$183,292	$186,034

The accompanying notes are an integral part of these unaudited financial statements.

Adeptus Health LLC and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended March 31,
	2013	2014
Patient service revenue	$23,297	$44,529
Provision for bad debts	(2,261)	(5,748)

Net patient service revenue	21,036	38,781

Operating expenses:
Salaries, wages and benefits	14,009	24,980
General and administrative	3,230	6,220
Other operating expenses	2,420	4,863
Loss from the disposal or impairment of assets	108	2
Depreciation and amortization	1,684	3,057

Total operating expenses	21,451	39,122

Loss from operations	(415)	(341)

Other (expense) income:
Interest expense	(288)	(2,206)

Loss before provision for income taxes	(703)	(2,547)
Provision for income taxes	132	220

Net loss	$(835)	$(2,767)

The accompanying notes are an integral part of these unaudited financial statements.

Adeptus Health LLC and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN OWNERS' EQUITY

(Amounts in thousands, except unit data)

	Class A units	Class A	Class B units	Class B	APIC	OCI	Total owners' equity
Balance, December 31, 2013	57,953	$54,844	19,000	$18,854	$4,953	—	$78,651
Unrealized loss on interest rate contract	—	—	—	—	—	(18)	(18)
Stock-based compensation	—	—	—	—	160	—	160
Net loss	—	(2,084)	—	(683)	—	—	(2,767)
Distributions	—	(483)	—	—	—	—	(483)

Balance, March 31, 2014	57,953	$52,277	19,000	$18,171	$5,113	$(18)	$75,543

The accompanying notes are an integral part of these unaudited financial statements.

Adeptus Health LLC and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2013	2014
Cash flows from operating activities:
Net loss	$(835)	$(2,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from the disposal or impairment of assets	108	2
Depreciation and amortization	1,684	3,057
Amortization of deferred loan costs	24	198
Provision for bad debts	2,261	5,748
Stock-based compensation	95	160
Changes in operating assets and liabilities:
Restricted cash	—	(1,028)
Accounts receivable	(2,541)	(8,050)
Other receivables and current assets	(176)	(1,333)
Medical supplies inventory	(111)	(422)
Other long—term assets	—	15
Accounts payable and accrued expenses	(844)	(1,442)
Accrued compensation	(427)	(1,697)
Deferred rent	5	596

Net cash used in operating activities	(757)	(6,963)

Cash flows from investing activities:
Proceeds from sale of property and equipment	45	—
Deposits	(105)	116
Capital expenditures	(5,269)	(10,297)

Net cash used in investing activities	(5,329)	(10,181)

Cash flows from financing activities:
Proceeds from long-term borrowings	5,000	7,000
Payment of deferred loan costs	—	(38)
Payments on borrowings	(964)	(168)
Payment of capital lease obligations	(1)	(18)
Issuance of Class A units	83	—

Net cash provided by financing activities	4,118	6,776

Net decrease in cash	(1,968)	(10,368)
Cash, beginning of year	3,455	11,495

Cash, end of year	$1,487	$1,127

See Note 10 for Supplemental Cash Flow Information and Supplemental Noncash Activities

The accompanying notes are an integral part of these financial statements.

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE 1—ORGANIZATION

        Adeptus Health LLC (the Company) or its predecessors began operations in 2002 and currently operates 32 freestanding, fully equipped emergency room facilities in the states of Texas and Colorado, delivering both major and minor emergency medical services for adult and pediatric patients.

        On September 30, 2011, the Company entered into a Securities Purchase Agreement with First Choice AIV Holding LLC (the Purchaser), and the owners of the Company. Under the terms of the Purchase Agreement, the Purchaser acquired a 75% interest in the Company and was issued Class A voting units, thus signifying a change in control. The existing owners of the Company at the time of the transaction retained a 25% interest in the Company and were issued Class B voting units.

        In November 2013, the Company was formed as a new holding company. With the increasing need for additional access to quality medical care, the Company has the opportunity to continue to grow through First Choice Emergency Room as well as expand through new ventures. In March 2014, unit holders of the First Choice ER, LLC exchanged units held for matching units of Adeptus Health LLC and First Choice ER, LLC became a wholly owned subsidiary of Adeptus Health LLC.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company does not have any non-wholly owned subsidiaries or investments in variable interest entities.

        The consolidated financial statements have not been audited. These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position as of March 31, 2014, and the results of operations and cash flows for the three months ended March 31, 2013 and 2014 and the owners' equity for the three months ended March 31, 2014 and are not necessarily indicative of the results to be expected for the year ending December 31, 2014 or for any other period.

        The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2012 and 2013.

Cash and Cash Equivalents and Concentrations of Risk

        The Company includes all securities with a maturity date of three months or less at date of purchase as cash equivalents. The Company currently has no cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk related to uninsured bank deposits.

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restricted Cash

        Beginning in October 2013, the Company is required to restrict cash for a letter of credit related to the Master Funding and Development Agreement. See Note 9 (Commitments and Contingencies) for more information. The letter of credit is issued in an amount equal to 50% of one year's base rent relating to the one facility completed in 2013. As of December 31, 2013 and March 31, 2014, total restricted cash was $0.3 million and $1.3 million, respectively.

Patient Revenue and Accounts Receivable

        Revenue is recognized when services are rendered to patients. Charges for all services provided to insured patients are initially billed and processed by the patients' insurance provider. The Company has agreements with insurance companies that provide for payments to the Company at amounts different from its established rates or as determined by the patient's out of network benefits. Differences between established rates and those set by insurance programs, as well as charity care, employee and prompt pay adjustments, are recorded as adjustments directly to patient service revenue. Fee adjustments of approximately $13.3 million and $22.3 million were recorded for the three months ended March 31, 2013 and 2014, respectively. Amounts not covered by the insurance companies are then billed to the patients. Estimated uncollectible amounts from insured patients are recorded as bad debt expense in the period the services are provided. Collection of payment for services provided to patients without insurance coverage is done at the time of service.

        Patient service revenue before the provision for bad debts by major payor source for the three months ended March 31, 2013 and 2014 are as follows (in thousands):

	March 31, 2013	March 31, 2014
Third-party payors, including patient portion	$22,896	$43,672
Self-pay	401	857

Total all payors	$23,297	$44,529

        The Company receives payments from third-party payors that have contracts with the Company in Texas and Colorado. As of March 31, 2014, the Company has a contract with Blue Cross Blue Shield of Texas and two MultiPlan arrangements whereby the Company accesses a number of third-party payors at in-network rates. Four major third-party payors accounted for 85.4% and 82.7% of patient service revenue for the three months ended March 31, 2013 and 2014, respectively. These same payors also accounted for 79% and 78% of accounts receivable as of December 31, 2013 and March 31, 2014,

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

respectively. The following table sets forth the percentage of patient service revenue earned by major payor source for the three months ending March 31:

	2013	2014
Payor:
Blue Cross Blue Shield	26.5%	27.7%
United HealthCare	27.4	24.5
Aetna	20.2	19.1
Cigna	11.3	11.4
Other	14.6	17.3

	100.0%	100.0%

        Accounts receivable are reduced by an allowance for doubtful accounts. In establishing the Company's allowance for doubtful accounts, management considers historical collection experience, the aging of the account, the payor classification, and patient payment patterns. Amounts due directly from patients represent the Company's highest collectibility risk. There were not any significant changes in the estimates or assumptions underlying the calculation of the allowance for doubtful accounts for the three months ended March 31, 2013 and 2014.

        The Company writes off as bad debt expense uncollectible accounts receivable arising from patient responsibility after all collection efforts have been exhausted and it has been determined such accounts will not be collected. Bad debt write-offs of approximately $1.3 million and $2.9 million were recorded for the three months ended March 31, 2013, and 2014, respectively.

        The Company treats anyone that is emergent, including patients that may be eligible for Medicare or Medicaid. These services are provided at no charge to the patient. Total charity care was approximately 5.6% and 9.4% of net patient service revenue for the three months ended March 31, 2013 and 2014, respectively.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense for the three months ended March 31, 2013 and 2014 was approximately $0.4 million and $0.6 million, respectively, and are included as a component of general and administrative expenses within the Unaudited Consolidated Statements of Operations.

Medical Supplies Inventory

        Inventory is carried at the lower of cost or market using the first-in, first-out method and consists of a standard set of medical supplies held in stock at all facilities.

Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization computed using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the noncancelable lease term or the estimated useful

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

life of the improvements. When assets are retired, the cost and applicable accumulated depreciation are removed from the respective accounts, and the resulting gain or loss is recognized. Expenditures for normal repairs and maintenance are expensed as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset.

        Amortization of assets acquired under capital leases is included as a component of depreciation and amortization expense in the accompanying unaudited consolidated Statements of Operations. Amortization is calculated using the straight-line method over the shorter of the useful lives or the term of the underlying lease agreements.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, including cash, receivables, accounts payable, and accrued liabilities approximate their fair value due to their relatively short maturities. For the three months ended March 31, 2013 and 2014, the carrying value of the Company's long-term debt was based on the current interest rates and approximates its fair value.

Derivative Instruments and Hedging Activities

        The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives not designated as a hedging instrument, changes in the fair value are recorded in net earnings immediately. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.

        For the three months ended March 31, 2013, the Company maintained one derivative instrument that it did not designate as a hedge. As a result, changes in the fair value are recorded in earnings for this period. Beginning in November 2013, the Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). For all hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in cash flows of hedged transactions. For derivative instruments that are designated and qualify as part of a cash flow hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or years during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting cash flows attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised or the cash flow hedge is dedesignated because a forecasted transaction is not probable of occurring.

        In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income related to the hedging relationship.

Lease Accounting

        The Company determines whether to account for its facility leases as operating or capital leases depending on the underlying terms of the lease agreement. This determination of classification is complex and requires significant judgment relating to certain information including the estimated fair value and remaining economic life of the facilities, the Company's cost of funds, minimum lease payments and other lease terms. The lease rates under the Company's lease agreements are subject to certain conditional escalation clauses that are recognized when probable or incurred and are based on changes in the consumer price index or certain operational performance measures. As of March 31, 2014, the Company leased thirty-two facilities, thirty-one of which the Company classified as operating leases and one of which the Company classified as a capital lease.

Income Taxes

        No provision has been made for federal income taxes since the Company is taxed as a partnership for federal income tax purposes. Income and losses are to be included in the tax returns of the individual owners. The Company is, however, subject to the Texas margin tax. Estimated taxes of approximately $0.1 million and $0.2 million are included in the provision for income taxes in the financial statements for the three months ended March 31, 2013 and 2014, respectively. The Company's estimate of the potential outcome of any uncertain tax positions is subject to management's assessment of relevant risks, facts, and circumstances existing at that time. The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

        To the extent that the Company's assessment of such tax position changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax related interest and penalties as a component of the provision for income tax and operating expenses, respectively, if applicable. The Company has not recognized any uncertain tax positions.

Deferred Rent

        The Company records rent expense for operating leases on a straight-line basis over the life of the related leases. The Company has certain facility and equipment leases that allow for leasehold improvements allowance, free rent, and escalating rental payments. Straight-line expenses that are

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

greater than the actual amount paid are recorded as deferred rent and amortized over the life of the lease.

Use of Estimates

        The preparation of the Company's unaudited consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on historical experience and various other factors. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, revenue recognition, allowances for doubtful accounts, leases, reserves for employee health benefit obligations, stock-based compensation, and other contingencies.

Recent Accounting Pronouncements

        Recently issued accounting pronouncements did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following (in thousands):

	December 31, 2013	March 31, 2014
Leasehold improvements	$37,626	$50,016
Computer equipment	1,583	2,128
Medical equipment	2,970	3,419
Office equipment	760	1,495
Automobiles	243	243
Land	2,430	3,948
Construction in progress	17,788	11,834
Buildings	4,551	4,556

	67,951	77,639
Less accumulated depreciation	(5,864)	(8,455)

Property and equipment, net	$62,087	$69,184

        Assets under capital leases totaled approximately $3.9 million and $4.1 million as of December 31, 2013 and March 31, 2014, respectively, and were included within buildings, computer equipment, medical equipment, office equipment, and automobiles. Accumulated expense associated with these capital lease assets totaled approximately $23,000 and $91,000 as of December 31, 2013 and March 31, 2014, respectively.

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

        The following table summarizes the changes in goodwill during the three months ended March 31 (in thousands),

2014
Balance at beginning of year	$61,009
Adjustment related to purchase transaction	—

Balance at end of year	$61,009

        The following table summarizes the changes in intangible assets during the three months ended March 31, 2014 (in thousands):

	Noncompete Agreements	Trade Names	Domain Names	Total
Balance at December 31, 2013	$4,895	$9,300	$7,600	$21,795
Additions	—	—	—	—
Amortization	445	—	—	$445

Balance at December 31, 2014	$4,450	$9,300	$7,600	$21,350

NOTE 5—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        The Company uses interest-rate-related derivative instruments to manage its exposure related to changes in interest rates on its variable-rate debt instruments. The Company does not enter into derivative instruments for any purpose other than cash flow hedging. The Company does not speculate using derivative instruments.

        By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty, and therefore, the Company is not exposed to the counterparty's credit risk in those circumstances. The Company minimizes counterparty credit risk in derivative instruments by entering into transactions with high-quality counterparties whose credit rating is higher than Aa. The derivative instruments entered into by the Company do not contain credit-risk-related contingent features.

        Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

        The Company assesses interest rate risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate risk attributable to both the Company's outstanding or forecasted debt obligations as well as the Company's offsetting hedge positions. The risk management control systems involve the use of analytical

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 5—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

        Changes in the fair value of interest rate swaps and cap agreements designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate, long-term debt obligations are reported in accumulated other comprehensive income. These amounts subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings.

        In May 2012, the Company entered into a forward interest rate swap agreement with a notional amount of $24.0 million to manage exposure to changes in interest rates associated with its variable interest rate debt. This agreement had the economic effect of modifying the LIBOR variable component of the Company's interest rate on an equivalent amount of the Company's Term Loan to a fixed rate of 1.20%. This swap agreement was not designated by the Company as a hedge as of March 31, 2013. There was no significant change in fair value for the three months ended March 31, 2013. Additionally, the Company did not utilize the swap agreement until April 30, 2013, and as such, it had no impact on the unaudited Consolidated Statement of Operations for the three months ended March 31, 2013.

        As of March 31, 2014, the Company maintained one interest rate cap agreement with notional amount totaling $37.5 million. This agreement has the economic effect of capping the LIBOR variable component of the Company's interest rate at a maximum of 3.00% on an equivalent amount of the Company's Term Loan debt. The cap agreement was entered into in November 2013 at a cost of $0.09 million and expires on November 30, 2016. This cap agreement is designated as a cash flow hedge and, as a result, changes in the fair values of this cap agreement are reported in other comprehensive income. As of March 31, 2014, approximately $18,000 of deferred losses on derivative instruments are included in in other comprehensive income. The cap agreement does not contain credit-risk contingent features.

        The following table summarizes the Company's derivative instruments as of December 31, 2013 and March 31, 2014 (in thousands):

		December 31, 2013	March 31, 2014
	Balance Sheet Location
		Fair Value	Fair Value
Derivative designated as hedging instruments
Interest rate contracts	Other long-term assets	$92	$74

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 6—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses (in thousands) consisted of the following.

	December 31, 2013	March 31, 2014
Accounts payable	$9,405	$8,111
Accrued expenses	1,267	1,659
Accrued tax distribution to owners	3,772	4,254
Other	763	1,142

Total accounts payable and accrued expenses	$15,207	$15,166

NOTE 7—LONG-TERM DEBT

        Long-term debt at December 31, 2013 and March 31, 2014 consists of the following (in thousands):

	December 31, 2013	March 31, 2014
Term loan	$75,000	$75,000
Revolving loan and line of credit	—	7,000
Insurance financing agreement	504	336

	75,504	82,336
Less current maturities	(504)	(336)

	$75,000	$82,000

        On October 31, 2013, the Company entered into a Senior Secured Credit Facility (the Facility) for a $75.0 million term loan, bearing interest at LIBOR plus the applicable rate of 7.50%, which matures on October 31, 2018. The Facility includes an additional $165.0 million delayed draw term loan commitment, which, if unused, expires eighteen months after the closing date, and a $10.0 million revolving commitment that matures on October 31, 2018. All of the Company's assets are pledged as collateral under the Facility. The borrowing under the Facility is used by the Company to provide financing for working capital, capital expenditures, for new facility expansion, and to replace the Company's existing credit facility.

        The Facility includes an unused line fee of 0.50% per annum on the revolving commitment and delayed draw term loan commitment, a draw fee of 1.0% of the principal amount of each borrowing on the delayed draw term loan and an annual Agency fee of $0.1 million. At both December 31, 2013 and March 31, 2014, the Company has $165.0 million available under the delayed draw term commitment. At December 31, 2013 and March 31, 2014, the Company had approximately $9.5 million and $2.2 million available under the revolving commitment, respectively.

        The original principal amount of the term loan will be repaid in consecutive quarterly installments of $0.5 million on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015 and escalating to $0.9 million for each fiscal quarter ending after December 31, 2016. The delayed draw term loans will be repaid in consecutive quarterly installments in an amount based on the repayment calculation contained in the Credit Agreement on the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2015. The Company will repay the aggregate principal amount of all revolving loans outstanding on the maturity date, October 31, 2018.

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

        The Facility contains certain affirmative covenants, negative covenants, and financial covenants, which will be measured on a quarterly basis beginning with the quarter ending March 31, 2014. As of March 31, 2014, the Company was in compliance with all covenants.

        In October 2013, the Company renewed certain insurance policies and entered into a finance agreement totaling approximately $0.8 million. The finance agreement has a fixed interest rate of 1.93% with principal being repaid over 9 months. In October 2012, the Company renewed certain insurance policies and entered into a finance agreement totaling approximately $0.4 million. The finance agreement has a fixed interest rate of 3.48% with principal being repaid over 11 months.

NOTE 8—TRANSACTIONS WITH RELATED PARTIES

        The Company made payments to the Purchaser of the Company for management services and reimbursement of certain expenses. The total amount paid to this related party was approximately $0.5 million and $0.6 million for the three months ended March 31, 2013 and 2014, respectively.

        The Company made payments for contractor services to various related-party vendors, which totaled approximately $17,000 and $16,000 for the three months ended March 31, 2013 and 2014, respectively.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Litigation and Asserted Claims

        The Company is a defendant in various legal proceedings arising in the ordinary course of business. Management believes the outcome of pending litigation and claims will not have a material adverse effect on the Company's consolidated financial condition, operations, or cash flows.

Insurance Arrangements

        In 2013, the Company became self-insured for employee health benefits. Accruals for losses are provided based upon claims experience and actuarial assumptions, including provisions for incurred but not reported losses. As of December 31, 2013 and March 31, 2014, the Company has an accrual of approximately $0.7 million and $0.6 million, respectively, for incurred but not reported claims, which is included in accrued compensation within the Consolidated Balance Sheets.

        The Company is insured for worker's compensation claims up to $1.0 million per accident and per employee with a policy limit of $1.0 million. The Company submits periodic payments to its insurance broker based upon estimated payroll. Worker's compensation expense for the three months ending March 31, 2013 and March 31, 2014 was approximately $8,000 and $0.1 million, respectively. The Company is insured for professional liability claims up to $1.0 million per incident and $3.0 million per facility with an aggregate policy limit of $20.0 million.

Leases

        The Company leases certain medical facilities and equipment under various noncancelable operating leases. In June 2013, the Company entered into a Master Funding and Development Agreement with a real estate investment trust to fund future facilities. The lessor to the Master Funding and Development Agreement will acquire parcels of land, fund the ground-up construction of

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

new freestanding emergency room facilities and lease the facilities to the Company upon completion of construction. Under the terms of the agreement, the lessor is to fund all hard and soft costs, including the project purchase price, closing costs and pursuit costs for the assets relating to the construction of up to twenty-five facilities with a maximum aggregate funding of $100.0 million. Each completed project will be leased for an initial term of 15 years, with three 5-year renewal options. The Company follows the guidance in ASC 840, Leases, and ASC 810, Consolidation, in evaluating the lease as a build-to-suit lease transaction to determine whether the Company would be considered the accounting owner of the facilities during the construction period. In applying the accounting guidance, the Company concluded that the one facility completed in 2013 under this arrangement qualified for capitalization. As of March 31, 2014, the Company has a receivable of approximately $4.1 million from the lessor for costs incurred for facilities currently under development.

        The Company entered into a lease of approximately 40,000 square feet for its corporate headquarters in October 2012. Lease expense associated with this lease was $0.2 million and $0.2 million for the three months ended March 31, 2013 and 2014, respectively.

        Future minimum lease payments required under noncancelable operating leases and future minimum, capital lease payments as of March 31, 2014 are (in thousands):

Years ending December 31,	Capital leases	Operating leases
2014 (9 months)	$331	$7,128
2015	507	9,091
2016	517	7,552
2017	527	5,596
2018	538	4,049
Thereafter	5,952	14,269

Total future minimum lease payments	$8,372	$47,685
Less: Amounts representing interest	(4,304)

Present value of minimum lease payments	4,068
Current portion of capital lease obligations	66

Long-term portion of capital lease payments	$4,002

        Rent expense totaled approximately $0.9 million and $2.0 million for the three months ended March 31, 2013 and 2014, respectively and is included as a component of other operating expenses within the Unaudited Consolidated Statements of Operations.

        In January 2013, the Company entered into a termination agreement with the landlord of the leased facility in Georgetown, Texas. Under the termination agreement, the landlord and the Company mutually released the other from any further obligations under the lease and any liability, cause of action, claim, or loss arising out of or connected with the lease. In accordance with the termination agreement, the Company paid the landlord a lease termination fee of $0.2 million.

Adeptus Health LLC and Subsidiaries

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

NOTE 10—SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental cash flow information and supplemental noncash activities consisted of the following (in thousands):

	March 31, 2013	March 31, 2014
Supplemental cash flow information:
Interest paid	$222	$2,021
Supplemental noncash activities:
Acquisition of property and equipment in accounts payable and accrued expenses	—	$918
Assets acquired through capital lease	—	176
Accrual of owner distributions	—	483

NOTE 11—OWNERS' EQUITY

        The Company recorded compensation expense of $0.1 million and $0.2 million during the three months ended March 31, 2013 and 2014, respectively, related to restricted units with time-based vesting schedules. Compensation expense for the value of the portion of the time-based restricted unit that is ultimately expected to vest is recognized using a straight-line method over the vesting period, adjusted for forfeitures. No compensation expense was recorded during the three months ended March 31, 2013 and 2014 related to restricted units with performance-based vesting criteria. If, and when, the Company determines it is probable that the performance condition will be achieved, compensation expense will be recognized cumulatively in such period. Total unrecognized compensation expense related to performance based restricted units was $0.1 million as of March 31, 2014. No restricted units were granted for the three months ended March 31, 2014.

        As of March 31, 2013 and 2014, the Company had approximately $2.2 million and $1.8 million of total unrecognized compensation expense related to time-based restricted units currently outstanding, to be recognized in future years, ending March 31, as follows (in thousands):

2014	$531
2015	700
2016	461
2017	126

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Adeptus Health Inc.:

        We have audited the accompanying balance sheet of Adeptus Health Inc. (the Company) as of March 14, 2014. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Adeptus Health Inc. as of March 14, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
March 14, 2014

Adeptus Health Inc.

BALANCE SHEETS

	March 14, 2014	March 31, 2014
	(audited)	(unaudited)
ASSETS
Current assets:
Cash	$1	$1

Total assets	$1	$1

STOCKHOLDER'S EQUITY
Stockholder's equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	$1	$1

Total stockholder's equity	$1	$1

The accompanying notes are an integral part of this balance sheet.

Adeptus Health Inc.

NOTES TO BALANCE SHEETS

NOTE 1. FORMATION OF THE COMPANY AND DESCRIPTION OF BUSINESS

        Adeptus Health Inc. (the "Company") was incorporated as a Delaware corporation on March 7, 2014. Pursuant to a reorganization into a holding company structure, the Company will be a holding company and its sole material asset will be a controlling equity interest in Adeptus Health LLC. As the sole managing member of Adeptus Health LLC, the Company will operate and control all of the business and affairs of Adeptus Health LLC and, through Adeptus Health LLC and its subsidiaries, conduct the business now conducted by these subsidiaries.

        Adeptus Health Inc. has not engaged in any business or other activities except in connection with its formation.

        On March 13, 2014, the Company was authorized to issue 100 shares of common stock, $0.01 par value, and had 100 shares outstanding, all of which were owned by Adeptus Health LLC.

NOTE 2. SUBSEQUENT EVENTS

        Subsequent events have been considered through April 22, 2014, the date the balance sheet was issued.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
SCP III AIV THREE-FCER Blocker, Inc.

        We have audited the accompanying financial statements of SCP III AIV THREE-FCER Blocker, Inc. (the Company), which comprise the statements of financial position, including the schedules of investment, as of December 31, 2012 and 2013, and the related statements of operations, changes in stockholder's equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SCP III AIV THREE-FCER Blocker, Inc. at December 31, 2012 and 2013, and the results of its operations, changes in its stockholder's equity, and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Baltimore, MD
March 14, 2014

SCP III AIV THREE-FCER Blocker, Inc.

STATEMENTS OF FINANCIAL POSITION

(In thousands, except share amounts)

	December 31, 2012	December 31, 2013
ASSETS
Investment, at fair value (cost of $25,538 and $27,369 at December 31, 2012 and 2013 respectively)	$35,311	$67,075
Cash and cash equivalents	167	—
Other assets	65	52

Total assets	$35,543	$67,127

LIABILITIES AND STOCKHOLDER'S EQUITY
Deferred tax liability	$3,436	$13,974
Other liabilities	244	78

Total liabilities	3,680	14,052
Commitments and contingencies	—	—
Stockholder's Equity
Common stock, $.01 par value, 100 shares authorized, 100 shares issued and outstanding at December 31, 2012 and 2013	—	—
Additional paid-in capital:
Paid-in capital in excess of par—common stock	25,538	27,369
Retained earnings	6,325	25,706

Total stockholder's equity	31,863	53,075

Total liabilities and stockholder's equity	$35,543	$67,127

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

SCHEDULE OF INVESTMENT

December 31, 2012

(In thousands)

	Location	Cost	Fair Value	Unrealized Appreciation
Healthcare services (111% of Stockholder's equity)
SCP III AIV THREE-FCER, LP	Baltimore, MD
42.49% Partnership Interest		$25,538	$35,311	$9,773

Total investment		$25,538	$35,311	$9,773

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

SCHEDULE OF INVESTMENT

December 31, 2013

(In thousands)

	Location	Cost	Fair Value	Unrealized Appreciation
Healthcare services (126% of Stockholder's equity)
SCP III AIV THREE-FCER, LP	Baltimore, MD
42.49% Partnership Interest		$27,369	$67,075	$39,706

Total investment		$27,369	$67,075	$39,706

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2012	2013
Expenses
Other	1	—

Net investment loss	1	—

Unrealized gains on investment
Change in unrealized appreciation of investment	9,949	29,933

Income before taxes	$9,948	$29,933

Provision for income taxes	(3,520)	(10,552)

Net income	$6,428	$19,381

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

(In thousands)

	Common Stock $.001 Par value	Paid-in Capital In Excess of Par	(Accumulated Deficit) Retained Earnings	Total Stockholder's Equity
Stockholder's Equity at December 31, 2011	$—	$25,495	$(103)	$25,392
Contributed capital	—	43	—	43
Net income	—	—	6,428	6,428

Stockholder's Equity at December 31, 2012	$—	$25,538	$6,325	$31,863
Contributed capital	—	1,831	—	1,831
Net income	—	—	19,381	19,381

Stockholder's Equity at December 31, 2013	$—	$27,369	$25,706	$53,075

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2012	2013
Cash flows from operating activities
Net income	$6,428	$19,381
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Change in unrealized appreciation of investment	(9,949)	(29,933)
Change in deferred taxes	3,520	10,538
Purchases of investment	(43)	(1,831)
Change in other assets	(65)	13
Change in other liabilities	233	(166)

Net cash (used in) provided by operating activities	124	(1,998)

Cash flows from financing activities
Contributions received	43	1,831

Net cash provided by financing activities	43	1,831

Net change in cash and cash equivalents	167	(167)
Cash and cash equivalents at beginning of period	—	167

Cash and cash equivalents at end of period	$167	$—

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS

(Amounts in Thousands)

December 31, 2012 and 2013

1. ORGANIZATION

        SCP III AIV THREE-FCER Blocker, Inc. (the Company), a Delaware corporation, was formed by the General Partner of Sterling Capital Partners III, LP and commenced operations on September 9, 2011 for the purpose of acquiring an indirect ownership interest in First Choice ER, LLC through its ownership interest in SCP III AIV THREE-FCER, LP. The Company will continue indefinitely, unless sooner dissolved by its stockholders or by operation of law. The Company is wholly-owned by SCP III AIV THREE-FCER Conduit, LP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

        The financial statements of the Company are prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (U.S. GAAP). Management has determined that the Company is an investment company for the purposes of financial reporting. U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value. The unrealized gain and/or loss in the fair value of the investment is recognized on a current basis in the statements of operations.

Capital Contributions

        Capital contributions are made to the Company as needed by SCP III AIV THREE-FCER Conduit, LP. At December 31, 2012 and 2013, the Company had received aggregate capital contributions of $25,538 and $27,369, respectively.

Use of Estimates

        The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As explained below, the financial statements include a portfolio investment whose value has been estimated by the Company in the absence of a readily ascertainable market value. Because of the inherent uncertainty of valuation, this estimated value may differ significantly from the value that would have been used had a ready market for the investment existed, and it is reasonably possible that the difference could be material.

Recent Accounting Pronouncements

        In June 2013, the FASB issued Accounting Standards Update (ASU) 2013-08, Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements (ASU 2013-08). ASU 2013-08 provides additional guidance on the criteria used in defining an investment company under US GAAP. It also sets forth certain measurement and disclosure requirements. Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Amounts in Thousands)

December 31, 2012 and 2013

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

basis. The standard also reaffirms that a non-controlling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company. Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees. The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited. The Company does not expect the adoption of this guidance to change the status of the Company as an investment company or have a material impact on the Company's financial statements.

Cash and Cash Equivalents

        Cash and cash equivalents may consist of cash, bank repurchase agreements, or U.S. government money market funds with maturities of three months or less from the date of acquisition.

Investment

        The Company accounts for its investment at fair value in accordance with ASC 820, Fair Value Measurement (ASC 820). ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP, and requires certain disclosures about fair value measurements. This standard clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date.

        This standard establishes a hierarchal disclosure framework, which prioritizes and ranks the level of observability of market prices used in measuring investments at fair value. Observability of market prices used for inputs is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices, or for which fair value can be measured from actively quoted prices, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments measured and reported at fair value are classified and disclosed in one of the following categories.

  •
  Level I—Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date. The type of investments included in Level I include unrestricted securities listed in active markets.

  •
  Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities for which restrictions transfer to a buyer upon sale of the security and certain over-the-counter derivatives.

  •
  Level III—Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Amounts in Thousands)

December 31, 2012 and 2013

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    value require significant management judgment or estimation. Investments that are included in this category generally include investments in private companies like First Choice ER, LLC.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

        The following table summarizes the valuation of the Company's investment by the above fair value hierarchy levels as of December 31, 2012 (in thousands):

	Total	Level I	Level II	Level III
Non-publicly traded investment	$35,311	$—	$—	$35,311

        The following table summarizes the valuation of the Company's investment by the above fair value hierarchy levels as of December 31, 2013 (in thousands):

	Total	Level I	Level II	Level III
Non-publicly traded investment	$67,075	$—	$—	$67,075

        The Company accounts for transfers between hierarchy levels as of the beginning of the period. No transfers occurred during the years ended December 31, 2013 or 2012. The valuation of non-publicly traded investments requires significant judgment by the Company due to the absence of quoted market values, inherent lack of liquidity and the long-term nature of such assets. Investments in non-public entities are valued initially based upon the estimated exit price. The exit price reflects the exit values as evidenced by financing and sales transactions with third parties which the Company believes to be a better indication of fair value.

        In determining the fair value of the Company's portfolio investment that falls within Level III of the fair value hierarch, the Company may utilize the following valuation techniques:

        (1)    Market Approach.    The market approach uses direct comparisons, i.e. publicly-traded comparable companies and both private and public mergers and acquisitions, to other enterprises and their equity securities to estimate the fair value of privately issued securities. The market approach bases the fair value measurement on what other similar enterprises or comparable transactions indicate the value to be. Under this approach, investments by unrelated parties in comparable equity securities of the subject enterprise or transactions in comparable equity securities of comparable enterprises are considered in the valuation. Financial and non-financial metrics may be used in conjunction with the market approach to determine the fair value of the privately issued securities of the portfolio company. In applying a method based on market valuations, the valuation considers any significant value-creating milestone events that differ between the comparables. An example of a difference between public and private enterprises is the lower marketability, in general, of the securities of a private enterprise as compared with those of a public enterprise. In valuing privately issued securities, valuations are generally adjusted for that difference by using a marketability discount, or discount for lack of

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Amounts in Thousands)

December 31, 2012 and 2013

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

marketability. When analyzing public market comparables, a control premium is often used in determining the value of enterprises for which the Company has control over the ability to sell the company.

        (2)    Income Approach.    The income approach simulates how market participants would formulate their decisions to buy or sell securities on the basic assumption that value emanates from expectations of future income and cash flows. The income approach differs from the market approach in that whereas the market approach is based on marketplace prices and assumptions, in many cases the income approach is based on entity-specific assumptions. The method most commonly used in applying the income approach is the discounted cash flow (DCF) method. The DCF method requires estimation of future economic benefits and the application of an appropriate discount rate to equate them to a single present value. The future economic benefits to be discounted are generally a stream of periodic cash flows attributable to the asset being valued.

        In addition, a variety of additional factors are reviewed by management, including, but not limited to, financing and sales transactions with third parties; future expectations of the particular investment; changes in market outlook; the third-party financing environment; developments concerning the company to which such securities relate subsequent to the acquisition of such securities; any financial statements and projections of such company provided to the Company; price/earnings ratios; cash flow multiples; equity/sales ratios; or other appropriate financial measures of publicly-traded companies within the same industry. Valuations are adjusted to account for company-specific issues, the lack of liquidity inherent in a non-public investment and the fact that comparable public companies are not identical to the companies being valued. Specifically, investments in private companies that are valued based on measures of publicly traded companies are discounted for illiquidity. Portfolio investments for which no active public market exists are valued at fair value determined in good faith by the Company and approved by a valuation committee, based on all relevant factors.

        If an active public market exists for a portfolio investment, published market values are used to determine fair value. Restricted investments in publicly held companies where a regulatory or contractual sales restriction would pass to the security owner may be valued at a discount from the market price, depending upon the circumstances of the restriction.

        The following table summarizes quantitative information about the Company's Level III inputs as of December 31, 2012 (in thousands):

Investment	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
Healthcare services	$35,311	Market approach	EBITDA multiple	7.68	x
			Discount to multiples of comparable companies	10%
			Control premium	30%

	$35,311	Total Level III investment

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Amounts in Thousands)

December 31, 2012 and 2013

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table summarizes quantitative information about the Company's Level III inputs as of December 31, 2013 (in thousands):

Investment	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
Healthcare services	$67,075	Market approach	EBITDA multiple	9.15	x
			Discount to multiples of comparable companies	5%
			Control premium	20%

	$67,075	Total Level III investment

        The changes in the Portfolio Investment measured at fair value for which the Company has used Level III inputs to determine fair value are as follows (in thousands):

	2012	2013
Beginning balance at January 1	$25,319	$35,311
Purchases and issuances	43	1,831
Total unrealized gain included in earnings	9,949	29,933

Ending balance at December 31	$35,311	$67,075

Change in unrealized appreciation included in earnings related to investment still held at reporting date	$9,949	$29,933

        Realized gains recorded for Level III Portfolio Investments are reported in net realized gains on portfolio investment, while unrealized gains and losses are reported in change in unrealized appreciation/(depreciation) on portfolio investment in the statement of operations.

Investment Income and Net Realized Gain or Loss on Portfolio Investments

        Investment income which includes interest income from cash, cash equivalents and portfolio investments is recorded when earned or, when income is collectible over an extended period and no reasonable basis exists for estimating collectability, when received.

        Net realized gain or loss on portfolio investments represents the difference between the proceeds received and the average cost of the specific investment sold or otherwise disposed.

Income Taxes

        The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the carrying amount of assets and liabilities used for financial reporting purposes and the amounts used for tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Amounts in Thousands)

December 31, 2012 and 2013

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

3. TAXES

        Income tax expense is comprised of (in thousands):

	Year Ended December 31,
	2012	2013
Current:
Federal	$—	$14
State	—	—

	—	14

Deferred:
Federal	3,520	10,435
State	—	103

	$3,520	$10,538

        The provision for deferred income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate (35%) to pretax income as a result of the following:

	Year Ended December 31,
	2012	2013
Federal tax rate	35.00%	35.00%
State tax rate	0.00%	0.24%
Permanent differences	0.39%	0.00%
Credits and other	-0.01%	0.01%
Valuation allowance	0.00%	0.00%

Total effective rate	35.38%	35.25%

        At December 31, 2012 and 2013, the Company had a deferred tax liability due to unrealized appreciation on the portfolio investment of $3,436, and $13,974, respectively.

        The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related

SCP III AIV THREE-FCER Blocker, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

(Amounts in Thousands)

December 31, 2012 and 2013

3. TAXES (Continued)

tax authority. Based upon review of the Company's tax filings, Management has determined that there are no material unrecognized tax benefits as of December 31, 2013.

        The Company is subject to examination by the Internal Revenue Service and various state tax authorities. The tax years subject to examination by jurisdiction are 2010 through 2013. The Company is not currently under Internal Revenue Service or state audit.

4. FINANCIAL HIGHLIGHTS

        ASC 946 requires disclosure of certain financial highlights by investment companies, including expenses to average net assets, investment income (loss) to average net assets, and internal rate of return.

	Year Ended December 31
	2012	2013
Operating expenses to average net assets	0%	0%

Net investment income (loss) to average net assets	0%	0%

        The internal rate of return (IRR) from inception of the Company was 37.2% through December 31, 2013; 20.9% through December 31, 2012; and (2.4%) through December 31, 2011.

        IRR was computed based on cash inflows, cash outflows and ending stockholder's equity. Because of a variety of methods to calculate IRR, it is important to recognize potential differences between the Company's calculation and any other IRR calculations performed under different methodologies.

5. SUBSEQUENT EVENTS

        The Company evaluated subsequent events through March 14, 2014, representing the date at which the financial statements were available to be issued. Based upon the Company's review, no subsequent events requiring disclosures were identified.

SCP III AIV THREE-FCER Blocker, Inc.

Statements of Financial Position

(in thousands, except share amounts)

	December 31, 2013	March 31, 2014
		(unaudited)
ASSETS
Investment, at fair value (cost of $27,369 at December 31, 2013 and March 31, 2014)	$67,075	$72,708
Cash and cash equivalents	—	—
Other assets	52	41

Total assets	$67,127	$72,749

LIABILITIES AND STOCKHOLDER'S EQUITY
Deferred tax liability	$13,974	$15,890
Other liabilities	78	96

Total liabilities	14,052	15,986
Commitments and contingencies	—	—
Stockholder's Equity
Common stock, $.01 par value, 100 shares authorized, 100 shares issued and outstanding at March 31, 2014 and December 31, 2013	—	—
Additional paid-in capital:
Paid-in capital in excess of par—common stock	27,369	27,369
Retained earnings	25,706	29,394

Total stockholder's equity	53,075	56,763

Total liabilities and stockholder's equity	$67,127	$72,749

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

Schedule of Investment

December 31, 2013

(in thousands)

	Location	Cost	Fair Value	Unrealized Appreciation
Healthcare services (126% of Stockholder's equity)
SCP III AIV THREE-FCER, LP	Baltimore, MD
42.49% Partnership Interest		$27,369	$67,075	$39,706

Total investment		$27,369	$67,075	$39,706

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

Schedule of Investment (unaudited)

March 31, 2014

(in thousands)

	Location	Cost	Fair Value	Unrealized Appreciation
Healthcare services (128% of Stockholder's equity)
SCP III AIV THREE-FCER, LP	Baltimore, MD
42.49% Partnership Interest		$27,369	$72,708	$45,339

Total investment		$27,369	$72,708	$45,339

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

Statements of Operations (unaudited)

(in thousands)

	Three Months Ended March 31
	2013	2014
Expenses
Other	$—	$—

Net investment income (loss)	—	—

Unrealized gains on investment
Change in unrealized appreciation of investment	1,658	5,633

Income before taxes	$1,658	$5,633

Provision for income taxes	(576)	(1,945)

Net income	$1,082	$3,688

See notes to financial statements

SCP III AIV THREE-FCER Blocker, Inc.

Statements of Changes in Stockholder's Equity (unaudited)

(in thousands)

	Common Stock $.001 Par value	Paid-in Capital In Excess of Par	Retained Earnings	Total Stockholder's Equity
Stockholder's Equity at December 31, 2013	$—	$27,369	$25,706	$53,075
Net income	—	—	3,688	3,688

Stockholder's Equity at March 31, 2014	$—	$27,369	$29,394	$56,763

See notes to financial statements.

SCP III AIV THREE-FCER Blocker, Inc.

Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31
	2013	2014
Operating activities
Net income	$1,082	$3,688
Adjustments to reconcile net income to net cash (used in)
operating activities:
Change in unrealized appreciation of investment	(1,658)	(5,633)
Change in deferred taxes	570	1,916
Purchases of investment	(1,831)	—
Change in other assets	6	11
Change in other liabilities	(167)	18

Net cash (used in) operating activities	(1,998)	—

Financing activities
Contributions received	1,831	—

Net cash provided by financing activities	1,831	—

Net change in cash and cash equivalents	(167)	—
Cash and cash equivalents at beginning of period	167	—

Cash and cash equivalents at end of period	$—	$—

See notes to financial statements

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited)

(Amounts in Thousands)

Three Months Ended March 31, 2014

1. Organization

        SCP III AIV THREE-FCER Blocker, Inc. (the Company), a Delaware corporation, was formed by the General Partner of Sterling Capital Partners III, LP and commenced operations on September 9, 2011 for the purpose of acquiring an indirect ownership interest in Adeptus Health through its ownership interest in SCP III AIV THREE-FCER, LP. The Company will continue indefinitely, unless sooner dissolved by its stockholders or by operation of law. The Company is wholly-owned by SCP III AIV THREE-FCER Conduit, LP.

2. Summary of Significant Accounting Policies

Basis of Accounting

        The interim financial statements of the Company are prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (U.S. GAAP). Management has determined that the Company is an investment company for the purposes of financial reporting. U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value. The unrealized gain and/or loss in the fair value of the investment is recognized on a current basis in the statements of operations. In the opinion of management, the interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the Company's financial position, results of operations, changes in stockholder's equity and cash flows. The results of operations for the three month periods ended March 31, 2014 and 2013 are not necessarily indicative of the results for a full year or the results for any future periods. These unaudited financial statements should be read in conjunction with the annual audited financial statements and related footnotes of the Company.

Capital Contributions

        Capital contributions are made to the Company as needed by SCP III AIV THREE-FCER Conduit, LP. At March 31, 2014 and December 31, 2013, the Company had received aggregate capital contributions of $27,369.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As explained below, the financial statements include a portfolio investment whose value has been estimated by the Company in the absence of a readily ascertainable market value. Because of the inherent uncertainty of valuation, this estimated value may differ significantly from the value that would have been used had a ready market for the investment existed, and it is reasonably possible that the difference could be material.

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited) (Continued)

(Amounts in Thousands)

Three Months Ended March 31, 2014

2. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

        In June 2013, the FASB issued Accounting Standards Update (ASU) 2013-08, Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements (ASU 2013-08). ASU 2013-08 provides additional guidance on the criteria used in defining an investment company under US GAAP. It also sets forth certain measurement and disclosure requirements. Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value basis. The standard also reaffirms that a non-controlling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company. Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees. The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited. The Company adopted ASU 2013-08 on January 1, 2014. The adoption of this guidance did not change the status of the Company as an investment company or have a material impact on the Company's financial statements.

Cash and Cash Equivalents

        Cash and cash equivalents may consist of cash, bank repurchase agreements, or U.S. government money market funds with maturities of three months or less from the date of acquisition.

Investment

        The Company accounts for its investment at fair value in accordance with ASC 820, Fair Value Measurement (ASC 820). ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP, and requires certain disclosures about fair value measurements. This standard clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability in an orderly transfer between market participants at the measurement date.

        This standard establishes a hierarchal disclosure framework, which prioritizes and ranks the level of observability of market prices used in measuring investments at fair value. Observability of market prices used for inputs is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices, or for which fair value can be measured from actively quoted prices, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited) (Continued)

(Amounts in Thousands)

Three Months Ended March 31, 2014

2. Summary of Significant Accounting Policies (Continued)

        Investments measured and reported at fair value are classified and disclosed in one of the following categories.

  •
  Level I—Pricing inputs are quoted prices available in active markets for identical investments as of the reporting date. The type of investments included in Level I include unrestricted securities listed in active markets.

  •
  Level II—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments that are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities for which restrictions transfer to a buyer upon sale of the security and certain over-the-counter derivatives.

  •
  Level III—Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments that are included in this category generally include investments in private companies.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

        The following table summarizes the valuation of the Company's investment by the above fair value hierarchy levels as of March 31, 2014 (in thousands):

	Total	Level I	Level II	Level III
Non-publicly traded investment	$72,708	$—	$—	$72,708

        The following table summarizes the valuation of the Company's investment by the above fair value hierarchy levels as of December 31, 2013 (in thousands):

	Total	Level I	Level II	Level III
Non-publicly traded investment	$67,075	$—	$—	$67,075

        The Company accounts for transfers between hierarchy levels as of the beginning of the period. No transfers occurred during the three months ended March 31, 2014. The valuation of non-publicly traded investments requires significant judgment by the Company due to the absence of quoted market values, inherent lack of liquidity and the long-term nature of such assets. Investments in non-public entities are valued initially based upon the estimated exit price. The exit price reflects the exit values as evidenced by financing and sales transactions with third parties which the Company believes to be a better indication of fair value.

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited) (Continued)

(Amounts in Thousands)

Three Months Ended March 31, 2014

2. Summary of Significant Accounting Policies (Continued)

        In determining the fair value of the Company's portfolio investment that falls within Level III of the fair value hierarch, the Company may utilize the following valuation techniques:

        (1)    Market Approach.    The market approach uses direct comparisons, i.e. publicly-traded comparable companies and both private and public mergers and acquisitions, to other enterprises and their equity securities to estimate the fair value of privately issued securities. The market approach bases the fair value measurement on what other similar enterprises or comparable transactions indicate the value to be. Under this approach, investments by unrelated parties in comparable equity securities of the subject enterprise or transactions in comparable equity securities of comparable enterprises are considered in the valuation. Financial and non-financial metrics may be used in conjunction with the market approach to determine the fair value of the privately issued securities of the portfolio company. In applying a method based on market valuations, the valuation considers any significant value-creating milestone events that differ between the comparables. An example of a difference between public and private enterprises is the lower marketability, in general, of the securities of a private enterprise as compared with those of a public enterprise. In valuing privately issued securities, valuations are generally adjusted for that difference by using a marketability discount, or discount for lack of marketability. When analyzing public market comparables, a control premium is often used in determining the value of enterprises for which the Company has control over the ability to sell the company.

        (2)    Income Approach.    The income approach simulates how market participants would formulate their decisions to buy or sell securities on the basic assumption that value emanates from expectations of future income and cash flows. The income approach differs from the market approach in that whereas the market approach is based on marketplace prices and assumptions, in many cases the income approach is based on entity-specific assumptions. The method most commonly used in applying the income approach is the discounted cash flow (DCF) method. The DCF method requires estimation of future economic benefits and the application of an appropriate discount rate to equate them to a single present value. The future economic benefits to be discounted are generally a stream of periodic cash flows attributable to the asset being valued.

        In addition, a variety of additional factors are reviewed by management, including, but not limited to, financing and sales transactions with third parties; future expectations of the particular investment; changes in market outlook; the third-party financing environment; developments concerning the company to which such securities relate subsequent to the acquisition of such securities; any financial statements and projections of such company provided to the Company; price/earnings ratios; cash flow multiples; equity/sales ratios; or other appropriate financial measures of publicly-traded companies within the same industry. Valuations are adjusted to account for company-specific issues, the lack of liquidity inherent in a non-public investment and the fact that comparable public companies are not identical to the companies being valued. Specifically, investments in private companies that are valued based on measures of publicly traded companies are discounted for illiquidity. Portfolio investments for which no active public market exists are valued at fair value determined in good faith by the Company and approved by a valuation committee, based on all relevant factors.

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited) (Continued)

(Amounts in Thousands)

Three Months Ended March 31, 2014

2. Summary of Significant Accounting Policies (Continued)

        If an active public market exists for a portfolio investment, published market values are used to determine fair value. Restricted investments in publicly held companies where a regulatory or contractual sales restriction would pass to the security owner may be valued at a discount from the market price, depending upon the circumstances of the restriction.

        The following table summarizes quantitative information about the Company's Level III inputs as of March 31, 2014 (in thousands):

Investment	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
Healthcare services	$72,708	Market approach	EBITDA multiple	11.5	x
			Discount to multiples of comparable companies	15%
			Control premium	20%

	$72,708	Total Level III investment

        The following table summarizes quantitative information about the Company's Level III inputs as of December 31, 2013 (in thousands):

Investment	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average
Healthcare services	$67,075	Market approach	EBITDA multiple	9.15	x
			Discount to multiples of comparable companies	5%
			Control premium	20%

	$67,075	Total Level III investment

        The changes in the Portfolio Investment measured at fair value for which the Company has used Level III inputs to determine fair value are as follows (in thousands):

	Three Months Ended March 31
	2014	2013
Beginning balance at January 1	$67,075	$35,311
Purchases and issuances	—	1,831
Change in unrealized appreciation	5,633	1,658

Ending balance at March 31	$72,708	$38,800

Change in unrealized appreciation included in earnings related to investment still held at reporting date	$5,633	$1,658

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited) (Continued)

(Amounts in Thousands)

Three Months Ended March 31, 2014

2. Summary of Significant Accounting Policies (Continued)

        Realized gains recorded for Level III Portfolio Investments are reported in net realized gains on portfolio investment, while unrealized gains and losses are reported in change in unrealized appreciation/(depreciation) on portfolio investment in the statements of operations.

Investment Income and Net Realized Gain or Loss on Portfolio Investments

        Investment income which includes interest income from cash, cash equivalents and portfolio investments is recorded when earned or, when income is collectible over an extended period and no reasonable basis exists for estimating collectability, when received.

        Net realized gain or loss on portfolio investments represents the difference between the proceeds received and the average cost of the specific investment sold or otherwise disposed.

Income Taxes

        The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the carrying amount of assets and liabilities used for financial reporting purposes and the amounts used for tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

3. Taxes

        Income tax expense is comprised of (in thousands):

	Three Months Ended March 31
	2014	2013
Current:
Federal	$29	$6
State	—	—

	29	6

Deferred:
Federal	1,943	570
State	(27)	—

	$1,916	$570

        For both the three month periods ending March 31, 2014 and 2013, the provision for income taxes approximated the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate (35%) to pretax income.

SCP III AIV THREE-FCER Blocker, Inc.

Notes to Financial Statements (unaudited) (Continued)

(Amounts in Thousands)

Three Months Ended March 31, 2014

3. Taxes (Continued)

        At March 31, 2014 and December 31, 2013, the Company had a deferred tax liability due to unrealized appreciation on the portfolio investment of $15,890, and $13,974, respectively.

        The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Based upon review of the Company's tax filings, Management has determined that there are no material unrecognized tax benefits as of March 31, 2014.

        The Company is subject to examination by the Internal Revenue Service and various state tax authorities. The tax years subject to examination by jurisdiction are 2010 through 2013. The Company is not currently under Internal Revenue Service or state audit.

4. Financial Highlights

        ASC 946 requires disclosure of certain financial highlights by investment companies, including expenses to average net assets, investment income (loss) to average net assets, and internal rate of return.

	Three Months Ended March 31
	2014	2013
Operating expenses to average net assets	0%	0%

Net investment income (loss) to average net asset	0%	0%

        The internal rate of return (IRR) from inception of the Company was 36.5% through March 31, 2014; 19.6% through March 31, 2013; and 37.2% through December 31, 2013.

        IRR was computed based on cash inflows, cash outflows and ending stockholder's equity. Because of a variety of methods to calculate IRR, it is important to recognize potential differences between the Company's calculation and any other IRR calculations performed under different methodologies.

5. Subsequent Events

        The Company evaluated subsequent events through April 22, 2014, representing the date at which the financial statements were available to be issued. Based upon the Company's review, no subsequent events requiring disclosures were identified.

Adeptus
HEALTH
FIRST CHOICE
EMERGENCY
ROOM
OPEN 24-7
FIRSTCHOICE
EMERGENCY ROOM
OPEN 24-7

            Shares

Adeptus Health Inc.

Class A Common Stock

Deutsche Bank Securities	Goldman, Sachs & Co.

        Through and including                        , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by Adeptus Health Inc. expected to be incurred in connection with the issuance and distribution of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and listing fee.

SEC registration fee		$12,880
FINRA filing fee		15,500
Listing fee			*
Printing fees and expenses			*
Legal fees and expenses			*
Blue sky fees and expenses			*
Registrar and transfer agent fees			*
Accounting fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*
To be completed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation will provide that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to our company or our stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

  •
  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated by-laws will provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

        We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 15.    Recent Sales of Unregistered Securities.

        The registrant was incorporated in March 2014 and issued 100 shares of its common stock to its sole stockholder for an aggregate consideration of $1.00. The securities described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in that sale.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Adeptus Health Inc.

3.2		Amended and Restated By-laws of Adeptus Health Inc.

4.1		Form of Stockholders' Agreement among Adeptus Health Inc. and the other stockholders named therein.

5.1	*	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the Class A common stock.

10.1	*	Form of Tax Receivable Agreement (Exchanges) among Adeptus Health Inc. and the other parties named therein.

10.2	*	Form of Tax Receivable Agreement (Reorganizations) among Adeptus Health Inc. and the other parties named therein.

10.3		Senior Secured Credit Facility, dated as of October 31, 2013, among First Choice ER, LLC, the subsidiaries identified therein, Fifth Street Finance Corp., as Administrative Agent and L/C Arranger, and the other lenders party thereto.

10.4		Master Funding and Development Agreement, dated as of June 11, 2013, among MPT Operating Partnership, L.P. and First Choice ER, LLC. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.5		Advisory Services Agreement, dated as of September 30, 2011, between Sterling Fund Management, LLC and First Choice ER, LLC.

10.6	*	Form of Termination Agreement with respect to the Advisory Services Agreement.

10.7		Form of Registration Rights Agreement.

10.8	*	Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC.

10.9	*	Employment Agreement by and between First Choice ER, LLC and Thomas Hall, dated March 12, 2012.

10.10	*	Employment Agreement by and between First Choice ER, LLC and Timothy Fielding, dated January 16, 2013.

10.11	*	Employment Agreement by and between First Choice ER, LLC and Graham Cherrington, dated May 29, 2012.

10.12	*	Restricted Units Agreement by and between First Choice ER, LLC and Thomas Hall, effective as of March 12, 2012.

10.13	*	Restricted Units Agreement by and between First Choice ER, LLC and Timothy Fielding, effective as of May 28, 2013.

10.14	*	Restricted Units Agreement by and between First Choice ER, LLC and Graham Cherrington, effective as of August 16, 2012.

10.15		Form of Adeptus Health Inc. 2014 Omnibus Incentive Plan.

16.1		Letter regarding change in certifying accountant.

21.1	*	Subsidiaries of the Registrant.

Exhibit No.		Description
23.1		Consent of KPMG LLP (with respect to the financial statements of Adeptus Health LLC).

23.2		Consent of KPMG LLP (with respect to the financial statements of Adeptus Health Inc.).

23.3		Consent of Ernst & Young LLP (with respect to the financial statements of SCP III AIV THREE-FCER Blocker, Inc.).

23.4	*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 to this Registration Statement).

24.1		Powers of Attorney (included in the signature page to this Registration Statement).

*
To be included by amendment.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

            (i)  for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

           (ii)  for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, Texas, on May 21, 2014.

Adeptus Health Inc.
By:	/s/ THOMAS S. HALL
	Name:	Thomas S. Hall
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of Adeptus Health Inc. hereby constitute and appoint Thomas S. Hall, Graham B. Cherrington and Timothy L. Fielding and each of them, any of whom may act without joinder of the other, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on May 21, 2014.

Signature	Capacity

/s/ THOMAS S. HALL Thomas S. Hall	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ TIMOTHY L. FIELDING Timothy L. Fielding	Treasurer and Chief Financial Officer and Director (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.

3.1		Amended and Restated Certificate of Incorporation of Adeptus Health Inc.

3.2		Amended and Restated By-laws of Adeptus Health Inc.

4.1		Form of Stockholders' Agreement among Adeptus Health Inc. and the other stockholders named therein.

5.1	*	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the Class A common stock.

10.1	*	Form of Tax Receivable Agreement (Exchanges) among Adeptus Health Inc. and the other parties named therein.

10.2	*	Form of Tax Receivable Agreement (Reorganizations) among Adeptus Health Inc. and the other parties named therein.

10.3		Senior Secured Credit Facility, dated as of October 31, 2013, among First Choice ER, LLC, the subsidiaries identified therein, Fifth Street Finance Corp., as Administrative Agent and L/C Arranger, and the other lenders party thereto.

10.4		Master Funding and Development Agreement, dated as of June 11, 2013, among MPT Operating Partnership, L.P. and First Choice ER, LLC. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.5		Advisory Services Agreement, dated as of September 30, 2011, between Sterling Fund Management, LLC and First Choice ER, LLC.

10.6	*	Form of Termination Agreement with respect to the Advisory Services Agreement.

10.7		Form of Registration Rights Agreement.

10.8	*	Amended and Restated Limited Liability Company Agreement of Adeptus Health LLC.

10.9	*	Employment Agreement by and between First Choice ER, LLC and Thomas Hall, dated March 12, 2012.

10.10	*	Employment Agreement by and between First Choice ER, LLC and Timothy Fielding, dated January 16, 2013.

10.11	*	Employment Agreement by and between First Choice ER, LLC and Graham Cherrington, dated May 29, 2012.

10.12	*	Restricted Units Agreement by and between First Choice ER, LLC and Thomas Hall, effective as of March 12, 2012.

10.13	*	Restricted Units Agreement by and between First Choice ER, LLC and Timothy Fielding, effective as of May 28, 2013.

10.14	*	Restricted Units Agreement by and between First Choice ER, LLC and Graham Cherrington, effective as of August 16, 2012.

10.15		Form of Adeptus Health Inc. 2014 Omnibus Incentive Plan.

16.1		Letter regarding change in certifying accountant.

21.1	*	Subsidiaries of the Registrant.

23.1		Consent of KPMG LLP (with respect to the financial statements of Adeptus Health LLC).

23.2		Consent of KPMG LLP (with respect to the financial statements of Adeptus Health Inc.).

Exhibit No.		Description
23.3		Consent of Ernst & Young LLP (with respect to the financial statements of SCP III AIV THREE-FCER Blocker, Inc.).

23.4	*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 to this Registration Statement).

24.1		Powers of Attorney (included in the signature page to this Registration Statement).

*
To be included by amendment.